UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Amendment No. 1

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

CFC International, Inc.

(name of registrant as specified in the charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share
Class B Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

4,030,049 shares of Common Stock
512,989 shares of Class B Common Stock
214,741 options to purchase Common Stock with exercise prices less than $16.75

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is based upon the sum of (a) 4,030,049 shares of Common Stock, multiplied by the merger consideration of $16.75 per share ($67,503,320.75), (b) 512,989 shares of Class B Common Stock, multiplied by the merger consideration of $16.75 per share ($8,592,565.75), and (c) 214,741 options to purchase Common Stock with exercise prices less than $16.75, multiplied by the merger consideration of $16.75 per share, less $1,457,359.25 (which is the aggregate of the exercise prices for those options) ($2,139,552.50). The filing fee was determined pursuant to Exchange Act Rule 0-11 by calculating a fee of .000107 of the amount calculated pursuant to the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $78,235,439.00

(5)	Total fee paid: $8,371.19

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

500 State Street, Chicago Heights, Illinois 60411

NOTICE OF ACTION BY WRITTEN CONSENT

AND OF APPRAISAL RIGHTS

                 , 2006

Dear CFC Stockholder:

CFC International, Inc., a Delaware corporation (“CFC”), is writing to you in connection with the Agreement and Plan of Merger, dated as of June 19, 2006, among Illinois Tool Works Inc., a Delaware corporation (“ITW”), GEM Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of ITW (“GEM Acquisition”), and CFC. We refer to the Agreement and Plan of Merger as the merger agreement and to the merger of GEM Acquisition with and into CFC contemplated by the merger agreement as the merger.

Upon the recommendation of a special committee comprised entirely of independent directors, the board of directors of CFC has unanimously approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of CFC. A copy of the merger agreement is attached to the information statement as Annex A.

Pursuant to the merger agreement, upon completion of the merger, each holder of CFC common stock and Class B stock (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive $16.75 per share in cash, without interest. Upon completion of the merger, CFC will become a wholly owned subsidiary of ITW.

In accordance with Delaware law and our organizational documents, the affirmative vote or written consent of the holders of a majority of the outstanding shares of CFC voting common stock is required to adopt the merger agreement. Our Class B stock has no voting rights with respect to the adoption of the merger agreement. On June 19, 2006, holders of approximately 59% of the outstanding voting common stock of CFC adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement by written consent. This action by written consent is sufficient to adopt the merger agreement without the affirmative vote of any other CFC stockholder. Accordingly, your approval is not required and is not being requested. Neither CFC nor ITW is soliciting proxies from CFC stockholders. This notice and the information statement attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the General Corporation Law of the State of Delaware, or DGCL. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under Section 262 of the DGCL, if you did not consent to the adoption of the merger agreement, you may be entitled to appraisal rights in connection with the merger as described in the attached information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of CFC common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger). This notice and the attached information statement shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex F to the information statement.

COMPLETION OF THE MERGER INVOLVES SEVERAL RISKS, AS DESCRIBED IN THE ATTACHED INFORMATION STATEMENT. Please read the information statement carefully and in its entirety.

The board of directors of CFC fixed June 19, 2006 as the record date for determining the stockholders entitled to notice and receipt of the attached information statement. However, under applicable securities regulations, the merger may not be completed until 20 days after the date this information statement was sent or given to CFC stockholders, and therefore, the soonest possible date on which the merger can be completed is                  , 2006.

By order of the Board of Directors,

Dennis W. Lakomy Executive Vice President, Chief Financial Officer, Treasurer and Secretary

500 State Street, Chicago Heights, Illinois 60411

INFORMATION STATEMENT

                 , 2006

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being furnished to the holders of common stock and Class B common stock of CFC International, Inc., a Delaware corporation, which we refer to as CFC, by our board of directors in connection with the Agreement and Plan of Merger, dated as of June 19, 2006, among Illinois Tool Works Inc., a Delaware corporation, which we refer to as ITW, GEM Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of ITW, which we refer to as GEM Acquisition, and CFC. We refer to this agreement as the merger agreement and to the merger of GEM Acquisition with and into CFC contemplated by the merger agreement as the merger.

Upon the recommendation of a special committee comprised entirely of independent directors, the board of directors of CFC has unanimously approved, adopted and declared advisable the merger agreement and the merger and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of CFC. A copy of the merger agreement is attached as Annex A to this information statement.

Pursuant to the merger agreement, upon completion of the merger, each holder of CFC common stock and Class B common stock (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive $16.75 per share in cash, without interest. Upon completion of the merger, CFC will become a wholly owned subsidiary of ITW.

The completion of the merger involves risks, including the existence of several conditions to the obligation of ITW to complete the merger, all of which must be either satisfied or waived prior to the completion of the merger. These conditions are discussed in greater detail in this information statement. We urge you to read the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 41.

In accordance with Delaware law and our organizational documents, the affirmative vote or written consent of the holders of a majority of the outstanding shares of CFC common stock is required to adopt the merger agreement. Our Class B common stock has no voting rights with respect to the adoption of the merger agreement. No preferred stock is outstanding. On June 19, 2006, Roger F. Hruby, RFH Investments, LP, Roger F. Hruby IRA, and the Roger Hruby Trust u/a/d September 17, 1985, which we refer to together as the principal company stockholders, and who together beneficially owned approximately 59% of the shares of CFC common stock as of that date, entered into a principal stockholders’ agreement with ITW and GEM Acquisition, which we call the principal stockholders agreement, pursuant to which, among other things, they agreed to approve the merger and deliver a written consent approving the merger and approving and adopting the merger agreement. A copy of the principal stockholders agreement is attached as Annex B to this information statement.

The principal company stockholders delivered a written consent to CFC on June 19, 2006, in accordance with Section 228 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. A copy of the written consent is attached as Annex D to this information statement. Because the principal company stockholders beneficially own shares of common stock representing greater than a majority of the voting power of the outstanding shares of our capital stock, the action by written consent is sufficient to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement without any further action by any other CFC stockholder. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested. Neither CFC nor ITW is soliciting proxies from CFC stockholders. This information statement and the attached notice shall constitute notice to you of action by written consent contemplated by Section 228(e) of the DGCL.

Under Section 262 of the DGCL, if you did not consent to the adoption of the merger agreement, you may be entitled to appraisal rights in connection with the merger, as described in this information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of CFC common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger). This information statement and the attached notice constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex F to this information statement.

Under applicable securities regulations, the merger may not be completed until 20 calendar days after the date this information statement is sent or given to CFC stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the earliest possible date on which the merger can be completed is                  , 2006.

PLEASE DO NOT SEND IN YOUR CFC STOCK CERTIFICATES AT THIS TIME. If the merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of CFC stock as promptly as practicable after the merger is completed.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has passed upon the adequacy or accuracy of this information statement or determined if this information statement is complete. Any representation to the contrary is a criminal offense.

Please read this information statement carefully and in its entirety, as it contains important information. This information statement is dated                  , 2006 and is first being mailed to CFC stockholders on or about                  , 2006.

Dennis W. Lakomy Executive Vice President, Chief Financial Officer, Treasurer and Secretary

SUMMARY

This summary highlights important information in this information statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire information statement, the annexes attached to this information statement and the other documents to which this information statement refers you for a more complete understanding of the merger, including in particular the copy of the merger agreement and the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we refer to in this information statement as Houlihan Lokey, that are attached to this information statement as Annex A and Annex E, respectively. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Companies (Page 1)

CFC International, Inc.

•	CFC International, Inc. (Nasdaq:CFCI), which we also refer to in this information statement as CFC, we, us or the company, is headquartered in Chicago Heights, Illinois. CFC formulates, manufactures and sells chemically-complex, multi-layered functional coatings, which provide superior performance under a wide range of operating conditions. We apply our proprietary coatings to rolls of plastic film from which our customers transfer the coatings or with which they laminate the coatings to their products for protective, functional, decorative and/or informative purposes.

•	Our principal executive office is located at 500 State Street, Chicago Heights, Illinois 60411, and our telephone number is (708) 891-3456.

Illinois Tool Works Inc.

•	Illinois Tool Works Inc. (NYSE:ITW), which we refer to in this information statement as ITW, is headquartered in Glenview, Illinois. ITW, which reported $12.9 billion in operating revenue for the fiscal year ended December 31, 2005, is a worldwide manufacturer of highly engineered products and specialty systems. A Fortune 200 diversified manufacturing company with more than 90 years of history, ITW’s approximately 700 operations in 48 countries employ nearly 50,000 men and women who are focused on creating value-added products and innovative customer solutions.

•	ITW’s principal executive office is located at 3600 West Lake Avenue, Glenview, Illinois 60026, and its telephone number is (847) 724-7500.

GEM Acquisition Corp.

•	GEM Acquisition Corp., which we refer to in this information statement as GEM Acquisition, is a Delaware corporation organized in connection with the merger and has engaged in no activities other than those incident to its formation and the completion of the merger. GEM Acquisition is a wholly owned subsidiary of ITW. GEM Acquisition’s mailing address is c/o Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60026.

The Merger (Page 2)

Pursuant to the merger agreement, GEM Acquisition will merge with and into CFC with CFC surviving the merger as a wholly owned subsidiary of ITW.

Upon completion of the merger, each issued and outstanding share of our common stock and Class B common stock, which we refer to in this information statement as Class B stock, will automatically be cancelled and will cease to exist and each outstanding share of common stock and Class B stock not owned by CFC, ITW or GEM Acquisition (other than dissenters’ shares) will be converted into the right to receive $16.75 in cash, without interest. If any of our preferred stock is issued and outstanding upon completion of the merger, it will be cancelled without consideration. Shares of common stock and Class B stock owned, if any, by CFC, ITW or GEM Acquisition immediately prior to the merger will be cancelled without consideration.

As a result of the merger, CFC will cease to be an independent, publicly traded company and its shares of common stock will no longer be quoted on The Nasdaq Stock Market.

Merger Consideration (Page 35)

Upon completion of the merger, each share of our common stock and Class B stock issued and outstanding (other than dissenters’ shares) will be converted into the right to receive $16.75 in cash, without interest. As a result of the merger, you will receive a total amount equal to the product obtained by multiplying $16.75 by the number of shares of our common stock or Class B stock that you own upon surrender of your stock certificates. For example, if you own 100 shares of our common stock, you will receive $1,675.00.

Treatment of Company Stock Options (Page 36)

The merger agreement provides that following the effectiveness of the merger, each outstanding option to acquire CFC common stock, whether or not vested or exercisable, will be converted into a right to receive cash equal to the amount by which (i) $16.75 multiplied by each share of stock subject to the option exceeds (ii) the applicable exercise price for such option multiplied by each share of stock subject to the option. Upon such conversion, all options will be cancelled and option holders will receive no additional amounts. As a result, in addition to the merger consideration payable to our common stockholders, at the closing, ITW will pay a total of $2,139,553 to option holders upon the conversion and termination of the outstanding CFC options, based on the options outstanding on June 19, 2006.

Required Approval of the Merger; Principal Company Stockholders; Principal Stockholders Agreement; Written Consent (Page 11)

Under Delaware law and our organizational documents, the adoption of the merger agreement by our stockholders may be effected by written consent of the stockholders holding a majority of the outstanding shares of our capital stock entitled to vote on the merger, voting as a class. Each share of our common stock is entitled to one vote in respect of the adoption of the merger agreement. Our Class B stock has no voting rights with respect to the adoption of the merger agreement. No shares of our voting preferred stock are outstanding. Accordingly, only holders of our common stock will be entitled to consent to the adoption of the merger agreement, to receive notice of the proposed merger and to receive this information statement.

On June 19, 2006, the date the merger agreement was signed, there were 4,030,049 shares of common stock outstanding. As of January 9, 2006, Roger F. Hruby, who is the chairman of CFC, together with his affiliates, RFH Investments, LP, Roger F. Hruby IRA, and the Roger Hruby Trust u/a/d September 17, 1985, whom we refer to as the principal company stockholders, and who together beneficially owned approximately 59% of the shares of our common stock and all of our Class B stock on that date, entered into a principal stockholders’ agreement with ITW and GEM Acquisition, which we refer to as the principal stockholders agreement, in which they agreed, among other things, to take specified actions in furtherance of the merger, including delivering to CFC a written consent approving the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement. On June 19, 2006, a written consent adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement was executed by the principal company stockholders and delivered to CFC. As a result, no further action of our stockholders will be required to adopt the merger agreement or approve the merger, and CFC will not hold a stockholders’ meeting at which stockholders will vote or take other action on the adoption of the merger agreement.

Federal securities laws state that the merger may not be completed until 20 calendar days after the date this information statement is sent or given to CFC stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger will not occur until that time has elapsed. We expect the merger to close on or about                     , 2006, subject to certain government regulatory reviews and approvals. However, there can be no assurance that the merger will close at that time, or at all.

When actions are taken by written consent of less than all of the stockholders entitled to vote (or consent in writing in lieu thereof) on a matter, Section 228(e) of the DGCL requires notice of the action to those stockholders who did not vote (or consent in writing in lieu thereof). This information statement and the attached notice constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

Recommendation of the Special Committee of Our Board of Directors and Approval by the Full Board (Page 12)

After evaluating a variety of business, financial and market factors and consulting with our legal counsel and Lincoln International LLC, our financial advisors, and considering the opinion rendered by Houlihan Lokey, upon the recommendation of a special committee comprised entirely of independent directors, our board of directors unanimously:

•	approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger,

•	determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of CFC, and

•	submitted to the principal company stockholders, for their adoption and approval, the merger agreement and the transactions contemplated thereby, including the merger.

For a discussion of the material factors considered by the special committee and our board of directors in reaching their conclusion, see “The Merger — Reasons for the Merger.”

Background of the Merger (Page 2)

The 2004 – 2005 Auction Process

In June 2004 we engaged Lincoln Partners LLC (now known as Lincoln International LLC) to assist us in identifying potential acquirers and manage the sale process. In October and November 2004, Lincoln International contacted 177 potential acquirers, including both strategic and financial parties, and, in January 2005, certain competitors, and managed an auction process that resulted in our receipt, by February 2005, of ten indications of interest with respect to the purchase of CFC. After management presentations to these parties, preliminary due diligence review and further discussions, three potential acquirers, including Quad-C Management, Inc., which we refer to in this information statement as Quad-C, submitted offers in March 2005. CFC initially pursued a transaction with a party other than Quad-C during May and June 2005. This transaction was abandoned in June 2005. After renewed discussions with Quad-C in July 2005, further due diligence review by Quad-C and negotiations between CFC and Quad-C in the last calendar quarter of 2005, CFC and Quad-C executed a merger agreement on January 9, 2006. That merger agreement provided that the acquisition of CFC by Quad-C was conditioned upon, among other things, Quad-C receiving sufficient debt financing to fund the acquisition.

The Visa Directive and Termination of the Quad-C Merger Agreement

On March 14, 2006, Visa International announced that it had directed its member financial institutions and authorized card manufacturers to cease producing and issuing Visa cards incorporating a certain holographic magnetic stripe that is provided to Visa by American Bank Note Holographic, Inc., which we refer to in this information statement as ABNH. This directive came as a result of a small number of incidents (approximately 2 errors per 1,000,000 reads) in which Visa believes card terminals had been affected by electrostatic discharge from static electricity when using cards incorporating this holographic magnetic stripe. ABNH purchases the holographic magnetic stripe it sells to its customers, including Visa, from CFC.

As a result of the Visa directive, Quad-C’s financing source declined to extend the financing required by Quad-C to complete the merger with CFC. On March 29, 2006 Quad-C notified CFC that the financing condition to the merger agreement could not be satisfied, and the parties terminated the merger agreement on March 30, 2006.

Background of the ITW Merger

In mid-April 2006, ITW contacted CFC and expressed an interest in exploring a possible acquisition of CFC. During the initial meeting, ITW orally indicated it might be willing to pay $16.75 per share, if it decided to proceed with a possible acquisition of CFC. On April 24, 2006, CFC and ITW signed a confidentiality agreement to permit ITW to conduct a due diligence review of CFC and its business. ITW also received a copy of the offering memorandum used in connection with the auction process described above. In May and June 2006, ITW conducted its due diligence review and CFC and ITW negotiated the merger agreement and the other agreements related to the merger. On June 14, 2006, Houlihan Lokey delivered its fairness opinion to the special committee and our full board of directors. On June 19, 2006, the special committee recommended that our full board of directors approve, and our full board approved, the merger agreement, which was executed by CFC, ITW and GEM Acquisition on June 19, 2006.

Fairness Opinion of Houlihan Lokey (Page 15)

We retained Houlihan Lokey to provide a financial fairness opinion to the special committee and our full board of directors in connection with the merger. At the meetings of the special committee and of the full board of directors on June 14, 2006, Houlihan Lokey rendered its oral opinion, subsequently confirmed in writing, that as of June 14, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by our public stockholders pursuant to the merger as described in the merger agreement was fair from a financial point of view to those public stockholders.

The full text of Houlihan Lokey’s written opinion, dated June 14, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering the opinion, is attached as Annex E to this information statement. The summary of Houlihan Lokey’s fairness opinion set forth in this information statement is qualified in its entirety by reference to the full text of the opinion. Stockholders should read the opinion carefully and in its entirety. Houlihan Lokey’s opinion is directed to the board of directors of CFC, addresses only the fairness from a financial point of view of the consideration to be received by the public holders of CFC common stock pursuant to the merger as of the date of the opinion, and does not address any other aspect of the merger.

Interests of Directors and Executive Officers in the Merger (Page 25)

Some of our executive officers and members of our board of directors have interests in the merger that are different from, or in addition to, the interests of CFC and our stockholders generally. The members of the special committee and our board of directors were aware of these interests and considered them at the time they adopted the merger agreement and approved the other transactions contemplated by the merger agreement, including the merger.

These interests include:

•	the cancellation and cash-out of all outstanding options to acquire our common stock, whether or not then vested or exercisable, held by directors and executive officers;

•	the possible continuation of our current executive officers as employees of the surviving corporation;

•	the right to retention incentive payments or success bonus payments triggered by the merger;

•	assurance of severance payments and benefits that may be due to our officers in the event of their termination upon the occurrence of, or following, the merger; and

•	the right to continued indemnification and directors’ and officers’ liability insurance for our directors and officers by the surviving corporation for events occurring prior to the time of the merger.

Appraisal Rights (Page 29)

Under Section 262 of the DGCL, stockholders who do not consent to the adoption of the merger agreement have the right to exercise appraisal rights and to receive payment in cash for the “fair value” of their shares of our common stock determined in accordance with Delaware law, if such rights are properly perfected in accordance with Section 262 of the DGCL. The fair value of shares of our common stock determined in accordance with Delaware law may be more or less than the merger consideration to be paid to stockholders who choose not to exercise their appraisal rights. To preserve their rights, stockholders who wish to exercise appraisal rights must precisely follow specific procedures. These procedures are described in this information statement, and the complete text of Section 262 of the DGCL that grants appraisal rights and governs such procedures is attached as Annex F to this information statement. We encourage you to read Section 262 of the DGCL carefully and in its entirety.

The completion of the merger is subject to the condition that stockholders holding no more than 5% of the outstanding shares of CFC common stock (approximately 201,500 shares) have sought appraisal rights.

Regulatory Approvals Required for the Merger (Page 32)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On June 29, 2006, CFC and ITW each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant authorities is not made, the waiting period will expire at 11:59 p.m. on July 31, 2006. A notification must also be filed with the German Federal Cartel Office, and clearance received before the merger can be consummated. The notification was filed on July 13, 2006.

Under the merger agreement, CFC, ITW and GEM Acquisition have agreed to use their commercially reasonable efforts to obtain all necessary governmental approvals in connection with the execution of the merger agreement and completion of the merger.

The Merger Agreement (Page 35)

The merger agreement provides detailed representations and warranties to ITW and GEM Acquisition about us and our business, covenants relating to the conduct of our business, and consents and approvals required for, and conditions to, the completion of the merger and our ability to consider other takeover proposals. The merger agreement also provides for the automatic conversion of shares of our common stock and Class B stock into the right to receive the $16.75 per share merger consideration at the effective time of the merger and instructions on how to exchange certificates representing shares of our common stock and Class B stock for the merger consideration.

Termination Fee and Expense Reimbursement (Page 45)

If the merger agreement is terminated, under certain circumstances we will be obligated to pay ITW a termination fee of $3 million and to reimburse ITW and GEM Acquisition for all out-of-pocket expenses reasonably incurred in connection with the merger and related transactions, up to a maximum of $1 million.

Payments to be Made by CFC upon the Closing of the Merger (Page 33)

Immediately upon the closing of the merger, CFC, as the surviving corporation, will pay off (i) the long and short term debt of CFC outstanding at the close of the merger (net of cash), to the extent practicable, (ii) certain of CFC’s transaction costs and fees, and (iii) change in control payments to employees and an unaffiliated stockholder. For more detail on the amounts to be paid, see page 32 of this information statement.

Market Price of CFC Common Stock (Page 34)

Our common stock is listed on The Nasdaq Stock Market under the trading symbol “CFCI.” On June 19, 2006, which was the last trading day before we announced we had signed a merger agreement with ITW, our common stock closed at $11.30 per share. On                          , which was the last trading day before the date of this information statement, our common stock closed at $          per share.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (Page 24)

The receipt of the merger consideration for each share of our common stock and our Class B stock pursuant to the merger agreement will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders that is a U.S. holder generally will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between the merger consideration and the adjusted tax basis in that share of common stock or Class B stock, as the case may be, owned by the stockholder. That gain or loss will be a capital gain or loss if the share of common stock or Class B stock, as the case may be, is held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the share of common stock or Class B stock, as the case may be, has been held for more than one year at the time of the completion of the merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement.

Q.	Why did I receive this information statement?

A.	Provisions of Delaware law and applicable securities regulations require us to provide you with information regarding the merger even though your vote or consent is neither required nor requested to adopt the merger agreement or complete the merger.

Q.	Why am I not being asked to vote on the merger?

A.	The merger requires the approval of a majority of the outstanding voting common stock of CFC. Our Class B stock has no voting rights with respect to the adoption of the merger agreement, and no shares of our voting preferred stock are outstanding. This approval was obtained on June 19, 2006, when a written consent was executed by Roger F. Hruby, RFH Investments, LP, Roger F. Hruby IRA, and the Roger Hruby Trust u/a/d September 17, 1985, our principal company stockholders, who together have voting control over approximately 59% of our outstanding common stock on that date, to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.	Should I send in my common stock certificates now?

A.	No. After the completion of the merger, you will be sent detailed instructions for exchanging your common stock certificates for your aggregate merger consideration.

Q.	Where can I find more information about CFC?

A.	We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find More Information.”

Q.	Who can help answer my questions?

A.	If you have questions about the merger after reading this information statement, require assistance or need additional copies of this information statement, please write or call Dennis W. Lakomy, the Executive Vice President and Chief Financial Officer of CFC, at 500 State Street, Chicago Heights, IL 60411, telephone (708) 891-3456.

Q-1

i

ii

THE COMPANIES

CFC International, Inc.

CFC formulates, manufactures and sells chemically-complex, multi-layered functional coatings, which provide superior performance under a wide range of operating conditions. The company applies its proprietary coatings to rolls of plastic film from which its customers transfer the coatings or with which they laminate the coatings to their products for protective, functional, decorative and/or informative purposes. The company produces five primary types of coated products: holographic products such as HoloLam Plus™ (patent applied for) for credit cards, authentication seals used principally to certify and protect the authenticity or brand of proprietary products and documents susceptible to counterfeiting or tampering and eye-catching holographic packaging; printed products such as simulated wood grain patterns for furniture, manufactured homes and home interiors; pharmaceutical pigmented coatings used as heat transfer printing registered with the FDA for pharmaceutical products such as intravenous solution bags and syringes; security products such as magnetic stripes and signature panels for credit cards, intaglio printing for stock, bond and gift certificates, along with printing, and encoding gift cards and a sophisticated fulfillment system to distribute security products; and specialty pigmented and simulated metal coatings used on products such as beverage cases and cosmetics. CFC is a leading supplier in many of the worldwide markets it serves.

We were formed as a Delaware corporation in 1986. The company’s executive offices are located at 500 State Street, Chicago Heights, Illinois 60411. Our telephone number is (708) 891-3456, and our website address is www.cfcintl.com. The information on our website is not incorporated into and is not intended to be a part of this information statement.

Illinois Tool Works Inc.

Illinois Tool Works Inc. (NYSE:ITW), which we refer to in this information statement as ITW, is headquartered in Glenview, Illinois. ITW, which reported $12.9 billion in operating revenue for the fiscal year ended December 31, 2005, is a worldwide manufacturer of highly engineered products and specialty systems. A Fortune 200 diversified manufacturing company with more than 90 years of history, ITW’s approximately 700 operations in 48 countries employ nearly 50,000 men and women who are focused on creating value-added products and innovative customer solutions.

Completion of the merger is not conditioned on ITW’s receipt of financing. ITW’s principal office is located at 3600 West Lake Street, Glenview, Illinois 60026, and its telephone number is (847) 724-7500.

GEM Acquisition Corp.

GEM Acquisition is a Delaware corporation organized in connection with the merger and has engaged in no activities other than those incident to its formation and the completion of the merger. GEM Acquisition is a wholly owned subsidiary of ITW. GEM Acquisition’s mailing address is c/o Illinois Tool Works Inc., 3600 West Lake Street, Glenview, Illinois 60026.

THE MERGER

Background

Board Decision to Pursue a Sale of CFC

Our board of directors and management review CFC’s strategic focus on a continuing basis. Our strategic considerations have included acquiring other companies, internal growth, sales of additional common stock and the sale of CFC. Below is a description of the process that management, our board of directors and CFC engaged in prior to entering into the merger agreement with ITW pursuant to which we will be acquired.

On May 6, 2004, our board of directors met as regularly scheduled. Among the topics discussed were CFC’s future, including possible strategic alternatives and methods for increasing stockholder value.

The Board decided that an analysis of strategic alternatives would be in the best interests of our stockholders as:

•	our common stock has historically had limited trading volume;

•	we have a small stockholder base with fewer than 300 beneficial owners;

•	due to our small public float, no analyst coverage was available;

•	during the year prior to our determination, the trading price of our stock had languished between $5.00 to $7.00 per share, which the board of directors believed did not accurately reflect the company’s value;

•	we did not have any meaningful access to the public capital markets; and

•	the costs of maintaining our status as a public company were substantial, and likely to increase as the requirements of the Sarbanes-Oxley Act of 2002 became applicable to the company.

Our board also reviewed the other companies that might be interested in a transaction with us and the values that might be achievable. The board also reviewed the legal standards applicable to the board’s decision-making process. Following these reviews and further discussion and deliberation, our board concluded that it would be in the best interests of our stockholders to explore strategic alternatives. In order to implement the review of strategic alternatives, our board directed our management to engage an investment banker to act as our financial advisors in connection with a possible strategic transaction, and to commence a formal process to solicit proposals for the acquisition of all the shares of our capital stock.

The 2004-2005 Auction Process

On June 18, 2004, we engaged Lincoln Partners, LLC (now known as Lincoln International, LLC), a boutique investment bank, primarily because of its knowledge of CFC and its experience in representing chemical and engineered products companies in connection with mergers and acquisitions. Lincoln Partners was instructed to identify potential candidates who were interested in acquiring CFC in order to increase stockholder value.

On October 26, 2004, Lincoln Partners began contacting potential acquirers, and approximately 177 potential buyers received a confidential “teaser” letter that did not identify CFC, to determine possible interest in a transaction. By December 1, 2004, 81 parties had executed confidentiality agreements with CFC and received the confidential information memorandum along with a letter requesting an indication of interest by December 10, 2004. Our senior management worked closely with our financial and legal advisors throughout the process.

Three parties submitted indications of interest by December 10, 2004. During the rest of December 2004 and January 2005, Lincoln Partners continued its marketing efforts, and by February 8, 2005, we had received an additional seven indications of interest to acquire CFC, including one from Quad-C.

Three bidders, including Quad-C, submitted offers on or around the original final offer bid deadline of March 16, 2005. The proposals identified enterprise values of $85 million, $90 million and $90.5 million for CFC.

From March 16, 2005 through April 6, 2005, Lincoln Partners had follow-up conversations with each of the bidders to clarify various aspects of their proposals, including price, financing contingencies, due diligence requirements and required timing. Lincoln Partners and management also provided the three bidders with information regarding a new business opportunity relating to holographic security devices embedded in magnetic strips. Lincoln Partners provided interested parties with guidance on valuation based on this additional information. Lincoln Partners requested that each of the three bidders consider the additional information and submit revised proposals. On April 6, 2005, the three bidders submitted revised offers of $98 million, $102 million and $105 million.

From April 6, 2005 through April 22, 2005, Lincoln Partners had further follow-up conversations with each of the bidders to clarify various aspects of their proposals. On April 15, 2005, our board of directors retained Houlihan Lokey to provide a fairness opinion if a bidder and transaction were identified. We sought and obtained fairness opinion engagement proposals from several investment banking firms. We retained Houlihan Lokey on the basis of their expertise in providing fairness opinions generally, their knowledge of the chemical coatings industry in particular and their general business representation. We had no prior relationship with Houlihan Lokey.

The three bidders submitted final offers on or about April 22, 2005, of $102 million, $105.3 million and $107 million and provided similar, though not identical, economic terms for expense reimbursement, break-up fee and dissenters’ rights.

On April 25, 2005, the board authorized Lincoln Partners to continue negotiating with Quad-C as the lead party and authorized our legal advisors to prepare a letter of intent for review and discussion at the board’s regularly scheduled April 29, 2005 meeting.

As instructed by the board, Lincoln Partners continued negotiations with the lead party and communicated to the other two parties that we were attempting to negotiate a letter of intent with Quad-C. When informed by Lincoln Partners that CFC was beginning negotiations with another party on a letter of intent, Audax Management Company, LLC, which we refer to as Audax, indicated its willingness to raise its proposal to an enterprise value of $107.3 million. The third bidder reiterated that its previous proposal was its final offer for CFC.

At the April 29, 2005 meeting held at our principal office with all directors present, Lincoln Partners updated the board on Audax’s revised final offer of $107.3 million. Our board discussed the situation with our management and our advisors, including the conditions and risks associated with the proposals and the provisions relating to expense reimbursement, break-up fees, dissenters’ rights and guaranty of obligations. Lincoln Partners summarized the key terms of the final offers as follows:

•	an enterprise value of $107.3 million from Audax and $107.0 million from Quad-C;

•	expense reimbursement for up to $1 million pre-merger agreement signing and up to $1.75 million post-merger agreement signing for Audax, and a flat reimbursement of $750,000 pre-merger agreement signing and $1.5 million post-merger agreement signing for Quad-C;

•	a $2 million break-up fee for Audax, and a $3.5 million fee for Quad-C; and

•	neither bidder agreed to provide any guaranty of the purchasing parties’ obligations.

Our legal counsel summarized the terms of the letters of intent and reviewed again with the board the legal standards applicable to the board’s decision-making process. Houlihan Lokey delivered orally its fairness opinion with respect to the merger consideration offered by the remaining bidders, and later confirmed its opinion in writing with respect to the Audax offer as of May 2, 2005. The board also reviewed and considered, with our advisors, various other factors, including the ability of our board to terminate the merger agreement if we received an offer with terms superior to the terms of the merger with the buyer.

After updating CFC management and the board on the Audax development, it was determined that both Quad-C and Audax would be given an opportunity to submit a best and final proposal to acquire CFC by May 2, 2005, when the board would then promptly make a final determination on the party to move forward with on a transaction.

At the April 29, 2005 board meeting, our board of directors also discussed the recent trading price performance of our common stock, and the fact that the per share merger consideration offered by the final proposals was significantly below our then recent trading prices.

On May 2, 2005, Audax and Quad-C submitted best and final proposals to acquire CFC. Audax submitted a proposal with an enterprise value of $109.4 million (and a per share equivalent of $19.80, based on our assumptions as to net debt, transaction costs and change in control payments), and agreed to provide a guaranty of the acquiring entity’s obligations under the merger agreement, but also raised its break-up fee to $3 million. Quad-C’s proposal contained an enterprise value of $108.0 million and maintained its $3.5 million break up fee, but it did not provide a guaranty of the acquiring entity’s obligations. Each of the offers was included in a fully negotiated letter of intent, copies of which were made available electronically to the directors prior to their May 2, 2005 meeting.

The Audax Transaction

On May 2, 2005, our board met telephonically, with all directors participating, to consider the letters of intent from Audax and Quad-C. The board considered, among other things, the comparative terms of each letter of intent, the presentations of the board’s advisors, and the factors impacting the Company’s recent stock price. After due deliberations our board unanimously approved the letter of intent with Audax dated as of May 2, 2005.

On May 3, 2005, we announced the signing of the letter of intent with Audax for an enterprise value of $109.4 million, and an expected share price range between $19.50 and $20.00 per share (which was less than the publicly traded price of our common stock at that time). Houlihan Lokey rendered an opinion that this proposed transaction was fair to CFC’s public shareholders from a financial point of view as of May 2, 2005.

Audax continued its due diligence in May and June of 2005 and CFC and Audax and their legal advisors continued negotiations on the merger agreement and related documents. On June 24, 2005, Audax requested a significant price adjustment of $5 million to $12 million below their letter of intent price of $109.4 million based on their due diligence findings. This price reduction request did not incorporate CFC’s subsequent EBITDA shortfall for the remainder of 2005. Our board of directors rejected Audax’s request for a purchase price adjustment.

During the last week in June, 2005, CFC and Lincoln Partners discussed possible options, including continued negotiation of a purchase price adjustment with Audax. Given the recent discussions with Audax, the board believed continuing exclusive negotiations with Audax would not be productive. On June 30, 2005, we terminated the exclusivity agreement and letter of intent with Audax. The board was willing to consider any changes in Audax’s position, but determined that it would be in CFC’s best interests to contact other interested parties as well. Accordingly, the board directed Lincoln Partners to re-contact Quad-C and the other final stage bidder. Priority was placed on Quad-C as it had provided a higher previous final offer than the third bidder.

The Quad-C Transaction

On July 2, 2005, Lincoln Partners contacted Quad-C to inform it of the developments in the transaction between CFC and Audax and invited Quad-C to submit a revised offer. Quad-C expressed its interest in pursuing a transaction and requested a meeting with CFC and Lincoln Partners.

During July 2005, representatives of our management and Lincoln Partners met with Quad-C on two occasions to discuss the transaction process and the diligence issues raised by Audax, to provide an overall update on our business conditions, including lower financial projections for the remainder of 2005, and to further discuss a possible merger at an enterprise value of between $106 million and $107 million, or approximately $19.50 per share to our common stockholders.

Also in July 2005, Lincoln Partners contacted the other last stage bidder who indicated that it was not in a position to exceed its previous final offer or change its position on other material deal issues. At this point in time, the merger price being negotiated with Quad-C was above the other last stage bidder’s previous final offer.

On September 16, 2005, Quad-C orally submitted an offer to acquire CFC for $17.50 per share. During the period from September 17, 2005 to September 23, 2005, Lincoln Partners and our management negotiated with Quad-C for an increased share price.

On September 23, 2005, CFC and Quad-C executed a letter of intent granting Quad-C 60 days of exclusivity with a proposed enterprise value of approximately $96 million, or $18.00 per share (based on our assumptions as to net debt, transaction costs and change of control payments net of taxes).

From September 23, 2005 through December 19, 2005, Quad-C and its legal advisors updated their due diligence of CFC and our business, financial condition and operations. Throughout this period, we experienced softness in our business and start-up issues with a new product line that resulted in us lowering our forecast for the full year 2005. The revised 2005 forecast was approximately 19% lower than the 2005 forecast provided to the final stage bidders in May 2005. Based on this review, in mid-December 2005, Quad-C indicated to Lincoln Partners that it wished to reduce the purchase price payable to our stockholders due to the lower forecast and certain liabilities identified during due diligence.

From December 19, 2005 through January 5, 2006, Lincoln Partners and our management negotiated the purchase price with Quad-C, with the result that CFC and Quad-C on January 5, 2006 agreed on a purchase price based on an enterprise value of approximately $93 million, that would result in a $16.75 per share payment to our stockholders (based on our assumptions as to net debt, transaction costs and change in control payments net of taxes).

From December 19, 2005 through January 5, 2006, CFC, Quad-C and their respective legal counsel continued to negotiate and finalize the terms and conditions of a mutually acceptable merger agreement. Quad-C provided CFC with a copy of a financing commitment letter relating to the transaction on December 22, 2005. As a condition of signing the definitive merger agreement, Quad-C also required that we complete the negotiation and documentation of, and sign, an amendment and extension to the current supply agreement with one of our significant customers. This extension and amendment was signed as of January 4, 2006.

On the afternoon of January 5, 2006, the CFC board met by telephone, together with representatives of Lincoln Partners, our legal advisors and Houlihan Lokey and reviewed the final terms and conditions of the proposed transaction with Quad-C. At the meeting, a representative of Houlihan Lokey presented and summarized Houlihan Lokey’s financial analysis of the proposed merger and discussed that analysis with the directors. Houlihan Lokey then rendered its oral opinion to our board of directors that, as of that date and based upon and subject to the various assumptions and limitations to be set forth in its written opinion, the $16.75 per share merger consideration to be received by our public stockholders in the proposed merger was fair from a financial point of view to such stockholders.

On January 9, 2006, the CFC board of directors reconvened by telephone together with representatives of Lincoln Partners, Houlihan Lokey and our legal advisors. Houlihan Lokey presented and summarized its financial analysis to our board, and following a discussion with the board, Houlihan Lokey delivered orally its fairness opinion with respect to the merger consideration offered by Quad-C in the merger agreement and later confirmed in its written opinion dated as of January 9, 2006.

After further discussion and due deliberation, our board unanimously:

•	approved, adopted and declared advisable the Quad-C merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	determined that the merger and the other transactions contemplated by the Quad-C merger agreement were in the best interests of our stockholders; and

•	recommended that our stockholders adopt and approve the Quad-C merger agreement and approve the merger and the other transactions contemplated thereby.

The Quad-C merger agreement and a principal stockholders agreement were signed on the afternoon of January 9, 2006, and following the close of trading on the Nasdaq market that same day, CFC and Quad-C issued a joint press release announcing the signing of the merger agreement.

The Visa Directive and Termination of the Quad-C Merger Agreement

On March 14, 2006, Visa International announced that it had directed its member financial institutions and authorized card manufacturers to cease producing and issuing Visa cards incorporating a certain holographic magnetic stripe that is provided to Visa by American Bank Note Holographic, Inc., which we refer to in this information statement as ABNH. This directive came as a result of a small number of incidents (approximately 2 errors per 1,000,000 reads) in which Visa believes card terminals had been affected by electrostatic discharge from static electricity when using cards incorporating this holographic magnetic stripe. ABNH purchases the holographic magnetic stripe its sells to its customers, including Visa, from CFC.

As a result of the Visa directive, Quad-C’s financing source declined to extend the financing required by Quad-C to complete its merger with CFC. On March 29, 2006 Quad-C notified CFC that the financing condition to the merger agreement could not be satisfied, and the parties terminated the merger agreement on March 30, 2006. In connection with the termination of the Quad-C merger agreement, the parties executed a mutual release of claims and agreed to pay their own expenses incurred with respect to the transaction. Neither party paid any termination fees or expense reimbursement in connection with the termination.

Background of the ITW Merger

ITW was initially contacted by Lincoln Partners in 2004, but did not express an interest in acquiring CFC and did not sign a confidentiality agreement or receive an offering memorandum at that time. In mid-April 2006, after we had announced the termination of the merger agreement with Quad-C, ITW contacted CFC and expressed an interest in exploring a possible acquisition of CFC. During the initial meeting, ITW orally indicated that it might be willing to pay $16.75 per share, if it decided to proceed with a possible acquisition of CFC. On April 24, 2006, CFC and ITW signed a confidentiality agreement to permit ITW to conduct a due diligence review of CFC and its business. ITW also received a copy of the offering memorandum used in connection with the auction process described above.

On May 8, 2006, representatives of Lincoln Partners (now known as Lincoln International, LLC and referred to as Lincoln International in the following discussion) met with CFC senior management and ITW representatives to begin business due diligence. CFC delivered a management presentation concerning CFC’s business, and also delivered to ITW responses to ITW’s initial due diligence questions. On May 9, 2006, ITW delivered to us a letter expressing ITW’s interest in exploring a possible acquisition of CFC. CFC responded by sending ITW a spreadsheet detailing CFC’s enterprise value.

ITW sent us a revised letter of interest on May 12, 2006. In this letter, ITW stated that it would consider offering $16.75 in cash per outstanding share of CFC’s common stock (representing an enterprise value of CFC of approximately $94 million), that it would fund the potential acquisition through use of its own funds and that the proposal was not subject to any financing contingency. ITW’s willingness to enter into a definitive agreement was conditioned upon (1) CFC’s and ITW management’s willingness to pursue the transaction, (2) the satisfactory completion of ITW’s due diligence investigation and (3) the negotiation and execution of mutually satisfactory definitive agreements relating to the transaction.

Following our 2006 annual meeting of stockholders on May 15, 2006, our board of directors met with a representative of Bell, Boyd & Lloyd LLC, the law firm we engaged with respect to the proposed ITW transaction. A Bell Boyd representative explained the transaction process and the need for a fairness opinion from an independent financial advisor. Our board of directors then appointed a special committee, consisting of independent directors Richard Pierce (chairman), Robert Covalt and David Wesselink, to consider and analyze the proposed ITW transaction and any alternative transaction.

From May 29 through June 2, 2006, ITW’s internal auditors performed financial due diligence at our locations in the United States and Germany.

On June 2, 2006, a Bell Boyd representative contacted Houlihan Lokey to alert them to the potential need for another fairness opinion. Later that day, Mayer, Brown, Rowe & Maw LLP, ITW’s outside counsel on the CFC transaction, circulated a draft merger agreement to representatives of our senior management, Bell Boyd, Lincoln International and Houlihan Lokey. The draft merger agreement was also circulated to our board of directors.

Bell Boyd summarized key issues and addressed questions from our senior management and Lincoln International in a conference call held on June 5, 2006. Later that day, Bell Boyd and Lincoln International discussed with ITW’s general counsel and Mayer Brown key issues related to the potential transaction, including the structure of the transaction, the ability of our board of directors to pursue another transaction if required by their fiduciary duties to our stockholders and the level of termination fees and expense reimbursement payable by CFC to ITW if the merger agreement was terminated under certain circumstances.

On June 6, 2006, representatives of Bell Boyd discussed with our senior management issues related to the proposed representations and warranties regarding CFC and its business contained in the draft merger agreement, and discussed updates to issues identified in the disclosure letter prepared in connection with the Quad-C transaction.

Later in the day on June 6, 2006, Bell Boyd circulated a revised draft merger agreement, showing proposed changes. From June 6 through June 8, 2006, Bell Boyd, ITW’s general counsel and Mayer Brown participated in discussions relating to the transactions, including detailed discussions of the terms and conditions of the merger agreement, and extensive discussions of our board’s fiduciary obligations and related provisions.

Mayer Brown circulated a revised draft of the merger agreement, reflecting changes resulting from the discussions between the parties and their respective legal counsel, as well as a first draft of the principal stockholders agreement, to our senior management team and Bell Boyd on June 9, 2006. Both documents were also provided to our board of directors, Lincoln International and Houlihan Lokey on the same day. Bell Boyd also distributed to Mayer Brown and ITW’s general counsel a draft of the company disclosure letter.

On June 11, 2006, our board of directors held a telephonic meeting to discuss the key issues, terms and conditions of the merger agreement and the principal stockholders agreement. Representatives of Lincoln International, Houlihan Lokey and Bell Boyd participated in the meeting. A Bell Boyd representative responded to questions from our board of directors and outlined the expected timetable of events for the proposed transaction. Houlihan Lokey updated our board on its progress in conducting its analysis with respect to the ITW transaction.

At the June 11, 2006 telephonic board meeting, Lincoln International counseled the board that, in its opinion, approaching other potentially interested parties, including Quad-C, at this time was not advisable. A

Lincoln International representative explained that the Visa directive had rendered Quad-C unable to satisfy the financing condition and that our financial results since the termination of the Quad-C transaction had underperformed expectations. As a result, Lincoln International explained that it believed Quad-C’s interest in becoming an active bidder for CFC at this point would be considerably less than it was in early 2006. Lincoln International also stated that it had received no serious indications of interest in CFC from any party since the Quad-C termination announcement. It was also noted that ITW had proposed an acquisition at the same price as the terminated Quad-C transaction, and that various terms reflected in the Quad-C merger agreement, including the financing contingency, the conditions under which our board of directors could terminate the merger agreement in response to a superior proposal, termination fee, expense reimbursement and indemnification obligations, were not as favorable to CFC and its stockholders as the terms and conditions of the draft merger agreement with ITW. Based on these considerations, our board of directors then concluded that it was in the best interests of CFC and our stockholders to proceed with ITW without contacting Quad-C. A meeting of the special committee was scheduled for June 14, 2006.

On June 12, 2006, Bell Boyd distributed a revised draft of the merger agreement. On June 12 through June 14, 2006, Bell Boyd, Mayer Brown and ITW’s general counsel engaged in multiple conference calls during which they discussed the terms of the merger agreement and the remaining legal issues, including:

•	ITW’s proposal to limit, to a period of 30 days following execution of the merger agreement, our ability to terminate the merger agreement in response to a superior proposal from another party; and

•	our ability, in the absence of a superior proposal, to terminate the merger agreement if our board of directors has withdrawn its approval of the merger agreement in order to comply with its fiduciary obligations to our stockholders.

ITW also indicated that it was following up on financial, environmental and other due diligence matters.

The special committee of our board of directors and the full board convened meetings on June 14, 2006, at the offices of Bell Boyd, to discuss the transaction with ITW. Representatives of Lincoln International, Houlihan Lokey and Bell Boyd were present at the meeting. A Bell Boyd representative provided an update on discussions with ITW, explained the remaining legal issues, and identified the open items to be resolved before the parties would be ready to execute the merger agreement and the other related agreements. Bell Boyd then explained the fiduciary duties of the committee and the full board with respect to the proposed transaction, and described how various features of the merger agreement with ITW represented improvements over the agreement with Quad-C. The special committee members questioned the Bell Boyd representatives regarding specific terms of the ITW merger agreement. Bell Boyd advised the special committee that, with respect to the two items described in the bullet points above, further negotiations would not change ITW’s positions that CFC’s ability to terminate the merger agreement in response to a superior proposal should be limited to a period of 30 days following its execution and that CFC should not have the ability to terminate the merger agreement following a withdrawal of approval by the CFC board of directors in the absence of a superior proposal from another party. Lincoln International then explained that it had not received any serious indication of interest in CFC from any other party since the termination of the Quad-C transaction. Lincoln International then advised our special committee that, in Lincoln International’s judgment, it would be prudent to move forward with ITW’s cash offer of $16.75 per share of our common stock and Class B stock.

The special committee then determined that it would be prudent and in the best interests of our stockholders, taken as a whole, to proceed with the proposed transaction with ITW without recontacting any of the bidders involved in the auction process previously conducted by Lincoln International and our senior management, with respect to efforts to sell our company, including without limitation Quad-C, and to accept ITW’s positions on the issues described in the two bullet points above, for the following reasons:

•	given the extensive auction process previously conducted, and the broad public knowledge of our efforts to be acquired, the special committee determined that further inquiries would be unlikely to identify or attract additional bidders with the financial capacity or interest to effectuate an acquisition of CFC;

•	the omission of any financing condition in the proposed merger agreement with ITW, as opposed to the financing condition to consummation of the abandoned transaction with Quad-C;

•	the fact that Quad-C terminated its previous agreement to acquire CFC, which provided the same per share merger consideration offered by the ITW merger agreement because of its inability to obtain financing;

•	other key terms and provisions of the ITW merger agreement, including the termination fee and expense reimbursement amounts payable upon certain events of termination of the ITW merger agreement and our board of directors’ enhanced ability to withdraw its approval of the ITW merger if required by its fiduciary duties to our stockholders, are more favorable to our company and stockholders than those contained in the definitive agreement executed with Quad-C;

•	the risk that ITW would terminate discussions and negotiations with us in the event that our contact with Quad-C or another bidder resulted in a competing proposal containing a financing contingency; and

•	the risk that contact with Quad-C or another bidder could slow the pace and momentum of the proposed transaction with ITW, and the increased exposure to stock market and operational risks that would be likely to result.

The full board then discussed with its advisors various factors that the board believed affected the fundamental value of our company, including:

•	the March 2006 Visa directive, including the fact that although CFC and ABNH have developed a second generation of the holographic magnetic stripe that they believe will address the electrostatic discharge problem, the second generation product has not yet been submitted to Visa for review and approval;

•	the financial impact on CFC of the Visa directive, including;

•	the fact that sales of the subject holographic magnetic stripe product to ABNH in fiscal year 2005 were $4,261,611, representing approximately 5% of the Company’s net sales in fiscal 2005;

•	the write-off of accounts receivable of approximately $350,000, and the write-down of inventory of approximately $540,000 relating to the Visa directive;

•	the April 2006 decision, in view of the loss of the Visa business, to execute a plan to reduce our worldwide workforce by approximately 5%; and

•	the inability of Quad-C’s financing source to address its concerns resulting from the Visa directive, and the consequent termination of the Quad-C transaction;

•	other changes to our business and financial results since the termination of the Quad-C transaction;

•	the recent performance of our stock price, including the decline since the announcement of the termination of the Quad-C transaction;

•	the lack of serious interest in acquiring CFC from any other parties since the termination of the Quad-C transaction; and

•	the substantial premium over the recent price of our common stock reflected in ITW’s offer price of $16.75 per share.

Representatives of Houlihan Lokey presented and summarized its financial analysis of the proposed merger and discussed that analysis with the directors. Houlihan Lokey then rendered to the board its oral opinion, subsequently confirmed in writing, that as of June 14, 2006, and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by our public stockholders in the merger was fair, from a financial point of view, to those stockholders.

Bell Boyd then recommended that final special committee and full board consideration of the merger agreement with ITW be postponed until all due diligence issues were resolved and also summarized the resolutions that the special committee and our full board would be asked to approve, assuming a final agreement was able to be reached with ITW.

The board then authorized CFC’s negotiators to accept ITW’s positions that CFC’s ability to terminate the merger agreement in response to a superior proposal should be limited to a period of 30 days following its execution and that CFC should not have the ability to terminate the merger agreement following a withdrawal of approval by the CFC board of directors in the absence of a superior proposal from another party.

On June 15, 2006, Mayer Brown and Bell Boyd discussed various due diligence items and transaction issues.

Our board of directors conducted a telephonic meeting on June 16, 2006 to discuss the status of the proposed transaction. At this meeting, Bell Boyd provided an update on the open due diligence items, reported that the basic terms of the merger agreement and other transaction documents had been resolved with Mayer Brown and ITW, and outlined a tentative schedule for signing the merger agreement and announcing the transaction, assuming the due diligence issues could be finalized in a timely fashion. Later in the day on June 16, 2006, representatives of Bell Boyd and Mayer Brown and ITW’s general counsel discussed various due diligence matters and the schedule for resolving all remaining open issues and executing the merger agreement.

On June 18, 2006, our board of directors held a telephonic meeting to discuss the status of the proposed transaction. Bell Boyd explained that each of the transaction agreements was substantially completed, and summarized ITW’s remaining due diligence issues. Also on June 18, 2006, Bell Boyd conducted a conference call with Mayer Brown and ITW’s general counsel regarding the remaining due diligence items.

On June 19, 2006, representatives of our and ITW’s senior management, and the respective legal teams conducted a series of conference calls to address the remaining due diligence items. At the conclusion of these calls, and after reviewing additional materials, ITW informed our senior management that it was ready to proceed with execution of the transaction documents.

The special committee conducted a telephonic meeting later in the day on June 19, 2006. During this meeting, Bell Boyd explained the minor changes that had been made to the merger agreement since the last special committee meeting. Specifically, Bell Boyd explained that, as discussed at the June 14, 2006 special committee and board meetings, the merger agreement now reflected language providing that CFC’s ability to terminate the merger agreement in response to a superior proposal was limited to a period of 30 days following its execution and that CFC did not have the ability to terminate the merger agreement following a withdrawal of approval by the CFC board of directors in the absence of a superior proposal from another party. In addition, the current version of the merger agreement contained several other differences from the June 12, 2006 draft reviewed by CFC’s directors and their advisors that were not material, including the elimination of the “material adverse effect” qualification in three of CFC’s representations and warranties and the addition of the requirement that CFC provide ITW with prompt notice of alleged environmental violations.

After discussion of the terms of the transaction and its impact on our stockholders, the special committee unanimously recommended to our board of directors that it adopt and approve the merger agreement, approve the merger and submit to the principal company stockholders for their approval the merger agreement and the merger.

Immediately following the special committee meeting on June 19, 2006, our full board of directors conducted a telephonic meeting. At this meeting, our board discussed the proposed merger with ITW and the other transactions contemplated by the merger agreement. After deliberation, our full board of directors unanimously approved the recommendations of the special committee in all respects, and resolved to proceed with the ITW merger, adopted and approved the merger agreement, approved the merger, and submitted to the principal company stockholders for their approval the merger agreement and the merger. Our board also passed resolutions effecting the following, among other things,

•	exempting the merger with ITW from the provisions of section 203 of the Delaware General Corporation Law,

•	authorizing our officers and legal counsel to file with the SEC and mail to our stockholders this information statement,

•	authorizing our officers and legal counsel to make the required filings under the HSR Act, and any similar foreign filings, and

•	providing for the cancellation, at the effective time of the merger, of each stock option granted under our stock option plans, in exchange for a cash payment per share equal to the excess, if any, of $16.75 per share of our common stock subject to such option over the exercise price per share of such option.

Later in the day on June 19, 2006, CFC and ITW executed the merger agreement, and the principal company stockholders executed the principal stockholders agreement and the written consent approving the merger agreement. Dennis W. Lakomy, a CFC director and our chief financial officer, also signed an agreement not to transfer, prior to consummation of the merger or termination of the merger agreement, his shares of our common stock, with respect to which he had previously granted an irrevocable proxy to Roger F. Hruby, our chairman. The press release announcing the execution of the merger agreement was distributed to the Nasdaq stock market prior to the commencement of trading on June 20, 2006, and we subsequently issued the press release.

Pursuant to the terms of an engagement letter, we have agreed to pay Lincoln International customary fees and expenses of approximately $1,122,000 in connection with the merger, a substantial portion of which is contingent upon the completion of the merger. In addition, we have agreed to indemnify Lincoln International and their affiliates, their respective directors, officers, agents and employees and each person, if any, controlling them or any of their affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of their engagement.

Required Approval of the Merger; Principal Stockholders Agreement; Written Consent

Under Section 251 of the DGCL, the approval of our board of directors and the affirmative vote (or written consent in lieu thereof) of a majority of the voting power of the outstanding shares of capital stock entitled to vote on the merger are required to adopt the merger agreement. Each share of our common stock is entitled to one vote in respect of the adoption of the merger agreement. Our Class B stock has no voting rights with respect to the adoption of the merger agreement. No shares of our voting preferred stock were outstanding on June 19, 2006. Accordingly, only holders of our common stock are entitled to consent to the adoption of the merger agreement, to receive notice of the proposed merger and to receive this information statement.

On June 19, 2006, the date the merger agreement was signed by ITW, CFC and GEM Acquisition, there were 4,030,049 shares of common stock outstanding. On June 19, 2006, the principal company stockholders, which, together, beneficially owned as of that date approximately 59% of the outstanding shares of common stock, entered into the principal stockholders agreement with ITW and GEM Acquisition pursuant to which the stockholders agreed, among other things, to take specified actions in furtherance of the merger, including executing and delivering to CFC a written consent in accordance with Section 228 of the DGCL adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. On June 19, 2006, the principal company stockholders executed and delivered to CFC such written consent adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. Because the principal company stockholders beneficially own more than a majority of the outstanding shares of our common stock, this action by written consent is sufficient to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement without any further action by any other CFC stockholder. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested.

Federal securities laws state that the merger may not be completed until 20 calendar days after the date this information statement is sent or given to CFC stockholders. Therefore, notwithstanding the execution and delivery of the written consent by the principal company stockholders, the merger will not occur until that time has elapsed. We expect the merger to close on or about                  , 2006, subject to certain government regulatory reviews and approvals. However, there can be no assurance that the merger will close at that time, or at all.

Recommendation of the Special Committee of Our Board of Directors and Approval by the Full Board

On June 19, 2006, after evaluating a variety of business, financial and market factors, consulting with our legal advisors and Lincoln International, receiving the fairness opinion of Houlihan Lokey and after due discussion and due consideration, a special committee comprised entirely of independent directors recommended to the full board, and our board of directors unanimously:

•	approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger,

•	determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of CFC, and

•	submitted to the principal company stockholders, for their adoption and approval, the merger agreement and the transactions contemplated thereby, including the merger.

Reasons for the Merger

The following describes material reasons, factors and information taken into account by our board of directors in deciding to approve the merger agreement and the transactions contemplated thereby and to submit to the principal company stockholders, for their approval and adoption, the merger agreement.

The extensive and thorough process that we conducted with Lincoln Partners, which included the following:

•	Lincoln Partners and we contacted approximately 177 companies, financial and strategic, that Lincoln Partners and we considered to be the most likely potential acquirors of our company;

•	of all these parties, 81 requested, and received, non-public information after executing non-disclosure agreements with us for the purpose of exploring a possible strategic transaction with us;

•	of the 81 parties that received this additional information, ten continued to express interest as of February 2005;

•	of these ten parties, three elected to pursue further discussions, and we provided to each of them access to our management and our data room for conducting additional due diligence and distributed bid instructions to each of them;

•	all three of these parties, including Quad-C, submitted and negotiated bids during the initial phase of the auction process in March and April of 2005;

•	following termination of the May 2, 2005 letter of intent with Audax, the high bidder in the initial phase of the auction process, Lincoln Partners was able to obtain new bids from Quad-C and the third bidder, and following negotiations with Quad-C in August and September of 2005, the board of directors agreed to enter into a letter of intent with Quad-C on September 23, 2005;

•	the negotiation and execution, on January 9, 2006, of a definitive merger agreement with Quad-C; and

•	following termination of the Quad-C merger agreement, ITW approached us regarding a potential transaction, and after executing a confidentiality agreement with ITW, we proceeded to provide ITW with due diligence information and to negotiate definitive transaction agreements with ITW.

The financial terms of the ITW offer with respect to our stockholders, including the following:

•

the $16.75 per share in cash to be received by our stockholders represents a premium over the recent price of our common stock, and a premium to the indicated enterprise value of CFC of $71.7 million to

$77.4 million from the market multiple methodology employed by Houlihan Lokey. (See “The Merger — Opinion of Houlihan Lokey,” below);

•	the fact that ITW’s offer will be paid in cash, providing immediate value and liquidity to our stockholders;

•	the fact that ITW’s offer is not subject to any financing contingency;

•	the financial analysis reviewed by Houlihan Lokey at our special committee and board meetings on June 14, 2006 and Houlihan Lokey’s opinion that, as of June 14, 2006 and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be received by our public stockholders in the merger was fair, from a financial point of view, to those stockholders;

•	the merger consideration is fixed, and our stockholders will not be affected by any decline in results in operations or prospects of CFC following the date the merger agreement was executed;

•	a comparison of the terms and conditions of the proposed merger agreement with ITW and the terms and conditions provided in the definitive agreement with Quad-C, and the risks and uncertainties associated with pursuing other alternatives; and

•	management’s view that it is unlikely that any other party would propose to enter into a transaction more favorable to CFC and its stockholders, given that CFC has not received any unsolicited acquisition proposal or meaningful inquiry since March 2006 when it was initially publicly disclosed through the filing of the agreement terminating the Quad-C merger agreement that CFC was still considering a sale.

The increasing challenges faced by us as an independent company pursuing organic growth and/or growth through acquisitions of other companies, including:

•	the risk that members of our management team and key employees would terminate their employment with us and seek alternative employment with companies with higher growth rates and better potential financial returns, employment terms and career opportunities; and

•	the significant ongoing and increasing costs, distractions, disadvantages and risks of remaining a public company significantly outweighed any potential perceived benefits, particularly in view of the increased regulatory, corporate governance, accounting and public disclosure requirements precipitated by the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission Public Company Accounting Oversight Board and Nasdaq requirements. In this regard, our board considered that we spent about $400,000 last year on public company-related costs.

The terms of the merger agreement, including:

•	the right of our board of directors under certain circumstances described below and in the merger agreement, in connection with the discharge of its fiduciary duties to our stockholders, to consider unsolicited acquisition proposals, to withdraw or modify its approval of the merger and to terminate the merger agreement should we receive an unsolicited proposal that our board of directors determines to be a superior offer;

•	the omission of any financing contingency to ITW’s offer;

•	the right of our board of directors (upon the recommendation of the special committee) to withdraw or modify its approval of the merger if the board otherwise determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to our stockholders;

•	the other conditions to ITW’s obligations to complete the merger, in particular, the likelihood of obtaining the necessary regulatory approvals and the likelihood that the merger would be completed; and

•	the financial and other terms and conditions of the merger agreement as reviewed by our board of directors and the fact that they were the product of arm’s-length negotiations between the parties.

The special committee and our full board of directors considered the reasons, factors and information described above in reaching their determinations and believed such reasons, factors and information were positive and supported the proposed merger. In addition, the special committee and our full board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit them to represent the interests of our stockholders effectively. These procedural safeguards include the following:

•	the fact that the entire membership of the special committee are independent directors under the rules of The Nasdaq Stock Market;

•	the fact that we are permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to accept a superior proposal upon payment of a $3 million termination fee, with expense reimbursement of up to $1 million;

•	the fact that appraisal rights are available to holders of our common stock and Class B stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “The Merger — Appraisal Rights” and Annex F); and

•	the fact that the opinion of Houlihan Lokey addresses the fairness, from a financial point of view, of the consideration to be received by our public stockholders.

In the course of their deliberations, the special committee and our full board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that our stockholders will not participate in any potential future growth of CFC;

•	the impact of the announcement and pendency of the merger, including the impact of the merger on our employees, customers, and our relationships with other third parties and the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with ITW, which could impair our prospects as an independent company if the merger is not consummated;

•	the risks that the transaction might not be consummated in the event that we or ITW are unable to satisfy one or more of the closing conditions;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to ITW a termination fee of $3 million, with expense reimbursement of up to $1 million, if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger; and

•	the fact that the gain realized by our stockholders as a result of the merger generally will be taxable to our stockholders for U.S. federal income tax purposes.

The special committee and our full board of directors considered these risks and other potentially negative factors in reaching its recommendations and determinations, but believed such risks and other potentially negative factors were substantially outweighed by the reasons, factors and information that were positive and supported the proposed merger.

In addition, the special committee and our full board of directors also considered Roger F. Hruby’s positions with CFC, including his beneficial ownership of approximately 59% of the voting securities of CFC and his attendant ability to block any merger or sale of CFC unless the terms of such sale were acceptable to him. Roger F. Hruby participated in the negotiation of the merger as Chairman of the Board of Directors, participated in all board meetings relating to the merger and approved the merger in his capacity as a director of the company, and in his capacity as the beneficial owner of approximately 59% of our outstanding common stock, he voted to approve the merger and agreed to deliver a written consent approving the merger and enter into a principal stockholders agreement with respect to the merger.

Our legal and financial advisors provided the special committee and our full board of directors with information regarding our historical stock prices. The special committee and our full board of directors reviewed this information and, as discussed above, deemed of particular relevance the premium to our stock price of 48% to our closing price on the day prior to the announcement of the merger agreement with ITW. Our board of directors, however, did not believe that our stock price on any particular day, such as the highest closing price during the period presented of $28.56, was a particularly compelling factor, because such prices were isolated facts within a large body of data that was analyzed by Houlihan Lokey in connection with its opinion.

In analyzing the transaction, the special committee and our full board of directors relied on the analysis and methodologies used by Houlihan Lokey as a whole to evaluate the going concern value of CFC. Houlihan Lokey’s analyses were based upon certain management-provided scenarios and assumptions, but did not include an independent analysis of the liquidation value or book value of CFC. The special committee and our full board of directors did not consider liquidation value as a factor because CFC is a viable going concern business and the trading history of our common stock is an indication of our value as such. As of December 31, 2005, CFC had net assets of approximately $35.6 million or approximately $7.48 per share, which is substantially below the $16.75 per share cash merger consideration, and CFC believes that the liquidation value of its net assets would be significantly less than $7.48 per share. In addition, due to the fact that CFC is being sold as a going concern, the liquidation value of CFC is irrelevant to a determination as to whether the merger is fair to CFC and our stockholders. Further, the special committee and our full board of directors did not consider net book value, which is not a material indicator of the value of CFC because it understates its value as a going concern, but is instead indicative of historical costs. Our net book value per share as of December 31, 2005 was $7.48, which is substantially below the $16.75 per share cash merger consideration.

The special committee and our full board of directors carefully considered these factors as a whole in reaching their determinations and recommendations. The special committee and our full board of directors concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger. In addition, the special committee and our full board of directors considered the interests that certain of our directors and executive offers may have with respect to the merger, in addition to their interests as stockholders of CFC generally, as described in the section of this information statement entitled “The Merger — Interests of Executive Officers and Directors in the Merger.”

The foregoing discussion of factors considered by the special committee and our full board of directors is not meant to be exhaustive but includes the material factors considered by them (1) in declaring that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, CFC and its stockholders, (2) in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement and (3) in submitting to CFC’s principal company stockholders, for their approval and adoption, the merger agreement. In view of the wide variety of factors considered by the special committee and our full board of directors in connection with the evaluation of the merger and the complexity of these matters, the special committee and our full board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our board of directors and may have been influenced to a greater degree by different factors.

Fairness Opinion of Houlihan Lokey

In connection with the merger, our board of directors retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the public stockholders of CFC pursuant to the merger is fair from a financial point of view to such stockholders. The fairness opinion as of June 14, 2006 was prepared to assist the special committee and our board of directors in evaluating the terms of the merger.

The following is a summary of the fairness opinion. The full text of the opinion is attached as Annex E to this information statement. The public stockholders are urged to read the fairness opinion in its entirety.

In connection with rendering its opinion, Houlihan Lokey, among other things:

1. met with members of CFC’s special committee and full board of directors to discuss the merger;

2. met with certain members of the senior management of CFC to discuss the merger and the operations, financial condition, future prospects, and projected operations and performance of CFC;

3. met with representatives of Lincoln Partners and CFC’s counsel to discuss certain matters;

4. visited certain facilities and business offices of CFC;

5. reviewed CFC’s annual reports to stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 2003 through December 31, 2005, and the Quarterly Report on Form 10-Q for the period ended March 31, 2006;

6. reviewed forecasts and projections prepared by CFC’s management with respect to CFC, for the fiscal year ending December 31, 2006 (CFC’s management does not prepare financial projections beyond the end of the current fiscal year, nor did Houlihan Lokey prepare such projections);

7. reviewed copies of the following documents:

•	Draft Agreement and Plan of Merger, dated June 12, 2006;

•	Draft Principal Stockholders’ Agreement, dated June 9, 2006;

•	Restated Certificate of Incorporation of CFC International, Inc., dated August 16, 1995;

•	Restated Bylaws of CFC International, Inc., dated as of August 16, 1995;

•	Stock Repurchase Agreement between CFC and Royce & Associates, Inc., dated as of June 25, 2001;

•	Retention Agreement between Gregory M. Jehlik and CFC, unsigned and dated September 9, 2004; and

•	A CFC-prepared schedule summarizing the financial aspects of success bonuses and severance protection agreements between certain members of CFC’s management and CFC;

8. reviewed the historical market prices and trading volume for CFC’s publicly traded securities;

9. reviewed certain other publicly available financial data for certain companies that it deemed comparable to CFC; and

10. conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections for the fiscal year ending December 31, 2006 have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of CFC, and expressed no opinion with respect to the forecasts and projections or the assumptions on which they are based. Further, Houlihan Lokey has relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of CFC since the date of the most recent financial statements provided to it, other than as reflected in the financial forecasts and projections for the fiscal year ending December 31, 2006, and that there was no information or fact that would make the information reviewed by it incomplete or misleading. Houlihan Lokey also assumed that CFC is not a party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the merger).

Furthermore, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of CFC. Houlihan Lokey has relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements referred to above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the agreements will perform all of the covenants and agreements required to be performed by that party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto (other than with respect to the draft Agreement and Plan of Merger, as to which Houlihan Lokey assumed that the final Agreement and Plan of Merger would not differ therefrom in any material respect).

CFC advised Houlihan Lokey that the only differences between the June 12, 2006 draft of the merger agreement reviewed by Houlihan Lokey and the final version of the merger agreement executed by the parties involved language providing that, as discussed at the June 14, 2006 special committee and board meetings in which Houlihan Lokey participated, CFC’s ability to terminate the merger agreement in response to a superior proposal was limited to a period of 30 days following its execution and that CFC did not have the ability to terminate the merger agreement following a withdrawal of approval by the CFC board of directors in the absence of a superior proposal from another party, in addition to several other changes, none of which CFC deemed to be material. See “Background of the ITW Merger” above.

Houlihan Lokey also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of CFC, or otherwise have an adverse effect on CFC or the expected benefits of the merger.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the board of directors with respect to alternatives to the merger. Houlihan Lokey’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of the opinion.

Houlihan Lokey had no material prior relationship with CFC or its affiliates prior to its original engagement on April 15, 2005. Houlihan Lokey delivered its fairness opinion dated May 2, 2005 with respect to the Audax transaction and its fairness opinion dated January 9, 2006 with respect to the Quad-C transaction (see “The Merger—Background”).

The June 14, 2006 opinion was furnished for the use and benefit of our board of directors in connection with its consideration of the merger. The opinion addresses only the fairness, from a financial point of view, of the aggregate consideration to be received in cash in the merger by the public stockholders and was not intended to constitute and does not constitute a recommendation as to how any stockholder should vote with respect to the merger. The consideration to be received by the public stockholders was recommended by the special committee and approved by the board of directors.

Houlihan Lokey was not requested to opine as to, and the opinion does not address: (i) the underlying business decision of CFC, ITW or GEM Acquisition, their respective security holders or any other party to proceed with or effect the merger; (ii) the fairness of any portion or aspect of the merger not expressly addressed in the opinion; (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of CFC, or any other party other than those set forth in the opinion; (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for CFC or the effect of any other transaction in which CFC might engage; (v) the tax or legal consequences of the merger to CFC, its security holders, or any other party; or (vi) the fairness of any portion or aspect of the merger to any one class of CFC’s security holders vis-à-vis any other class of CFC’s security holders.

Furthermore, no opinion, counsel or interpretation was intended by Houlihan Lokey in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with CFC’s consent, on advice of the outside counsel and the independent accountants to CFC, and on the assumptions of CFC’s management, as to all legal, regulatory, accounting, insurance and tax matters with respect to CFC and the merger.

The summary set forth below describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey’s fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to CFC, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of CFC are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Houlihan Lokey used the methodologies described below to assess the fairness, from a financial point of view, of the aggregate consideration to be received by the public stockholders in connection with the merger. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion in connection with the merger. Houlihan Lokey used the following analysis based upon its view that the approach is appropriate and reflective of generally accepted valuation methodologies given CFC’s trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies, the availability of forecasts from management of CFC, and available information regarding similar mergers in the holographic and specialty coated films industry. Houlihan Lokey selected a number of public companies that it considered comparable to CFC to perform its analyses. Houlihan Lokey deemed the selected companies, all of which are engaged in the holographic and specialty coated films industry or related industries, to be reasonably comparable to CFC based on the industry in which CFC operates and its principal competitors.

Houlihan Lokey’s analyses included the calculation and comparison of the following: (i) an analysis of the premium being paid in the merger compared to historical public market prices of CFC common stock; and (ii) an analysis of CFC’s stock price as determined by Houlihan Lokey using a market multiple methodology described below.

Public Market Prices and Premium Paid. Houlihan Lokey reviewed the historical market prices and trading volume for CFC’s publicly held common stock and reviewed publicly available news articles and press releases relating to CFC.

Houlihan Lokey also noted that the offering price of $16.75 for each share in the transaction represents (a) a premium of 46.3 percent over the closing price as of June 13, 2006 for CFC common stock, and (b) a premium of approximately 57.9 percent and 41.4 percent over the average closing prices over the 25 trading days and 30 trading days, respectively, prior to June 12, 2006, eight days prior to CFC’s announcement of its intention to consummate the merger. Houlihan Lokey noted that the control premium implied by the consideration provided for in the transaction is within the range of control premiums paid in comparable transactions. According to data utilized by Houlihan Lokey, the average and median control premiums for companies in CFC’s Standard Industry Classification (SIC) code for 2005 were 22.31% and 10.2%, respectively.

Market Multiple Methodology. Due to the level of diversification within the business segments of CFC, Houlihan Lokey did not identify a specific comparable company that singularly matched the profile of CFC. Houlihan Lokey researched various SIC Codes, and identified companies operating within the specialty chemicals, plastic and film, specialty packaging and label industries. Houlihan Lokey reviewed certain financial information of publicly traded companies engaged in the holographic and specialty coated films industry or in a related industry selected solely by Houlihan Lokey. Houlihan Lokey selected ten publicly traded companies with characteristics most similar to CFC based on publicly available information. Houlihan Lokey deemed the selected companies to be reasonably comparable to CFC based on the industry in which CFC operates and its principal competitors:

•	AEP Industries, Inc.

•	American Bank Note Holographics, Inc.

•	Applied Optical Technologies plc

•	Atlantis Plastics, Inc.

•	Bemis Company, Inc.

•	Brady Corporation

•	Intertape Polymer Group, Inc.

•	Nashua Corporation

•	Patrick Industries, Inc.

•	Southwall Technologies, Inc.

Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information, including multiples of:

(i) enterprise value (EV, the equity value of the comparable company plus all interest-bearing debt, preferred securities, and minority interests less cash and cash equivalents) to latest twelve months (LTM) revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), and earnings before interest and taxes (EBIT); and

(ii) EV to projected next fiscal year (NFY) EBITDA and EBIT.

The analysis showed that the multiples exhibited by the comparable companies as of June 13, 2006 were as follows:

	EV / LTM Revenue		EV / LTM EBITDA		EV / LTM EBIT		EV / NFY EBITDA		EV / NFY EBIT
AEP Industries, Inc.	0.61	x	6.4	x	8.5	x	NA		NA

American Bank Note Holographics, Inc.	1.02	x	11.7	x	18.8	x	NA		NA

Applied Optical Technologies plc	0.60	x	5.8	x	-144.1	x	4.2	x	9.3	x

Atlantis Plastics, Inc.	0.66	x	6.8	x	9.5	x	NA		NA

Bemis Company, Inc.	1.10	x	8.0	x	11.4	x	7.5	x	10.5	x

Brady Corporation	2.19	x	11.8	x	14.3	x	11.1	x	13.5	x

Intertape Polymer Group, Inc.	0.73	x	7.3	x	11.8	x	6.8	x	11.0	x

Nashua Corporation	0.24	x	5.7	x	28.7	x	NA		NA

Patrick Industries, Inc.	0.23	x	8.6	x	16.5	x	NA		NA

Southwall Technologies, Inc.	0.62	x	7.7	x	16.3	x	NA		NA

Median (excluding italicized amounts)	0.64	x	7.5	x	13.1	x	7.1	x	10.7	x

Mean (excluding italicized amounts)	0.80	x	8.0	x	13.4	x	7.4	x	11.1	x

NA—Not Available.

Among the differences Houlihan Lokey noted between CFC and the selected public companies were size and opportunities for growth. CFC is smaller than seven of the ten selected public companies. On April 3, 2006, CFC announced the loss of the HologMag™ Visa business. CFC also announced its first quarter 2006 results were affected by lower sales volumes in printed and security products. Together, these two changes in CFC’s business significantly lower the growth prospects of CFC, as compared to the selected public companies.

To account for the differences between CFC and the selected public companies, Houlihan Lokey selected EBITDA multiples which were less than the median and mean of the public companies and which Houlihan Lokey felt accurately reflected the inherent differences between CFC and the public companies. Houlihan Lokey derived indications of the EV of CFC by applying selected revenue, EBITDA and EBIT multiples to CFC’s March 31, 2006 last twelve months (LTM) results as well as to expected operating results for the fiscal year ending December 31, 2006.

(figures in millions, except per share values)

	Representative Level	Selected Multiple Range	Indicated Enterprise Value Range
LTM – 3/31/06
Revenues	$89.815	0.85x - 0.95x	$76.340	-	$85.320
EBITDA	$11.954	6.0x - 6.5x	$71.720	-	$77.700
EBIT	$7.033	10.5x - 11.0x	$73.850	-	$77.370
NFY – 12/31/06
EBITDA	$13.126	5.0x - 5.5x	$65.630	-	$72.190
EBIT	$8.350	8.0x - 8.5x	$66.800	-	$70.980

Median			$71.720	-	$77.370
Mean			$70.868	-	$76.712

Selected Median Enterprise Value Range, on a Minority Interest Basis (rounded)			$71.700	-	$77.400
Add: Projected Cash Balance as of March 31, 2006			4.798		4.798
Add: Cash from Options Exercised			1.457		1.457
Less: Change in Control Costs (payments and Royce payment)			(1.570)		(1.570)
Less: Effective Merger Costs (professional fees)			(1.270)		(1.270)
Less: Projected Total Debt as of March 31, 2006			(19.152		(19.152)

Aggregate Value of Minority Interest, as if Marketable (1)			$55.963	-	$61.663
Per Share Aggregate Value of Minority Interest, as if Marketable (2)			$11.76	-	$12.96

(1)	Amounts may not add due to rounding.
(2)	Based upon 4,756,779 shares outstanding, which accounts for outstanding options assumed to be exercised.

The resulting indications of the EV of the operations of CFC ranged from $65.6 million to $85.3 million. The resulting indicated equity value from the market multiple methodology ranged from $56.0 million to $61.7 million. The resulting indicated range of per share value was $11.76 to $12.96 on a Minority Interest Basis. The indicated range of value is considered a Minority Interest Basis marketable premise of value because the multiples are derived from the publicly traded share prices of the comparable companies and thus represent an indication of value of shares in a public company without attribution of value that might be accorded ownership of control of the entity.

Discounted Cash Flow Methodology. The discounted cash flow methodology was not used because that methodology generally requires multiple years of forecasted cash flow, which were not available because the projections provided by CFC management were forecasted only through fiscal 2006. Thus, performing a discounted cash flow analysis would not provide a meaningfully different indication of value from that provided by the NFY market multiple methodology.

Comparable Transaction Methodology. Houlihan Lokey researched transactions that had been announced from June 2000 through and including June 6, 2006 and found only eight transactions in the holographic and specialty coated films industry. Some of the transactions Houlihan Lokey identified were for single-product companies under distressed financial condition. The distressed companies indicated being sold for high EBITDA multiples, but this was determined to be a reflection of their low EBITDA margins, not necessarily a premium paid for future growth of a normalized level of earnings. The sales multiples for the identified transactions fell within a fairly tight range, generally from 0.4x to 0.9x. This multiple range, if applied to CFC’s LTM sales, provided a valuation indication somewhat less than the public company approach. Houlihan Lokey felt that the indication of value provided a floor value of the CFC enterprise value. Because the transaction data did not provide sufficient detail to determine comparability to CFC and the low indications of value did not correlate with the public company approach, the transaction methodology was not used.

Determination of Fairness

After determining the equity value of CFC, and after consideration of (i) the premium over historical public market prices of CFC common stock and (ii) the multiples of comparable companies, Houlihan Lokey noted that the consideration of $16.75 per share as provided for in the merger agreement exceeds the indications of value that are the result of Houlihan Lokey’s June 14, 2006 analyses. Accordingly, Houlihan Lokey determined, based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, that the consideration to be received by the public stockholders in the merger was fair to such stockholders from a financial point of view.

Use of Houlihan Lokey as a Financial Advisor

The board of directors retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and securities in connection with merger transactions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. The board of directors did not give Houlihan Lokey any instructions or limit the scope of its investigations in connection with its engagement.

In addition to its June 14, 2006 fairness opinion, Houlihan Lokey also provided CFC with fairness opinions in connection with the prior Audax and Quad-C transactions. CFC paid Houlihan Lokey normal and customary investment banking fees totaling $415,000 for its services respecting the fairness opinions rendered in connection with the Audax and Quad-C transactions, plus reasonable out-of-pocket expenses. In connection with the proposed transaction with ITW, CFC has agreed to pay Houlihan Lokey an additional fee of $150,000. No portion of Houlihan Lokey’s fee is contingent upon the conclusions reached in the Houlihan Lokey opinions. CFC has agreed to indemnify and hold harmless Houlihan Lokey or any employee, agent, officer, director or attorney, of its stockholders or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with its engagement by the board of directors. The foregoing summary does not purport to be a complete description of the analyses performed by Houlihan Lokey.

Certain Effects of the Merger

When the merger is completed, each share of CFC common stock and Class B stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury, owned by CFC, any of its subsidiaries, ITW or GEM Acquisition held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $16.75 in cash. The merger agreement provides that following the effective time of the merger, all outstanding options to acquire CFC common stock, whether or not vested or exercisable, will be converted into a right to receive an amount of cash equal to $16.75 multiplied by each share of stock subject to the option less the applicable exercise price per share for such option multiplied by each share of stock subject to the option. Such options will, immediately upon such conversion, be cancelled without further payment.

In connection with the merger, certain members of our senior management, including Gregory Jehlik and Dennis W. Lakomy, will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of CFC stockholders generally. These incremental benefits include potentially continuing as employees of the surviving corporation. Certain members of our senior management will receive retention incentive payments or bonus payments and assurance of severance payments and benefits. Additional details are described in “The Merger — Interests of Directors and Executive Officers in the Merger.”

At the effective time of the merger, our current stockholders will cease to have ownership interests in CFC or rights as CFC stockholders. Therefore, such current stockholders of CFC will not participate in any future earnings or growth of CFC and will not benefit from any appreciation in value of CFC.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), and is listed on The Nasdaq Stock Market under the symbol “CFCI.” As a result of the merger, CFC will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be listed on The Nasdaq Stock Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to CFC. After the effective date of the merger, CFC will also no longer be required to file periodic reports with the SEC on account of its common stock.

At the effective time of the merger, the directors and officers of GEM Acquisition will become the directors and officers of the surviving corporation. The certificate of incorporation of CFC will be amended simultaneously with the merger, with the name of the surviving corporation continuing to be “CFC International, Inc.” The bylaws of GEM Acquisition in effect immediately prior to the effectiveness of the merger will become the bylaws of the surviving corporation.

A benefit of the merger to ITW is that the future earnings and growth of CFC as the surviving corporation will be solely for ITW’s benefit and not for the benefit of our current stockholders. The detriments to ITW are the lack of liquidity for CFC’s capital stock following the merger, the risk that CFC will decrease in value following the merger and the payment of approximately $1,633,000 in fees and expenses of CFC and approximately $2,400,000 in total change in control payments to employees and an unaffiliated stockholder of CFC. See “The Merger-Fees and Expenses of the Merger.”

The benefit of the merger to our stockholders is the right to receive $16.75 in cash per share for their shares of CFC common stock and Class B stock. The detriments are that our stockholders will cease to participate in our future earnings and growth and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders.”

Effects on the Company if the Merger is Not Completed

If the merger agreement is not completed for any reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, CFC will remain an independent public company and its common stock will continue to be listed and traded on The Nasdaq Stock Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that CFC stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your CFC shares. From time to time, CFC’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of CFC, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not consummated for any reason, there can be no assurance that any other transaction acceptable to CFC will be offered, or that the business, prospects or results of operations of CFC will not be adversely impacted.

If the merger agreement is terminated under certain circumstances, CFC will be obligated to pay to ITW a termination fee of $3 million and an expense reimbursement of up to $1 million.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material United States federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our capital stock are converted into the right to receive cash upon the merger. This discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our capital stock as capital assets, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain United States federal income tax laws, such as dealers in securities, banks, insurance companies, other financial institutions, mutual funds, real estate investment trusts, tax-exempt organizations, investors in pass-through entities, stockholders who hold our shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction, and stockholders who acquired shares of our capital stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan. If our capital stock is held by a partnership, the United States federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Stockholders, particularly partnerships that are holders of our capital stock and partners in partnerships, are urged to consult their own tax advisors regarding the consequences to them of the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our capital stock, who is, for United States federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	An estate whose income is subject to United States federal income tax regardless of its source; or

•	A trust if (a) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (b) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for United States federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder who, for United States federal income tax purposes, is not a U.S. holder and does not address any aspect of state, local or foreign tax laws.

The receipt of the merger consideration (which consists solely of cash) for shares of our common stock as a result of the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock for cash as a result of the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in connection with the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder held such shares for more than one year at the time of the completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder fails to provide a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding tax rules. In order to provide the information and certification necessary to avoid backup withholding tax, each U.S. holder should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal which the paying agent will provide to you after the merger and return it to the paying agent designated by ITW in the letter of transmittal, unless an exemption applies and is established in a manner satisfactory to the paying agent. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Stockholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Interests of Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, CFC’s stockholders should be aware that Gregory Jehlik and Dennis Lakomy, who are executive officers and members of CFC’s board of directors, may continue as employees of CFC after the merger and thus may have interests in the transaction that are different from, and/or in addition to, the interests of CFC stockholders generally. Other than with respect to the retention agreement between Mr. Jehlik and CFC described under “Retention Incentive Payment to Gregory Jehlik” below, neither Mr. Jehlik nor Mr. Lakomy has any agreement with CFC or ITW with respect to continuation of employment with CFC following the merger. The members of the special committee and our board of directors are independent of and have no economic interest or expectancy of an economic interest in ITW, GEM Acquisition or their affiliates, and will not retain an economic interest in the surviving corporation following the merger except as discussed below. The special committee of the board and the full board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in submitting to the principal stockholders, for their approval and adoption, the merger agreement.

Cancellation and Cash-out of Stock Options

The merger agreement provides that upon the effectiveness of the merger, each outstanding option to acquire CFC common stock (including those held by our directors and executive officers), whether or not vested or exercisable, will be converted into a right to receive cash equal to the amount by which (i) $16.75 multiplied by each share of stock subject to the option exceeds (ii) the applicable exercise price per share for such option multiplied by each share of stock subject to the option. Upon such conversion, all options will be cancelled and option holders will receive no additional amounts.

The table below sets forth, as of June 30, 2006, for each of CFC’s directors and executive officers, (a) the number of shares subject to vested options for CFC common stock, (b) the value of such vested options, calculated by multiplying (i) the excess of $16.75 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that will vest upon effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $16.75 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (i) the excess of $16.75 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

	Vested Options		Options that will vest as a result of the merger		Totals
Directors and Executive Officers Names	Shares	Value	Shares	Value	Total Shares	Total Value
Dennis W. Lakomy	5,316	$21,264	—	—	5,316	$21,264
Roger F. Hruby	—	—	—	—	—	—
Robert B. Covalt	23,750	$239,900	1,250	$13,750	25,000	$253,650
Gregory M. Jehlik	55,000	$665,000	5,000	$55,000	60,000	$720,000
Richard Pierce	13,750	$159,900	1,250	$13,750	15,000	$173,650
David D. Wesselink	13,750	$159,900	1,250	$13,750	15,000	$173,650

Retention Incentive Payment to Gregory Jehlik

Under the terms of a retention agreement with CFC effective May 2, 2005, Gregory Jehlik is entitled to receive a retention incentive payment of approximately $982,000 on completion of the merger. The retention incentive payment is payable in two equal installments, one-half on the closing of the merger and one-half on the six month anniversary of the closing of the merger. The second installment of this retention incentive payment may be paid partially or in full at the closing of the merger.

The retention agreement further provides that the retention incentive payment to Mr. Jehlik will be reduced to the extent necessary to avoid any excise tax liability he may incur as a result of payments or benefits.

Retention Plan for Key Employees

On May 2, 2005, the board of directors approved a retention plan for certain of our key employees that includes the terms described below. Our directors and executive officers are not participants in the plan. The plan has three tiers of benefits, with four employees participating at Tier 1, three employees participating at Tier 2, and five employees participating at Tier 3.

Success Bonus. Under the terms of the retention plan, in the event of a merger, participants are entitled to receive cash success bonuses consisting of a percentage of the participant’s annual base salary and annual target bonus. Tier 1 participants will be eligible to receive success bonuses of up to three-fourths (nine months) of annual base salary and annual target bonus, Tier 2 participants will be eligible to receive success bonuses of up to one-third (four months) of annual base salary and annual target bonus, and Tier 3 participants will be eligible to receive success bonuses of up to one-sixth (two months) of annual base salary and annual target bonus. The success bonus is payable in two equal installments, one-half on the closing of the merger and one-half on the six month anniversary of the closing of the merger, subject to the participant’s continued employment with CFC or any successor through that date, or earlier if a participant is terminated by CFC or any successor other than for cause or by the participant with good grounds (as defined in the retention plan). If, prior to the six month anniversary of the closing of the merger, a participant’s employment with CFC or any successor is terminated by CFC or any successor for cause or voluntarily by the participant for other than good reason, such participant will not be entitled to the unpaid portion of the success bonus. The second installment of this bonus may be paid partially or in full at the closing of the merger.

The maximum amount of success bonus payments that would be made under this retention plan would be approximately $900,000.

Severance. Under the terms of the retention plan, participants are entitled to receive cash severance payments in the event of a severance event. A severance event occurs when, within twelve months of the merger, a participant’s employment with CFC or any successor is terminated (i) by CFC or any successor for other than cause or (ii) by the participant for good grounds. Tier 1 and Tier 2 participants will be eligible to receive severance payments of up to three-fourths (nine months) of annual base salary and annual target bonus and Tier 2 participants will be eligible to receive success bonuses of up to one-fourth (three months) of annual base salary and annual target bonus. Tier 1 and Tier 2 participants also will be eligible to use a CFC-provided vehicle for a period of six months following the severance event. The severance payments are payable in nine equal monthly installments for Tier 1 and Tier 2 participants and three equal monthly installments for Tier 3 participants, beginning on the last business day of the month following the month in which the severance event occurs. If a participant’s employment with CFC or any successor is terminated by CFC or any successor for cause, because of the death of the participant or voluntarily by the participant for other than good grounds, such participant will not be entitled to receive severance payments or the use of a CFC-provided vehicle. In addition, a participant will forfeit any unpaid portion of the severance payments otherwise payable to the participant and the use of a CFC-provided vehicle if the participant breaches the confidentiality and non-competition covenants to which the participant is subject under the retention plan.

The maximum amount of severance payments payable under the retention plan would be approximately $1,100,000.

If our retention plan is amended or terminated during the 12-month period following the completion of the merger, and the effect of any such amendment would be to reduce or eliminate the severance benefit to be paid to the participant under the plan in the case of a termination without cause, the participant will be entitled to the severance benefit otherwise payable to the key employee under our severance plan in the event that the key employee is terminated without cause during the 12-month period following the completion of the merger as if the amendment had not been executed or the retention plan had not been terminated.

Board of Directors Action with respect to Options of William G. Brown

William G. Brown retired from our board of directors immediately prior to the telephonic meeting of our board on June 19, 2006. Mr. Brown’s decision to retire from our board was not the result of any disagreement with the company on any matter relating to our operations, policies or practices. In connection with Mr. Brown’s retirement, our board approved the acceleration of vesting of the unvested options to purchase an aggregate of 1,250 shares of common stock of CFC held by Mr. Brown as of June 19, 2006. Additionally, the board waived the provisions that terminated Mr. Brown’s options 90 days after his retirement date. As a result, all of the options to purchase an aggregate of 15,000 shares of common stock of CFC held by Mr. Brown are vested and, following the effectiveness of the merger, will be converted into the right to receive cash equal to the amount by which (i) $16.75 multiplied by each share of stock subject to such option exceeds (ii) the applicable exercise price for such option multiplied by the number of shares of stock subject to the option. If the merger with ITW is not consummated, all of Mr. Brown’s options will terminate in accordance with their original ten-year expiration dates.

Indemnification of Directors and Executive Officers and Insurance

The merger agreement provides that all rights to indemnification for acts or omissions occurring prior to the effective time of the merger that exist in favor of the current or former directors, officers or employees of CFC or its subsidiaries as provided in their respective certificates of incorporation or bylaws or any of their existing indemnification agreements in effect as of the date of the merger agreement will continue in full force and effect after completion of the merger in accordance with their terms for a period of not less than six years from the effective time of the merger.

The merger agreement also provides that after the merger, ITW will cause to be maintained for a period of six years from the effective time of the merger CFC’s current directors’ and officers’ liability insurance to the extent that it provides coverage for events occurring prior to the effective time of the merger for all persons who are directors and officers of CFC on the date of the merger agreement, so long as the annual premium would not be in excess of 200% of the last annual premium paid prior to the date of the merger agreement.

The special committee and our board of directors were aware of, and considered the interests of, our directors and executive officers and the potential conflicts arising from these interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger.

Principal Stockholders Agreement

In connection with the merger agreement, ITW and GEM Acquisition entered into a principal stockholders’ agreement, which we refer to as the principal stockholders agreement, dated as of June 19, 2006 with Roger F. Hruby, RFH Investments, LP, Roger F. Hruby IRA and the Roger Hruby Trust u/a/d September 17, 1985, which we refer to as the principal company stockholders. Pursuant to the terms of the principal stockholders agreement, the principal company stockholders executed an action by written consent approving the merger and the adoption of the merger agreement. They also agreed, among other things:

•	to vote, at any stockholder meeting or in connection with any stockholder written consent, all of the shares they beneficially own or hold in favor of the merger and the adoption of the merger agreement and against certain actions and transactions that would interfere with the merger;

•	to use commercially reasonable efforts to take all actions and to assist and cooperate with the other parties to consummate and make effective the merger and the other transactions contemplated by the merger agreement; and

•	solely in the event of a failure of a principal company stockholder to act in accordance with its obligations under the principal stockholders agreement, to irrevocably appoint ITW or GEM Acquisition (or any individual either such party designates) as proxy to vote or act by written consent with respect to all of such principal company stockholder’s shares of CFC common stock beneficially owned in favor of the merger and the adoption of the merger agreement.

The principal stockholders agreement will terminate upon the earlier to occur of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

For more detailed information, the full text of the principal stockholders agreement is attached as Annex B to this information statement.

Each principal company stockholder and the number of shares of CFC common stock beneficially owned by such principal company stockholder or over which such principal company stockholder has voting control (excluding shares which may be acquired upon the exercise of options) as of June 19, 2006, are as follows:

Principal Company Stockholders	No. of Shares of Common Stock Beneficially Owned	Percentage Owned
Roger F. Hruby (1)	471,200	11.69%
RFH Investments, LP	1,137,958	28.24%
Roger F. Hruby IRA	5,328	0.13%
Roger F. Hruby Trust dated 09-17-85	749,863	18.61%

Total	2,364,349	58.67%

(1)	Includes shares of CFC common stock beneficially owned by Dennis W. Lakomy (314,133) shares) and the William Gardner Brown 1993 GST Trust (157,067 shares) for which Mr. Hruby holds an irrevocable voting proxy.

Stockholder Agreement

In connection with the merger agreement, ITW and GEM Acquisition entered into a stockholder agreement, dated as of June 19, 2006, with Dennis W. Lakomy, a director and the chief financial officer of CFC, who had previously granted to Roger F. Hruby an irrevocable proxy to vote certain shares of CFC common stock owned by Mr. Lakomy. The stockholder agreement provides that Mr. Lakomy will not transfer, sell, gift, pledge or otherwise dispose of any of the shares of common stock of CFC that are subject to the irrevocable proxy granted to Mr. Hruby.

The stockholder agreement will terminate upon the earlier to occur of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

For more detailed information, the full text of the stockholder agreement is attached as Annex C to this information statement.

Appraisal Rights

THE DISCUSSION SET FORTH BELOW IS A SUMMARY OF YOUR APPRAISAL RIGHTS UNDER DELAWARE LAW. THE TEXT OF THE RELEVANT PROVISIONS OF DELAWARE LAW ARE ATTACHED AS ANNEX F TO THIS INFORMATION STATEMENT. STOCKHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW ANNEX F. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN ANNEX F MAY RESULT IN A TERMINATION OR WAIVER OF THESE RIGHTS.

Upon completion of the merger, holders of our common stock who did not consent to the adoption of the merger agreement and who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by such court in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for holders of common stock who did not consent to the adoption of the merger agreement and decide to exercise their statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective date of the merger.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation, within ten calendar days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the merger and that appraisal rights are available. This information statement constitutes notice to holders of shares of our common stock concerning the availability of appraisal rights under Section 262.

Holders of shares of CFC common stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to CFC within 20 calendar days after the mailing of this information statement and the attached Notice of Action By Written Consent And Of Appraisal Rights. A demand for appraisal must reasonably inform CFC of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the shares of our common stock held by such stockholder. A stockholder who elects to exercise appraisal rights should mail or deliver the written demand to CFC International, Inc., 500 State Street, Chicago Heights, Illinois 60411, Attention: Dennis W. Lakomy, Executive Vice President, Chief Financial Officer and Secretary. SUCH DEMAND MUST BE

RECEIVED BY CFC WITHIN 20 CALENDAR DAYS AFTER THE DATE WE MAILED THIS INFORMATION STATEMENT TO YOU.

If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the record owner. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand and identify the persons for whom the record holder serves as nominee.

A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights.

Prior to the merger or within ten calendar days after the effective date of the merger, we must provide notice of the effective date of the merger to all of our stockholders entitled to appraisal rights. If such notice is sent more than 20 calendar days after the sending of this information statement, we will only send it to stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262.

Within 120 calendar days after the effective date of the merger, any stockholder who did not consent to the merger and who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. CFC, as the surviving corporation in the merger, must mail any such written statement to the stockholder within ten calendar days after the stockholder’s request is received by us or within ten calendar days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 calendar days after the effective date of the merger, either CFC or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the CFC shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to us. Within 20 calendar days after service, we must file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by us. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, at a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. The court will direct us to pay the fair value of the shares, together with interest, if any, for those shares it determines are entitled to appraisal rights. We will make any such payment upon the surrender by you of the certificates representing the shares.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same as or less than the $16.75 consideration they would have received pursuant to the merger agreement if they had not sought appraisal of their shares. Moreover, CFC does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of CFC common stock is less than the merger consideration. The costs of the appraisal proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder seeking appraisal, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination by the court, each party must bear his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

At any time within 60 calendar days after the effective date of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 calendar days after the effective date of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures described above and set forth in Annex F to this information statement may result in termination of the stockholder’s appraisal rights.

The completion of the merger is subject to the condition that stockholders holding no more than 5% of the outstanding shares of CFC common stock (approximately 201,500 shares) have sought appraisal rights.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock and Class B stock into the right to receive merger consideration in cash, without interest, will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the paying agent will send a letter of transmittal to each holder of record of a certificate or certificates representing shares of our common stock or Class B stock. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock or Class B stock, as the case may be. Stockholders should not return stock certificates before receiving the letter of transmittal.

In the event of a transfer of ownership of our common stock or Class B stock that is not registered in the records of our transfer agent, the cash consideration for shares of our common stock or Class B stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment (i) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (ii) establishes that the tax has been paid or is not applicable.

The cash paid in exchange for shares of our common stock or Class B stock, as the case may be, will be issued in full satisfaction of all rights relating to shares of our common stock or Class B stock, as the case may be.

Regulatory Approvals Required for the Merger

The HSR Act and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On June 29, 2006, CFC and ITW each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on July 31, 2006.

A notification must also be filed with the German Federal Cartel Office (FCO), and clearance received before the merger can be consummated. The FCO must inform the parties within one month from the date of filing whether the merger is being investigated further or whether the parties are allowed to proceed. The notification was filed on July 13, 2006.

Under the merger agreement, both CFC and ITW have agreed to use their commercially reasonable efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from governmental authorities and make all necessary registrations and filings and take all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any governmental authority, including under the HSR Act and any applicable foreign competition laws. Notwithstanding the foregoing, (i) CFC will not, without ITW’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, and CFC will commit to any such divestitures, licenses, hold separate arrangements or similar matters as ITW may request (but solely if such divestitures licenses or similar matters are contingent on consummation of the merger) and (ii) neither ITW nor any of its subsidiaries will be required to agree to any divestitures, licenses, hold separate arrangements or similar matters.

Fees and Expenses of the Merger

CFC estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, HSR Act and foreign regulatory filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $1,633,000. This amount consists of the following estimated fees and expenses:

Description	Amount
Lincoln International financial advisory fees and expenses	$1,122,000
Houlihan Lokey financial advisory fees and expenses	$150,000
Legal, accounting and tax advisory fees and expenses	$300,000
HSR Act and foreign regulatory filing fees	$22,500
SEC filing fees	$8,371
Printing and mailing costs	$20,000
Miscellaneous	$10,000

Also, if the merger agreement is terminated under certain circumstances, we will be obligated to pay ITW a termination fee of $3 million and an expense reimbursement of up to $1 million.

Payments to be Made by CFC Upon the Closing of the Merger

Immediately upon the closing of the merger, the following amounts will be payable and paid by CFC as the surviving corporation in accordance with and subject to the conditions of the applicable agreements:

•	the short-term and long-term debt of CFC outstanding as of the closing (which we currently estimate will be approximately $19,238,000), to the extent practicable, less actual cash on that date;

•	all costs and fees paid (or to be paid) by CFC in connection with the merger, including without limitation, legal and accounting fees, investment banking fees and fairness opinion fees;

•	approximately $2,000,000, which is the maximum amount of the bonus and/or change-in-control payments to Gregory Jehlik and other members of management payable on consummation of the merger (including all payroll taxes associated with such bonus payments); and

•	$528,750, which is the amount payable to Royce & Associates, LLC on consummation of the merger in connection with a June 25, 2001 agreement between Royce & Associates and CFC, pursuant to which CFC purchased 45,000 shares from Royce at $5.00 per share and agreed to pay Royce, if CFC were sold prior to June 25, 2006, an amount equal to the difference between what Royce received in 2001 for those shares and what Royce would have received for those shares in the subsequent sale.

Stockholder Litigation

2005 Stockholder Litigation. Following our announcement on May 3, 2005 of our letter of intent with Audax, four stockholder class action lawsuits, Dennis Buki v. Roger F. Hruby, et al., C.A. No. 1325-N, Terrence S. Lehane v. Roger F. Hruby, et al., C.A. No. 1326-N, Marcel Gaschke v. CFC International, Inc., et al., C.A. No. 1333-N, and Levi Goldberg v. Roger F. Hruby et al., which we refer to as the “stockholder lawsuits,” were filed against us and our directors in the Court of Chancery of the State of Delaware in New Castle County on May 6, 2005, May 7, 2005, May 10, 2005 and May 17, 2005, respectively. Each plaintiff purported to represent a class of all persons who own our common stock. The complaints alleged, among other things, that our directors breached their fiduciary duties in pursuing the Audax merger and in allegedly failing to obtain the highest price per share. In addition, certain of the complaints alleged that our directors violated their fiduciary duties by, among other things, failing to engage in a fair sales process and invite other bidders and, failing to conduct an active market check of CFC’s value. The complaints sought, among other relief, certification of the lawsuit as a class action, an injunction preventing completion of the merger, compensatory and/or rescissory damages to the class, attorneys’ fees and expenses, along with such other relief as the court might find just and proper. The lawsuits were consolidated by order of Court of Chancery on June 8, 2005 as In Re CFC International, Inc. Shareholders Litigation, Consolidated C.A. No. 1325-N. The plaintiffs voluntarily dismissed the consolidated action without prejudice on October 6, 2005. CFC believes that the lawsuits were without merit and, should they be refiled, will defend against them vigorously.

2006 Stockholder Litigation – Quad-C Transaction. On January 12, 2006, The Pennsylvania Event Driven Fund filed a putative class action complaint in the Circuit Court of Cook County, Illinois (Case No. 06 CH 780), against us and each of our directors.

The complaint disclaimed any request for damages and sought only declaratory and injunctive relief. Specifically, the complaint sought a declaration that the non-solicitation, expense reimbursement and termination fee provisions in the Quad-C merger agreement ostensibly were entered into in breach of the board’s fiduciary duty. The complaint also sought a multi-faceted injunction requiring the defendants to comply with certain conditions (including a condition that the merger be approved by a majority of the minority of our stockholders) before the Quad-C merger, or “any acquisition,” could be consummated.

On February 10, 2006, we filed a motion to dismiss the complaint. The plaintiffs voluntarily dismissed the complaint without prejudice on May 10, 2006.

2006 Stockholder Litigation – ITW Transaction

On June 22, 2006, the Pennsylvania Avenue Funds filed a putative class action complaint in the Circuit Court of Cook County, Illinois (Case No. 06 CH 12464), against CFC and its directors, as well as former director William G. Brown.

The complaint disclaims any request for damages and seeks only declaratory and injunctive relief. Specifically, the complaint seeks a declaration that any non-solicitation, expense reimbursement and termination fee provisions in the merger agreement were entered into in breach of the director defendants’ fiduciary duties. The complaint also seeks a multi-faceted injunction requiring the defendants to comply with certain conditions (including the condition that the merger be approved by the majority of the minority of our shareholders) before the ITW merger or “any acquisition,” could be consummated. CFC has reached an agreement in principle with the plaintiff in connection with the settlement of this litigation. Although the settlement is subject to documentation, confirmatory discovery, and court approval, the basic terms of the settlement are expected to include certain additional disclosures that have been reflected in this Information Statement, the grant of mutual releases of all claims (excluding appraisal rights), dismissal of the lawsuit, and the payment to plaintiff’s counsel by CFC of attorneys’ fees and expenses. In the event that this settlement is not ultimately concluded, we intend to defend the suit vigorously.

Market Price of CFC Common Stock

Our common stock is listed on The Nasdaq Stock Market under the trading symbol “CFCI.” On June 19, 2006, which was the last trading day before we announced the execution of the merger agreement, our common stock closed at $11.30 per share. On                           , 2006, which was the last trading day before the date of this information statement, our common stock closed at $           per share.

Structure

At the effective time of the merger, GEM Acquisition will merge with and into CFC. Upon completion of the merger, GEM Acquisition will cease to exist as a separate entity and CFC will continue as the surviving corporation. All of CFC’s and GEM Acquisition’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, our common stock will be delisted from The Nasdaq Stock Market, deregistered under the Exchange Act and no longer publicly traded.

THE MERGER AGREEMENT

This section of this information statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The merger agreement is attached as Annex A to this information statement. We urge you to read the merger agreement in its entirety.

The Merger

Subject to the terms of the merger agreement, GEM Acquisition, a wholly owned subsidiary of ITW, will merge with and into CFC with CFC surviving the merger as a wholly owned subsidiary of ITW. As a result of the merger, CFC will cease to be an independent, publicly traded company, and its shares of common stock will no longer be quoted on The Nasdaq Stock Market. The merger will become effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by CFC and ITW and specified in the certificate of merger filed with the Secretary of State of the State of Delaware).

Merger Consideration

The merger agreement provides that, upon completion of the merger, each issued and outstanding share of CFC common stock and Class B stock will automatically be cancelled and will cease to exist and each outstanding share of CFC common stock and Class B stock not owned by CFC, ITW or GEM Acquisition will be converted into the right to receive $16.75 in cash, without interest (other than, in each case, dissenters’ shares). Each issued and outstanding share of CFC common stock and Class B stock owned by CFC, ITW or GEM Acquisition prior to the effective date of the merger will be cancelled without consideration.

In addition to the merger consideration payable to our common stockholders, the merger agreement provides that ITW will pay a total of $2,139,553 to option holders upon the conversion and termination of the outstanding CFC options, based on options outstanding as of June 19, 2006.

Payment Procedures

Pursuant to the merger agreement, prior to the effective time of the merger, ITW will designate a bank, or trust company or other paying agent to act as paying agent for payment of the merger consideration upon surrender of the certificates representing shares of CFC common stock or Class B stock, as the case may be. As and when needed after the effective time of the merger, the surviving corporation will provide to the paying agent cash sufficient to pay the aggregate amounts payable in exchange for the outstanding shares of common stock and Class B stock. As promptly as reasonably practicable after the effective time of the merger, ITW is required to cause the paying agent to send each CFC stockholder of record a letter of transmittal and instructions explaining how to send his or her stock certificates to the paying agent. The paying agent will mail checks for the appropriate amounts of the merger consideration minus any withholding taxes required by law, to the former holders of CFC common stock or Class B stock, as the case may be, as promptly as practicable following the paying agent’s receipt and processing of our common stock and Class B stock certificates and properly completed transmittal documents. The letter of transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit of that fact and indemnify ITW and the surviving corporation in a manner satisfactory to ITW (including by posting such bond as the surviving corporation and ITW may reasonably request). YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

Directors and Officers

Upon completion of the merger, the directors and officers of GEM Acquisition immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation until their successors are duly elected, appointed or qualified or their earlier death, resignation or removal.

Stockholders Seeking Appraisal

The merger agreement provides that those holders of shares of common stock and Class B stock who are entitled to demand and who properly demand appraisal will not have the right to receive the merger consideration but will receive payment of the fair value of their shares in accordance with Delaware law. If a holder fails to perfect, waives, withdraws or loses his, her or its right to appraisal of our common stock or Class B stock after the effective date of the merger, his, her or its shares will be treated as if they had been converted into and are exchangeable for the right to receive the merger consideration without interest and the stockholder’s right to appraisal will be extinguished.

CFC must give ITW prompt notice of demands for appraisal and CFC may not make a payment with respect to a demand for appraisal or settle any such demands without ITW’s prior written consent.

The completion of the merger is subject to the condition that stockholders holding no more than 5% of the outstanding shares of CFC common stock (approximately 201,500 shares) have sought appraisal rights. Additional details on appraisal rights are described above in “The Merger — Appraisal Rights.”

Treatment of Stock and Options

CFC Common Stock and Class B Stock

At the effective time of the merger, each share of our common stock and Class B stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and converted into the right to receive $16.75 in cash, without interest and less applicable withholding taxes, other than our common stock:

•	held in our treasury immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	held by CFC, ITW or GEM Acquisition immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•	as to which our stockholders validly exercise and perfect appraisal rights in compliance with Delaware law, which will be subject to appraisal in accordance with Delaware law.

CFC Stock Options

•	Upon consummation of the merger, all options to purchase CFC common stock that are not exercised prior to the merger will be converted into a right to receive cash equal to the amount by which (i) $16.75 multiplied by each share of stock subject to an option exceeds (ii) the applicable exercise price per share for such option multiplied by each share of stock subject to the option.

•	Upon following such conversion, all options will be cancelled and option holders will receive no additional amounts.

No Solicitation of Transactions

We have agreed that neither we nor any of our subsidiaries or representatives will, directly or indirectly:

•	solicit, encourage, engage in discussions or negotiations (whether initiated by CFC or otherwise), or take any other action designed to facilitate any inquiries or efforts relating to any alternative acquisition of CFC;

•	provide information with respect to CFC to any person other than ITW relating to a possible alternative acquisition;

•	enter into an agreement providing for a possible alternative acquisition; or

•	make or authorize any statement, recommendation or solicitation in support of any possible alternative acquisition.

For purposes of the merger agreement, “alternative acquisition” means any merger or business combination transaction with or involving CFC or any of its subsidiaries, any direct or indirect acquisition of more than 15% of the business or properties of CFC or any of its subsidiaries or any direct or indirect acquisition of more than 15% of the capital stock of CFC or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving CFC or any of its subsidiaries or a division, operating or principal business unit of CFC.

We or our board of directors, however, are permitted to engage in discussions or negotiations with, or provide any information to, a third party in connection with an unsolicited bona fide written takeover proposal for an alternative acquisition (referred to as an alternative acquisition proposal), if and only to the extent that prior to taking such action our board of directors:

•	concludes in good faith, after consultation with its financial advisors and outside legal counsel, that the alternative acquisition proposal is reasonably likely to result in a superior proposal and that it is required to provide information to, or engage in discussions or negotiations with, the third party to comply with its fiduciary duties to our stockholders; and

•	receives from the third party an executed confidentiality agreement containing terms that are not materially more favorable to the third party than those applicable to ITW under its confidentiality agreement signed with CFC (and which does not prohibit us from disclosing the terms and conditions of such proposal to ITW).

For purposes of the merger agreement, “superior proposal” means any bona fide written proposal:

•	for the acquisition of all or substantially all the equity securities or assets of CFC, or other transaction for the acquisition of all or substantially all the equity securities or assets of CFC through a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale or a joint venture; and

•	that is on terms that our board of directors determines (upon the recommendation of the special committee) in its good faith judgment (after consultation with its financial advisor and outside legal counsel and taking into account all of the terms and conditions of the proposal and the merger agreement, including any proposal by ITW to amend the terms of the merger agreement) to be superior to our stockholders, from a financial point of view, to the merger (taking into account the likelihood of consummation of the proposal in light of all financial, regulatory, legal and other aspects of such proposal).

We have agreed to notify ITW orally and in writing within 24 hours of our receipt of any alternative acquisition proposal or any inquiry with respect to or that could lead to any alternative acquisition proposal. In our notice to ITW, we have agreed to specify the material terms and conditions of the alternative acquisition proposal or inquiry and the identity of the third party making the inquiry or proposal. We have also agreed to provide ITW with copies of all material correspondence and other written materials and notice of any modifications to the financial or other terms of such inquiries or proposals within 48 hours.

Neither our board of directors nor any committee of our board may:

•	withdraw or modify, or propose to withdraw or modify, in a manner adverse to ITW or GEM Acquisition, the approval of the merger agreement and the merger;

•	approve or cause or permit CFC to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any alternative acquisition proposal;

•	approve or recommend, or propose to approve or recommend, any alternative acquisition proposal; or

•	agree or resolve to take any of the actions set forth in the three preceding bullet points.

Notwithstanding the foregoing, if:

•	our board of directors receives an unsolicited superior proposal that did not otherwise result from a breach of the non-solicitation provisions of the merger agreement, and our board of directors (upon the recommendation of the special committee) determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations under Delaware law, our board of directors may, in response to a superior proposal, withdraw or modify its approval of the merger and the merger agreement and approve or recommend such superior proposal at any time after the third business day following ITW’s receipt of written notice from CFC advising ITW of the receipt of the superior proposal and our board of directors’ intention to withdraw or modify its approval, identifying the person making such superior proposal and specifying the financial and other material terms and conditions of such superior proposal; or

•	our board of directors (upon the recommendation of the special committee) otherwise determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with such fiduciary obligations, our board of directors may withdraw or modify its approval of the merger and the merger agreement.

No other acquisition proposal, superior or otherwise, was received by the board of directors prior to the date of this information statement.

Representations and Warranties

The merger agreement contains representations and warranties made by CFC to ITW and GEM Acquisition, including but not limited to representations and warranties relating to:

•	organization, standing and power, and other corporate matters of CFC and its subsidiaries;

•	our certificate of incorporation and by-laws;

•	the capitalization of CFC and its subsidiaries;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of conflicts or violations under our organizational documents, contracts, instruments or law, and required consents and approvals;

•	the reports, schedules, forms, statements, and other documents filed by CFC with the SEC and the accuracy of the information in those documents;

•	the absence of undisclosed liabilities of CFC;

•	the accuracy and completeness of the information supplied for, and compliance of, the information statement;

•	the conduct of our business and the absence of certain changes in our business;

•	litigation;

•	our material contracts and debt instruments;

•	our compliance with laws;

•	our compliance with environmental matters;

•	employee benefit plans;

•	labor relations;

•	tax matters;

•	our real and personal property;

•	our intellectual property;

•	our customer accounts receivable;

•	required stockholder approvals;

•	compliance with state takeover statutes;

•	transactions with our affiliates;

•	our major suppliers and customers;

•	our insurance;

•	our inventory;

•	the brokers’ and finders’ fees and other expenses payable by CFC with respect to the merger; and

•	our receipt of a fairness opinion.

The merger agreement also contains representations and warranties made by ITW and GEM Acquisition to CFC, including but not limited to representations and warranties relating to:

•	organization, standing and power, and other corporate matters of ITW and GEM Acquisition;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of conflicts or violations under ITW’s and GEM Acquisition’s organizational documents, contracts, instruments or laws, and required consents and approvals;

•	the accuracy and completeness of information supplied for the information statement;

•	financing;

•	ownership of GEM Acquisition; and

•	the brokers’ and finders’ fees payable by ITW with respect to the merger.

Covenants; Conduct of the Business of CFC Prior to the Completion of the Merger

From the date of the merger agreement through the effective time of the merger or, if earlier, the termination of the merger agreement, CFC has agreed (and has agreed to cause its subsidiaries) to:

•	carry on their respective businesses in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to:

•	preserve intact their current business organizations,

•	keep available the services of their respective officers and employees, maintain their respective relationships with customers, suppliers, vendors, licensors, licensees, distributors, agents and others having business dealings with any of them, and

•	preserve the goodwill of CFC and its subsidiaries.

Without limiting the generality of the foregoing, CFC has agreed that, prior to the effective time of the merger, except as consented to in writing by ITW or as specifically and expressly permitted by the merger agreement, it will not, and will not permit its subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or other assets) in respect of their capital stock, other than dividends or distributions by a direct or indirect wholly owned subsidiary of CFC to its parent,

•	split, combine or reclassify any of its respective shares of outstanding capital stock, or issue or authorize the issuance of any other securities in respect of or in substitution for their respective capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock, or any warrants, options or other rights to acquire such stock;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	authorize for issuance, issue, deliver, sell or grant (i) any shares of their capital stock, (ii) any indebtedness having voting rights (or convertible into, or exchangeable for, securities having voting rights) or any other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units (other than the issuance of CFC common stock upon the exercise of CFC stock options outstanding on the date of the merger agreement and in accordance with their present terms);

•	amend its respective organizational documents;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any person or division thereof or any assets outside the ordinary course of business;

•	grant to any present or former employees, officers or directors any increase in compensation or fringe benefits, except for increases in salary for non-officer employees in the ordinary and usual course of business;

•	grant to any present or former employees, officers or directors any increase in severance or termination benefits or pay;

•	other than entering into employment agreements with employees of CFC in the ordinary course of business, enter into or amend any employment, consulting, indemnification, severance or termination agreement with any present or former employees, officers or directors;

•	establish, adopt, enter into or amend in any material respect any collective bargaining agreement or employee benefit plan;

•	take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any collective bargaining agreement or employee benefit plan;

•	loan or advance money or other property to any of their present or former employees, officers or directors (other than travel and expense reimbursements in the ordinary course of business);

•	grant any new, or amend any existing, CFC stock option or enter into any agreement under which any CFC stock option would be required to be issued;

•	take any action (or fail to take any action) that would impair the ability of CFC or any of its subsidiaries to unilaterally amend or terminate any employee benefit plan;

•	make any representation or commitment to, or enter into any formal or informal understanding, with any person with respect to compensation, benefits, or terms of employment to be provided by ITW, the surviving corporation or any of the surviving corporation’s subsidiaries at or subsequent to the effective time of the merger;

•	make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of CFC, except as required by a change in GAAP;

•	sell, lease, license or otherwise dispose of or permit to become subject to any lien, other than certain permitted liens, any properties or assets, tangible or intangible, except sales of inventory and excess or obsolete assets in the ordinary course of business;

•	except with respect to borrowings and repayments in the ordinary and usual course of business under CFC’s revolving credit facility:

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of CFC or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary and usual course of business;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than to or in CFC or any of its subsidiaries; or

•	repurchase or prepay any indebtedness or debt securities of CFC or any of its subsidiaries or of any third person;

•	make or agree to make new capital expenditure, except as set forth in the capital expenditure budget previously provided to ITW;

•	make any tax election or settle or compromise any tax liability or refund;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations, in excess of $10,000 individually or $50,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in accordance with their terms of:

•	any liabilities reflected on the most recent balance sheet included in the SEC documents filed by CFC prior to the date of the merger agreement; and

•	any trade payables arising in the ordinary course of business;

•	cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

•	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement;

•	modify, amend or terminate any material contract or contract providing for payments or otherwise involving amounts in excess of $100,000 or, except in the ordinary course of business, enter into any material contract;

•	fail to maintain all insurance policies as currently in effect or allow any of such policies to lapse;

•	transfer, license or grant a security interest to any person or entity or otherwise extend, amend, allow to lapse or go abandoned, modify or encumber any material intellectual property rights;

•	terminate any employee, without cause;

•	authorize any of, or commit or agree to take any of, the foregoing actions; or

•	take any action that would, or that would reasonably be expected to, result in any of CFC’s representations and warranties becoming untrue or any condition to the merger not being satisfied.

ITW and CFC have agreed to certain exceptions to the foregoing limitations.

CFC has also agreed prior to completion of the merger to provide ITW with written notice and copies of all relevant documents relating to litigation matters concerning the merger and certain environmental and tax matters, and to advise ITW promptly if CFC becomes aware of any potential material adverse effect or that any representation of warranty of CFC is untrue and inaccurate in any material respect.

Efforts to Complete the Merger

Upon the terms and subject to the conditions set forth in the merger agreement, CFC, ITW and GEM Acquisition have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including:

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any governmental authority and the making of all necessary registrations and filings, and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any governmental authority;

•	the obtaining of all necessary consents, approvals or waivers from third parties;

•	the defending of any lawsuits or other proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

•	the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

Without ITW’s prior written consent, CFC will not (and will not allow any of its subsidiaries to) commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business practices. Neither ITW nor any of its subsidiaries will be required to agree to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.

Conditions to the Completion of the Merger

The completion of the merger is subject to certain customary closing conditions, as described more fully below.

Mutual Closing Conditions

Under the merger agreement, each of the party’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been approved by an affirmative vote (or consent in writing in lieu thereof) of the holders of a majority of the outstanding shares of our common stock and a period of at least 20 calendar days must have elapsed from the date this information statement was first mailed to CFC stockholders;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act must have been terminated or expired and all other consents, filings and approvals required under foreign competition laws in connection with the merger must have been made or obtained;

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or imposing any conditions or limitations on the consummation of any of the transactions contemplated by the merger agreement, will be in effect; and

•	no action will have been taken, or statute, rule, regulation or order promulgated, entered, enforced, enacted, issued or deemed applicable to the merger by any governmental authority that prohibits the merger or makes the merger illegal.

ITW Closing Conditions

Under the merger agreement, the obligations of ITW and GEM Acquisition to effect the merger are further subject to the satisfaction or waiver of the following conditions:

•

our representations and warranties as to (i) capital structure, (ii) authorization and necessary action, (iii) takeover laws, (iv) underlying documents and (v) our receipt of a fairness opinion are true and correct in all material respects, in each case, as of June 19, 2006 and as of the closing date of the merger, as if made as of the closing date of the merger (or, if given as of a specific date, as of such date);

•	all of our other representations and warranties contained in the merger agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect and, with respect to our environmental representations and warranties only, ignoring any specified dollar thresholds, are true and correct as of June 19, 2006, and as of the closing date of the merger as if made as of the closing date of the merger (or, if given as of a specific date, as of such date), except where the failure to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•	CFC has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	Roger F. Hruby will have entered into a non-competition agreement with CFC;

•	stockholders holding less than 5% of the outstanding shares of CFC common stock (approximately 201,500 shares) have sought appraisal rights;

•	since June 19, 2006, no event has occurred that has resulted, or would reasonably be expected to result, in a material adverse effect on CFC; and

•	there is not pending or threatened in writing any proceeding by any governmental authority:

•	seeking to restrain or prohibit the making or consummation of the merger, or seeking to obtain from CFC, ITW or GEM Acquisition any damages that are material in relation to CFC and its subsidiaries taken as a whole;

•	seeking to prohibit or limit the ownership or operation by CFC, ITW or any of their respective subsidiaries of any material portion of the business or assets of CFC, ITW or any of their respective subsidiaries, or to compel CFC, ITW or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of CFC, ITW or any of their respective subsidiaries, as a result of the merger;

•	seeking to prohibit ITW or any of its subsidiaries from effectively controlling in any material respect the business or operations of CFC and its subsidiaries; or

•	that otherwise is reasonably likely to have a material adverse effect (i) on ITW’s ability to perform its obligations under the merger agreement or to consummate the merger or (ii) on CFC.

CFC Closing Conditions

Under the merger agreement, the obligation of CFC to effect the merger is further subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of ITW contained in the merger agreement, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality and material adverse effect, must be true and correct as of June 19, 2006 and as of the closing date of the merger as if made as of the closing date of the merger (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct has not and would not reasonably be expected to have a material adverse effect on the ability of ITW or GEM Acquisition to perform its obligations under the merger agreement or on the ability of ITW or GEM Acquisition to consummate the merger or any of the other transactions contemplated by the merger agreement; and

•	ITW and GEM Acquisition have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger contemplated by the merger agreement may be abandoned, at any time prior to the effective time of the merger, whether before or after receipt of the requisite approval of our stockholders:

•	by mutual written consent of ITW, GEM Acquisition and CFC;

•	by either ITW or CFC,

•	if the merger has not been completed on or before October 15, 2006, for any reason; provided, however, that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement was the cause of or resulted in the failure of the merger to occur on or before such date; or

•	if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger;

•	by ITW,

•	if CFC has materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition described in the first, second or third bullet point under “ITW Closing Conditions”, and is incapable of being cured within 30 days;

•	if our board of directors or any committee of the board withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to ITW, its approval of the merger or the merger agreement, or resolves to take any of the foregoing actions; or

•	if CFC enters into any definitive agreement, letter of intent, agreement in principle or similar agreement with respect to any alternative acquisition proposal or if our board of directors has approved or recommended or publicly proposed to approve or recommend an alternative acquisition proposal;

•	by CFC,

•	on or prior to July 19, 2006, if our board of directors (upon the recommendation of the special committee) has finally determined to approve, endorse or recommend an alternative acquisition proposal that is a superior proposal, so long as:

•	CFC has complied with all of the obligations described under “The Merger Agreement—No Solicitation of Transactions”;

•	CFC has provided to ITW three business days’ prior written notice of the receipt of the superior proposal, specifying the material terms and conditions of the superior proposal, and identifying the person making such proposal;

•	CFC has caused its financial and legal advisors to negotiate in good faith with ITW to attempt to make such adjustments in the financial terms of an amendment to the merger agreement that are equal or superior to the financial terms of the superior proposal, and CFC and ITW have not agreed upon such an amendment; and

•	CFC has paid to (or concurrently pays to) ITW the $3 million termination fee; and

•	if ITW has materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition described under “CFC Closing Conditions,” and is incapable of being cured within 30 days.

Effect of Termination

In the event that the merger agreement is terminated by either CFC or ITW as provided for in the merger agreement, the merger agreement will become void and have no further force or effect, without any liability or obligation on the part of ITW, GEM Acquisition or CFC, other than in the case of certain limited provisions.

Termination Fee and Expense Reimbursement

We have agreed to pay to ITW a $3 million termination fee, and to reimburse ITW for all out-of-pocket costs, fees and expenses it reasonably incurs in connection with the merger agreement and the transactions contemplated thereby, up to a maximum of $1 million, if:

•	ITW terminates the merger agreement:

•	as a result of a breach by CFC of its obligations described under “The Merger Agreement—No Solicitation of Transactions”;

•	because our board of directors (or any committee of the board) withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to ITW, its approval of the merger or the merger agreement, or resolves to take any of the foregoing actions; or

•	because CFC enters into any definitive agreement, letter of intent, agreement in principle or similar agreement with respect to any alternative acquisition proposal or if our board of directors has approved or recommended or publicly proposed to approve or recommend an alternative acquisition proposal; or

•	CFC terminates the merger agreement because, on or prior to July 19, 2006, our board of directors has finally determined to approve, endorse or recommend an alternative acquisition proposal that is a superior proposal; or

•	the merger agreement is terminated for any reason (other than by the parties’ written consent, by CFC as a result of ITW’s material breach or by either party as a result of governmental action permanently enjoining, restraining or prohibiting the merger), and:

•	after June 19, 2006 and prior to termination of the merger agreement, any person has made, proposed, communicated or disclosed an intention to make an alternative acquisition proposal; and

•	within 12 months after such termination CFC enters into a letter of intent or agreement in principle for an alternative acquisition proposal or a definitive agreement to consummate an alternative acquisition proposal, or the transactions contemplated by an alternative acquisition proposal are consummated.

Employee Obligations

Under the merger agreement, none of ITW, CFC (as the surviving corporation) or any of CFC’s subsidiaries shall have any obligation to continue any CFC employee benefit plan or to give credit to any employee for periods of service with CFC or any of its subsidiaries prior to the effective time of the merger for purposes of determining eligibility, vesting or benefit accruals under any employee benefit plan.

Amendment, Extension and Waiver

The parties may amend or waive the provisions of the merger agreement, or extend the time for performance of any of the obligations or acts of the other parties pursuant to the merger agreement, if such amendment, waiver or extension is set forth in writing and signed by the parties.

A termination of the merger agreement in accordance with its terms, an amendment of the merger agreement in accordance with its terms or an extension or waiver of any provision of the merger agreement in accordance with its terms must, in order to be effective,

•	be approved by the board of directors of each party to the merger agreement that is required to act in connection with such termination, amendment, extension or waiver in accordance with the merger agreement, and

•	to the extent required by the merger agreement, be approved by our stockholders if required by applicable law in connection with any such amendment, extension or waiver.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2006, certain information regarding the beneficial ownership of our common stock by each person known by us to be the beneficial owner of 5% or more of our outstanding common stock, by each director, nominee for director, and executive officer, and by all directors and executive officers as a group. As of such date, there were 75 record holders and approximately 600 beneficial holders of our common stock and 4,030,049 shares of our common stock outstanding. RFH Investments, LP also owns 512,989 shares of Class B stock, which is substantially equivalent to the common stock in all respects except that the Class B stock is not entitled to vote on any matters submitted to a vote of our stockholders, including the merger. The Class B stock is not included in the table below.

	Shares Beneficially Owned
Name (1)	Number (2)	Percentage
Roger F. Hruby (3)	2,364,349	57.09
Dennis W. Lakomy	328,510	7.93
Robert B. Covalt	23,750	*
Gregory M. Jehlik	59,710	1.44
Richard Pierce	24,750	*
David D. Wesselink	26,750	*
RFH Investments, LP	1,137,958	27.48
Loeb Group (4)	378,180	9.13
All directors and executive officers as a group (6 persons) (3)	2,356,619	56.90

*	Represents less than 1% of the outstanding common stock.
(1)	Unless otherwise indicated, the address of all of the persons named or identified above is c/o CFC International, Inc., 500 State Street, Chicago Heights, Illinois 60411.
(2)	The numbers and percentages of shares shown above as owned by the directors, named executive officers, and by all directors and executive officers as a group include in each case all outstanding stock options covering shares of CFC common stock that will be exercisable within 60 days of June 30, 2006 by that person or group as follows: Gregory M. Jehlik – 55,000; Dennis W. Lakomy – 5,316; Robert B. Covalt –23,750; Richard Pierce – 13,750; David D. Wesselink – 13,750; and all directors and executive officers as a group (including such individuals) – 111,566. The remaining options held by such persons are not exercisable within 60 days of June 30, 2006: Gregory M. Jehlik – 5,000; Robert B. Covalt – 1,250; Richard Pierce – 1,250; David D. Wesselink – 1,250; and all directors and executive officers as a group (including such individuals) – 8,750.
(3)	Includes 1,137,958 shares of CFC common stock owned by RFH Investments, LP, a limited partnership of which Mr. Hruby is the managing general partner (and of which all of the partners are members of Mr. Hruby’s immediate family or trusts for the benefit of such family members), but does not include 512,989 shares of Class B stock owned by RFH Investments, LP. The shares above include 749,863 owned by the Roger Hruby Trust dated 09-17-85, a trust for the benefit of Mr. Hruby’s family. The shares above include 5,328 shares held by the Roger F. Hruby IRA. The shares of CFC common stock shown above as beneficially owned by Mr. Hruby also include 471,200 shares of CFC common stock which Mr. Lakomy and the William Gardner Brown 1993 GST Trust beneficially own, and for which Mr. Hruby holds an irrevocable voting proxy. In addition to the CFC common stock set forth in the table above, Mr. Hruby owns an option to purchase 534 shares of our preferred stock with an exercise price of $500 per share. These shares are not included in the above table.
(4)	These shares are held by Loeb Arbitrage Fund, Loeb Partners Corporation, Loeb Offshore Fund Ltd., Loeb Marathon Fund and Loeb Marathon Offshore Fund Ltd. The number of shares of CFC common stock shown as beneficially owned is derived from an Amendment No. 34 to Schedule 13D dated December 21, 2005 filed with the SEC by the listed stockholder. These stockholders’ address is c/o Loeb Partners Corporation, 61 Broadway, New York, New York 10006.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our prospects, opportunities, outlook, plans, intentions, anticipated financial and operating results, our business strategy and means to implement the strategy, and objectives.

Forward-looking statements are only estimates or predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products and services, competition from existing and new competitors, our ability to introduce new products, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for our products and services; competition from existing and new competitors and producers of alternative products will impact our ability to penetrate or expand our presence in new or growing markets; uncertainties relating to our ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact our ability to exploit new or growing markets; our ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of our foreign sales. Many of these factors are beyond our ability to control or predict.

In addition, the statements in this information statement are made as of                      , 2006. We expect that subsequent events or developments will cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to                      , 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website located at http://www.sec.gov, which contains reports, proxy statements and other information regarding companies that file electronically with the SEC.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This information statement is dated as of the date listed on the cover page of this information statement. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to our stockholders nor the payment of the merger consideration shall create any implication to the contrary.

HOUSEHOLDING

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single information statement will be sent to any household address shared by two or more of our stockholders. This delivery method can result in meaningful cost savings for us. We undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of the information statement, or if you are registered stockholders who share the same address and received separate copies of the information statement but would prefer that a single copy of the documents be provided in the future, please contact: Computershare Investor Services, Shareholder Communications Team, P.O. Box A-3504, Chicago, IL 60690, telephone (312-360-5428). If your stock is held through a broker or bank and you prefer to receive separate copies of the information statement, please contact your broker or bank.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of June 19, 2006

Among

ILLINOIS TOOL WORKS INC.

GEM ACQUISITION CORP.

and

CFC INTERNATIONAL, INC.

A-i

(Continued)

A-ii

(Continued)

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 19, 2006 (the “Agreement”), among Illinois Tool Works Inc., a Delaware corporation (“Parent”), GEM Acquisition Corp., a Delaware corporation (“Sub”) and a wholly owned subsidiary of Parent, and CFC International, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent through the merger of Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Principal Company Stockholders (as defined herein) are entering into an agreement with Parent and Sub (the “Principal Stockholders’ Agreement”) pursuant to which each of the Principal Company Stockholders agrees, among other things, to take certain actions in furtherance of the Merger, including causing the execution and delivery of a written consent in accordance with Section 228 of the DGCL (the “Principal Stockholder Consent”), pursuant to which the Principal Company Stockholders will consent to the adoption of this Agreement and the approval of the Merger without a meeting, without prior notice and without a vote; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as defined herein) and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, for any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Acquisition” means (i) any merger or business combination transaction with or involving the Company or any of the Company Subsidiaries, (ii) any direct or indirect acquisition of more than fifteen percent (15%) of the business or properties of the Company or any of the Company Subsidiaries or (iii) any direct or indirect acquisition of more than fifteen percent (15%) of the capital stock of the Company or any of the Company Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any of the Company Subsidiaries or a division, operating or principal business unit of the Company, other than the Transactions.

“Alternative Acquisition Proposal” has the meaning set forth in Section 6.02(a).

“Applicable Law” means any statute, law (including common law), ordinance, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective properties or assets.

“Applicable Tax Law” means any Applicable Law relating to Taxes, including regulations and other official pronouncements of any Governmental Entity or political subdivision of such jurisdiction charged with interpreting such Applicable Law.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Certificate” or “Certificates” mean the certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock or Company Class B Stock, if there are any remaining.

“Certificate of Merger” means a certificate of merger, or other appropriate documents, to be filed with the Secretary of State of the State of Delaware to effect the Merger.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Board” means the Board of Directors of the Company.

“Company By-laws” means the by-laws of the Company, as amended to the date of this Agreement.

“Company Capital Stock” has the meaning set forth in Section 4.03.

“Company Charter” means the restated certificate of incorporation of the Company, as amended to the date of this Agreement.

“Company Class B Stock” means the Class B common stock, par value $.01 per share, of the Company.

“Company Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company Disclosure Letter” means the letter, dated as of the date of this Agreement, delivered by the Company to Parent and Sub.

“Company Employee Stock Option” means any option to purchase Company Common Stock granted under any Company Option Plan.

“Company Investment” has the meaning set forth in Section 4.02(b).

“Company Leased Real Property” has the meaning set forth in Section 4.20(a).

“Company Material Adverse Effect” means a material adverse effect on the business, assets and liabilities (taken together), results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole, or a material adverse effect on the ability of the Company to perform its obligations under the Agreement or on the ability of the Company to consummate the Transactions, other than as a result of: (i) changes adversely affecting the United States economy (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby); (ii) changes adversely affecting the industry in which the Company operates (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby); (iii) the announcement or pendency of the Transactions; (iv) changes in laws (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby); (v) changes in GAAP (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby); or (vi) acts of war or terrorism.

“Company Option Plans” means the Company’s 1995 Stock Option Plan, the Company’s 1995 Directors’ Stock Option Plan, the Company’s 2000 Stock Option Plan and the Company’s 2000 Directors’ Stock Option Plan.

“Company Owned Real Property” has the meaning set forth in Section 4.20(a).

“Company Plans” has the meaning set forth in Section 4.10(a).

“Company Preferred Stock” has the meaning set forth in Section 4.03.

“Company Preferred Stock Option” has the meaning set forth in Section 7.05.

“Company SAR” means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Option Plan.

“Company SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2004.

“Company Stockholder Approval” has the meaning set forth in Section 4.04(c).

“Company Subsidiaries” means all the Subsidiaries of the Company.

“Company Voting Debt” means any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Company Subsidiary may vote.

“Confidentiality Agreement” means the confidentiality agreement, dated April 24, 2006, between the Company and Parent.

“Consent” means any consent, approval, license, Permit, Order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, Permit, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).

“D&O Insurance” means directors’ and officers’ insurance.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Dissenters’ Shares” means shares of Company Common Stock or Company Class B Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands payment of the fair value of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

“Effective Time” shall have the meaning set forth in Section 2.03.

“Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Applicable Laws (including rules, regulations, codes, common law, injunctions, judgments, Orders, decrees and rulings thereunder) of any Governmental Entity concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, clean-up, transport, or handling of Hazardous Substances.

“Environmental Violation” shall have the meaning set forth in Section 7.09.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, a corporation, trade or business that is, along with such Person, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001(a)(14) of ERISA.

“ESPP” means the Company’s Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.02(a).

“Filed Company SEC Documents” means all Company SEC Documents that were filed or furnished and publicly available prior to the date of this Agreement.

“Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in each of the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and any consolidated financial statements of the Company filed with the SEC after the date hereof, including in each case the footnotes thereto.

“Foreign Competition Laws” has the meaning set forth in Section 4.05.

“GAAP” as to any Person means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the most recent audited financial statements of such Person were prepared prior to the date of this Agreement.

“Governmental Entity” means any:

(i) federal, state, local, municipal, foreign government or other government; or

(ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, department, official, instrumentality or entity and any court or other tribunal).

“Hazardous Substance” means any material, substance, waste or contaminant defined as “hazardous,” “acutely hazardous,” or “toxic,” including petroleum hydrocarbons and asbestos, under any Environmental, Health and Safety Law.

“Houlihan Lokey” has the meaning set forth in Section 4.31.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (i) all obligations for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations upon which interest charges are customarily paid, (iv) all obligations under conditional sale or other title retention agreements relating to purchased property, (v) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the ordinary and usual course of business), (vi) all capitalized lease obligations, (vii) all obligations of others secured by a Lien, other than Permitted Liens under clauses (i), (ii) or (iii) of the definition thereof, on property or assets, whether or not the obligations secured thereby have been assumed, (viii) all obligations under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) all letters of credit and (x) all guarantees and arrangements having the economic effect of a guarantee of any indebtedness of any other Person.

“Indemnified Party” has the meaning set forth in Section 7.06(a).

“Information Statement” means the information statement of the Company mailed to the Company’s stockholders in connection with this Agreement and the Transactions pursuant to Regulation 14C under the Exchange Act.

“Intellectual Property Rights” means, collectively, (i) all inventions, improvements, U.S., foreign and international design and utility patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs, including all rights, to the extent permitted by law, to file corresponding applications in any country in the world; (ii) all trade secrets, know-how and confidential or proprietary information, whether patentable or unpatentable, including but not limited to, technologies in development, computer programs and other computer software (including software systems and applications), Web sites, domains, domain names and related software, user interfaces, topographies, source code, object code, algorithms, display screens, layouts, development tools, instructions, templates, evaluation software and hardware, formulae and information, manufacturing, engineering, and other drawings and manuals, recipes, technology, processes, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information, including those related to products under development, and further including any rights as permitted by law to obtain patents thereon in any country in the world; (iii) all trademarks, service marks and trade dress (whether registered, unregistered or existing at common law), Internet domain names, business names and trade names, trademark registrations and applications, including the goodwill associated therewith, and copyrights (registered and unregistered); and (iv) all other intellectual property rights of any nature.

“Knowledge” has the following meaning: an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(i) such individual is actually aware of such fact or other matter; or

(ii) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the ordinary and usual course of discharging his or her business responsibilities.

The Company will be deemed to have “Knowledge” of a particular fact or other matter if any individual listed in Section 1.01 of the Company Disclosure Letter has Knowledge of such fact or other matter.

“Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“Lincoln Partners” has the meaning set forth in Section 4.31.

“Material Contracts” means Contracts that are material to the business, properties, assets and liabilities (taken together), financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole and those that are set forth in Section 4.13(a) of the Company Disclosure Letter.

“Material Intellectual Property Rights” means all Intellectual Property Rights that are material to the properties (including intangible properties), assets and liabilities (taken together), financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

“Maximum Premium” has the meaning set forth in Section 7.06(b).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 3.01(c)(i).

“Non-Competition Agreement” means the non-competition agreement between Roger F. Hruby and Parent, substantially in the form of Exhibit A hereto.

“Order” means with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any court, administrative agency, arbitrator or other Governmental Entity having competent jurisdiction affecting such Person or any of its properties.

“ordinary and usual course of business” means an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of normal day-to-day operations of such Person.

“Outside Date” has the meaning set forth in Section 9.01(b)(i).

“Parent” has the meaning set forth in the preamble hereto.

“Parent Board” has the meaning set forth in Section 5.04.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or on the ability of Parent or Sub to consummate the Transactions.

“Paying Agent” means the bank, trust company or other paying agent selected by Parent prior to the Effective Time to act as paying agent for the payment of the Merger Consideration.

“Permit” has the meaning set forth in Section 4.24.

“Permitted Liens” means (i) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen incurred in the ordinary and usual course of business for amounts not yet overdue or being contested in good faith, (ii) Liens for Taxes not yet due and payable or being contested in good faith in appropriate proceedings during which collection or enforcement is stayed and (iii) Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

“Person” means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.

“Post-Signing Returns” has the meaning set forth in Section 6.03(a).

“Principal Company Stockholders” means Roger F. Hruby, RFH Investments, LP, Roger F. Hruby IRA and the Roger Hruby Trust u/a/d 9/17/85.

“Principal Stockholder Consent” has the meaning set forth in the recitals hereto.

“Principal Stockholders’ Agreement” has the meaning set forth in the recitals hereto.

“Proceeding” means any action, claim, arbitration, audit, hearing, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.06(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of Company Common Stock and Company Class B Stock.

“Special Committee” means the special committee of the Company Board formed for the purpose of evaluating the Transactions and any competing proposal involving an Alternative Acquisition and consisting solely of disinterested directors.

“Stock Transfer Taxes” means any state, local, foreign or provincial Tax which is attributable to the transfer of Shares pursuant to this Agreement.

“Stockholder Agreement” means the Stockholder Agreement between Parent and Dennis Lakomy, entered into simultaneously with the execution and delivery of this Agreement, pursuant to which Mr. Lakomy agrees not to transfer, prior to the Effective Time, shares of Company Common Stock owned by him.

“Sub” has the meaning set forth in the preamble hereto.

“Sub Board” has the meaning set forth in Section 5.04.

“Subsidiary” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Superior Company Proposal” has the meaning set forth in Section 6.02(e).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Statute” has the meaning set forth in Section 4.16.

“Tax” or “Taxes” means: (i) any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security (or similar), employment, unemployment, disability, real property, personal property, wealth, welfare, stamp, excise, license, severance, environmental, customs duties, occupation, sales, use, transfer, registration, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other tax of any kind whatsoever (whether or not measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of the Company or any Company Subsidiary being a successor to or transferee of any other corporation at any time on or prior to the Closing Date, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under any Applicable Tax Law.

“Tax Return” means all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

“Termination Fee” has the meaning set forth in Section 9.02(b).

“Transactions” means all of the transactions contemplated by the Transaction Agreements, including the Merger.

“Transaction Agreements” means this Agreement, the Principal Stockholders’ Agreement and the Stockholder Agreement.

“Transfer Taxes” means any state, local, foreign or provincial Tax which is attributable to the transfer of the beneficial ownership of the Company’s or the Company Subsidiaries’ real property.

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At the election of Parent, any direct or indirect Subsidiary or other Affiliate of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

Section 2.02 Closing. The Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 71 South Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted by Applicable Law, waiver by all parties) of the conditions set forth in Article VIII, or at such other place, time and date as shall be agreed in writing between Parent and the Company.

Section 2.03 Effective Time. At the Closing, Parent and the Company will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”). From and after the Effective Time, the Merger shall have all the effects provided by Sections 259 through 261 of the DGCL, including the effect that the Surviving Corporation shall possess all of the assets, rights, privileges, powers and franchises and shall be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Sub, all as provided under the DGCL.

Section 2.04 Certificate of Incorporation and By-laws.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law; provided, however, that such certificate of incorporation shall be amended to become identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time except that Article I thereof shall be amended to change the name of the Surviving Corporation to the name of the Company.

(b) The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

Section 2.05 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 2.06 Officers. The officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or any holder of Company Capital Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share that is held by the Company as treasury stock, or owned by the Company, the Company Subsidiaries, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares and Options.

(i) Subject to Sections 3.01(b) and 3.01(d), each issued and outstanding Share shall (A) be converted into the right to receive an amount in cash equal to $16.75, without interest (the “Merger Consideration”), and (B) automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 3.02, without interest.

(ii) Company Employee Stock Options and the Company Preferred Stock Option shall be treated as set forth in Section 7.04 and Section 7.05, respectively.

(d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Dissenters’ Shares shall not be converted into the right to receive Merger Consideration, as provided in Section 3.01(c), but rather the holders of Dissenters’ Shares shall be entitled to payment of the fair value of such Dissenters’ Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenters’ Shares shall cease and such Dissenters’ Shares shall be treated as if they had been converted as of the Effective Time into the right to receive Merger Consideration, without any interest thereon, as provided in Section 3.01(c). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any Shares, attempted withdrawals of any such demands and any other documents received in connection with any assertion of rights to payment of fair value under Section 262 of the DGCL, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank, trust company or other paying agent to act as the Paying Agent for the payment of Merger Consideration, upon surrender of Certificates. The Surviving Corporation shall provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to satisfy the amounts due under this Agreement in respect of the Shares converted into the right to receive Merger Consideration pursuant to Section 3.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates, other than holders of Certificates representing Shares referred to in Section 3.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, for each Share theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall (A) pay to the Paying Agent any Transfer Taxes or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate, or (B) establish to the satisfaction of Parent or the Surviving Corporation that such Tax has been paid or is otherwise not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate (other than Certificates representing Dissenters’ Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c). No interest shall be paid or shall accrue on any Merger Consideration, payable upon the surrender of any Certificate.

(c) No Further Ownership Rights in Shares. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation and any holder of Shares who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Applicable Law) for payment of its claim for Merger Consideration.

(e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate has not been surrendered prior to the date that is five (5) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation.

(g) Withholding Rights. Parent, Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority, Parent, Sub or the Surviving Corporation, as the case may be, will be treated as though it (i) withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Shares, (ii) sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and (iii) paid such cash proceeds to the appropriate Tax Authority.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 3.01, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation and Parent in a manner satisfactory to Parent (including the posting by such Person of such bond and security as the Surviving Corporation and Parent may reasonably request) against any claim that may be made against the Surviving Corporation and Parent with respect to the Certificate claimed to have been lost, stolen or destroyed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

Section 4.01 Organization, Standing and Power. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified to do business in each jurisdiction (a) listed in Section 4.01 of the Company Disclosure Letter and (b) where the nature of its business or its ownership of its properties make such qualification necessary, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company Charter, the Company By-laws and the comparable organizational documents (and in each case all amendments thereto) of each of the Company Subsidiaries as in effect immediately prior to the date hereof have been delivered to Parent. None of the Company or any Company Subsidiary is in violation of any term of its respective certificate of incorporation or by-laws (or other organizational documents).

Section 4.02 Company Subsidiaries; Equity Interests.

(a) Except as set forth in Section 4.02(a) of the Company Disclosure Letter, the Company owns directly or indirectly all of the outstanding shares of capital stock of, or other ownership interest in, each of the Company Subsidiaries free and clear of all Liens. Each of the outstanding shares of capital stock of each Company Subsidiary having corporate form is duly authorized, validly issued, fully paid and nonassessable. The following information for each Company Subsidiary is set forth in Section 4.02(a) of the Company Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; and (ii) the name of each stockholder or owner and the number of issued and outstanding shares of capital stock or share capital held by it or the type and amount of any ownership interest.

(b) Except for its interests in the Company Subsidiaries, none of the Company or any Company Subsidiary (i) owns, has any right to, or is involved in negotiations to, acquire, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or (ii) has the ability to control (whether through the ownership of voting securities or otherwise) any other Person (any of such interests under clause (i) or (ii) other than the Company Subsidiaries, a “Company Investment”). No Company Investment is, individually or when taken together with all other Company Investments, material to the business of the Company and the Company Subsidiaries taken as a whole.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, 750,000 shares of Company Class B Stock and 750 shares of voting preferred stock, par value $500 per share (the “Company Preferred Stock” and collectively with the Company Common Stock and the Company Class B Stock, “Company Capital Stock”). As of the date hereof, (a) 4,030,049 shares of Company Common Stock, 512,989 shares of Company Class B Stock and no shares of Company Preferred Stock were issued and outstanding, (b) 582,727 shares of Company Common Stock and no shares of Company Class B Stock or Company Preferred Stock were held by the Company in its treasury, (c) 512,989 shares of Company Common Stock were reserved for issuance pursuant to conversion of the Company Class B Stock, (d) 294,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Option Plans (of which 214,741 shares of Company Common Stock were subject to outstanding Company Employee Stock Options) and (e) 534 shares of Company Preferred Stock were reserved for issuance pursuant to the Company Preferred Stock Option.

(b) Section 4.03(b) of the Company Disclosure Letter sets forth a full list of all outstanding Company Employee Stock Options and the Company Preferred Stock Option, including in each case the name of the Person to whom such options have been granted, the number of shares subject to each option, the per share exercise price for each option, the vesting schedule for each option and whether such option automatically terminates in the event of a change in control of the Company. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.

(c) All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. Except as set forth in Section 4.03(c) of the Company Disclosure Letter, there are no Company Voting Debts or Company SARs issued or outstanding. Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Company Voting Debt, (ii) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. Except as set forth in Section 4.03(c) of the Company Disclosure Letter, there are no (A) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary, or (B) voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting or transfer of capital stock of the Company or any of the Company Subsidiaries. Except for the Principal Stockholders’ Agreement and the irrevocable proxy described therein, to the Knowledge of the Company, there are no irrevocable proxies and no voting Contracts (or Contracts to execute a written consent or a proxy) with respect to any shares of Company Capital Stock or any other voting securities of the Company.

(d) The Shares authorized for issuance under the ESPP have been exhausted as of August 1, 2003. Since that date, the Company has not reserved for issuance any additional Shares with respect to the ESPP. No participant has any accumulated contributions with respect to the ESPP and there will be no further issuance of Shares under the ESPP. No Shares acquired through the ESPP are subject to restrictions on sale or transfer either by reason of the plan’s terms or Section 423 of the Code.

Section 4.04 Authorization; Validity of Agreement; Necessary Action.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to or in connection with or as contemplated by the Transaction Agreements and to consummate the Transactions. Roger F. Hruby has the legal capacity to execute and deliver this Agreement and to comply with and perform his obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and except for the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and Roger F. Hruby and constitutes (assuming the due authorization, execution and delivery by Parent and Sub, as applicable), a valid and binding obligation of the Company and Roger F. Hruby enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b) The Special Committee, at a meeting duly called and held prior to execution of this Agreement, has by vote of all of its members recommended the approval and adoption of this Agreement by the Company Board. The Company Board, at a meeting duly called and held prior to execution of this Agreement, unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Transactions are fair to and in the best interests of the Company and its stockholders, (iii) fixing the record date to determine the stockholders entitled to consent to the adoption of this Agreement and approve the Merger and the other Transactions, which is June 19, 2006 and (iv) directing that this Agreement be submitted to the Principal Company Stockholders promptly following the execution and delivery of this Agreement by each of the parties hereto for such stockholders to consider whether to adopt this Agreement and approve the Merger and the other Transactions. Such resolutions are sufficient to render inapplicable, to Parent, Sub, the Transaction Agreements and the Transactions, the provisions of Section 203 of the DGCL.

(c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class (the “Company Stockholder Approval”). No vote or approval of any holder of Company Capital Stock is necessary to approve any Transaction Agreement other than this Agreement or to consummate the any Transaction other than the Merger. The execution and delivery to the Secretary of the Company of a written consent executed by the Principal Company Stockholders is sufficient to adopt this Agreement and approve the Transactions, and no other corporate proceedings are necessary to adopt or approve this Agreement or to consummate the Merger or the other Transactions.

Section 4.05 No Conflicts; Consents. Except as set forth in Section 4.05 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation to, or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or impose any penalty or fine under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company Subsidiaries under, any provision of (a) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (b) any Material Contract, (c) any other Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (d) subject to the filings and other matters referred to in the following sentence, any provision of any Order or Applicable Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (c) or (d) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any applicable laws, regulations or statutes relating to the regulation of monopolies or competition in any foreign jurisdiction (“Foreign Competition Laws”), (ii) the filing with the SEC of (A) the Information Statement and (B) such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement and the Principal Stockholders’ Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 7.08, and (v) such other items as are set forth in Section 4.05 of the Company Disclosure Letter. For purposes of this Section 4.05 and any other relevant representations and warranties of the Company, the representations and warranties are made based upon the assumption that the Company shall be the Surviving Corporation.

Section 4.06 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Except as identified in Section 4.06(a) of the Company Disclosure Letter, the Company has timely filed with, or furnished to, the SEC all Company SEC Documents. As of its respective date, each Company SEC Document, including any financial statements or schedules included therein, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Filed Company SEC Document has been revised or superseded by a later-filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any reports with the SEC.

(b) The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated thereunder by the SEC, and the statements contained in all such certifications were as of the respective dates made, and are, complete and correct. Neither the Company nor any of its officers has received notice from the SEC or the Nasdaq National Market questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. The Company is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq National Market.

(c) The Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(d) None of the Company or any of the Company Subsidiaries have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, due or to become due, known or unknown, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or adequately reserved against in the Financial Statements of the Company included in the Filed Company SEC Documents, (ii) disclosed in any Filed Company SEC Document, to the extent such liabilities are disclosed with reasonable specificity, (iii) disclosed in Section 4.06(d) of the Company Disclosure Letter, or (iv) incurred in the ordinary and usual course of business since the date of the most recent balance sheet included in the Filed Company SEC Documents that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07 Information in Information Statement. Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.06, none of the information included or incorporated by reference in the Information Statement, or any amendment or supplement thereto, at the time the Information Statement is mailed to the Company’s stockholders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Documents or in Section 4.08 of the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary and usual course of business, and during such period none of the Company or the Company Subsidiaries has:

(a) experienced or been affected by any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect; or

(b) taken any action that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of any of clauses (i), (ii), (iii), (iv), (v) (vi), (vii), (viii), (x), (xi) or (xii) of Section 6.01, other than actions in connection with entering into this Agreement.

Section 4.09 Taxes.

(a) Except as set forth in Section 4.09(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries has filed all Tax Returns required to be filed through the date hereof, and has paid or caused to be paid all Taxes required to be paid through the date hereof whether disputed or not and whether or not shown on any Tax Return, except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent Financial Statements referred to in Section 4.06 hereof. All such Tax Returns were correct and complete in all respects. The provisions for Taxes reflected in the Financial Statements are sufficient as of their respective dates for the payment of all accrued and unpaid Taxes of any nature of the Company and each of the Company Subsidiaries, whether or not assessed or disputed. All Taxes and other assessments and levies which the Company or any of the Company Subsidiaries is required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Entities in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There is no pending dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either (i) claimed or raised by any Tax Authority or (ii) as to which the Company has Knowledge based upon personal contact with any agent of or other Person acting on behalf of or for such Tax Authority. None of the Company or any of the Company Subsidiaries has received notice of any audit of any Tax Return filed by such Person. None of the Company or any of the Company Subsidiaries has received notice of any claim made by any Tax Authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens recorded or asserted on any of the assets or properties of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company has made available to Parent correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary and all other communications relating thereto since December 31, 1998.

(c) Except as disclosed in Section 4.09(c) of the Company Disclosure Letter, none of the Company or any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.

(d) None of the Company or any Company Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations or agreed to have Section 341(f)(2) of the Code apply. None of the Company or any Company Subsidiary has made any payments, is obligated to make any payments, or is party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code. None of the Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and the Company Subsidiaries has disclosed on its respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement. Except as set forth in Section 4.09(d) of the Company Disclosure Letter, none of the Company or any Company Subsidiary (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, agreement or otherwise. None of the Company or any of the Company Subsidiaries is or will be required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary (nor does the Company have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method). There are no requests for rulings or determinations in respect of any Tax or Tax matter pending between the Company or any Company Subsidiary and any Tax Authority.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (i) in the two years preceding the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f) Neither the Company nor any of its Subsidiaries has engaged in a transaction that would be reportable by or with respect to the Company or any of its Subsidiaries pursuant to Sections 6011, 6111, or 6112 of the Code. Neither the Company nor any of its Subsidiaries has entered into any transactions that required or will require the filing of Internal Revenue Service Form 8886.

Section 4.10 Benefit Plans; ERISA Compliance; Excess Parachute Payments.

(a) Section 4.10(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, unemployment compensation, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of any Transaction, including the Merger or otherwise), whether formal or informal, oral or written, tax-qualified or non-tax-qualified, legally binding or not, under which any U.S. or non-U.S. employee, former employee, consultant, former consultant, director or former director of the Company or any Company Subsidiary has any present or future right to benefits or under which the Company or any Company Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”

(b) With respect to each Company Plan, the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the plan documents (including all amendments thereto) and each related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other written communications by the Company or any of the Company Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, if applicable, and (D) all correspondence with Governmental Entities.

(c) None of the Company, any Subsidiary, or any of its or their ERISA Affiliates has any liability or reasonable expectation of liability with respect to any employee benefit plan that is (i) a defined benefit plan (within the meaning of Section 3(35) of ERISA) or otherwise subject to Title IV of ERISA or to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA); or (iii) a plan of the type contemplated by Section 413(c) of the Code and Treasury regulations promulgated thereunder.

(d) (i) Each Company Plan has been established and complies and has been administered in form and operation in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that could reasonably be expected to subject the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates, to any tax, fine, Lien, penalty or other liability imposed by ERISA or the Code, including but not limited to Title IV of ERISA; (iv) no non-exempt “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) has occurred with respect to any Company Plan; (v) no Company Plan provides retiree welfare benefits and none of the Company or any Company Subsidiary has any obligations to provide any retiree welfare benefits except, in either case, to the extent required by Section 4980B of the Code; (vi) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (vii) all contributions or other amounts required to be paid by the Company or its Subsidiaries as of the Closing Date with respect to each Company Plan in respect of current or former plan years have been paid in accordance with the terms of such plan and Applicable Law or accrued in accordance with GAAP (as applicable). With respect to each Company Plan that covers employees or contractors outside the United States, (A) the fair market value of the assets of each funded Company Plan, the liability of each insurer for any Company Plan funded through insurance or the reserve shown on the consolidated financial statements of the Company for any unfunded Company Plan, together with any accrued contributions, is sufficient to provide for the projected benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (B) each such Company Plan that is required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(e) With respect to each Company Plan, (i) no Proceedings (other than routine claims for benefits in the ordinary and usual course of business) are pending or threatened in writing and (ii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Proceedings.

(f) Except as set forth in Section 4.10(f) of the Company Disclosure Letter, no Company Plan exists that could result in the payment to any present or former employee of the Company or any Company Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any Company Subsidiary as a result of the Transactions, including the Merger, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G. The amounts of any such payments as described in the preceding sentence are set forth and itemized in Section 4.10(e) of the Company Disclosure Letter. No Company Plan exists that could give rise to the payment of any amount that would not be deductible by the Company or the Company Subsidiaries under Section 162(m) of the Code.

(g) There has been no act or omission that would impair the ability of the Company or any Company Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Plan.

Section 4.11 Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, there are (a) no continuing Orders, to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or, to the Knowledge of the Company, to which any of their respective directors, officers or employees, in such capacities, is a party, and (b) no Proceedings pending against the Company or any Company Subsidiary or any of their respective assets or, to the Knowledge of the Company, against any of their respective directors, officers or employees, in such capacities or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any of their respective assets, or any of their respective directors, officers or employees, at law or in equity, or before or by any Governmental Entity. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary which may call into question the validity or hinder the enforceability or performance of this Agreement or any of the Transaction Agreements, and, to the Knowledge of the Company, there has occurred no event, and there does not exist any condition or state of facts, on the basis of which any such claim may be asserted.

Section 4.12 Compliance with Applicable Laws.

(a) The business of the Company and each Company Subsidiary has been since January 1, 2002, and is, conducted in compliance in all material respects with all Applicable Laws and Orders, including ERISA, all Environmental, Health and Safety Laws, all Applicable Laws and Orders relating to antitrust or trade regulation, employment practices and procedures and the health and safety of employees. Except as set forth in Section 4.12(a) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries has, since January 1, 2002, been subject to any Order with respect to any of the foregoing or received any notice, demand letter, federal or state administrative inquiry, or formal complaint or claim with respect to any of the foregoing or the enforcement of any of the foregoing, nor has the Company or any Company Subsidiary been the subject of any criminal Proceedings or convicted of any felony or misdemeanor. In particular, and without limiting the foregoing, none of the Company, the Company Subsidiaries, or any director, officer, agent, employee or, to the Knowledge of the Company, any other Person associated with or acting on behalf of the Company or the Company Subsidiaries has, directly or indirectly, (i) used any corporate funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) established or maintained any unlawful or unrecorded fund of corporate moneys or other assets or properties of the Company or any Company Subsidiary; (iv) made any false or fictitious entry on the book or records of the Company or any Company Subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (v) made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained. The Company and each Company Subsidiary has adequate financial controls which would reasonably be expected to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures.

(b) The Company and the Company Subsidiaries employ the number of full-time and part-time employees as are indicated in Section 4.12(b) of the Company Disclosure Letter. Except as set forth in Section 4.12(b) of the Company Disclosure Letter: (i) none of the Company or any of the Company Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, fees, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees; (ii) there are no charges of employment discrimination, retaliation, or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary; and (iii) there are no claims or charges relating to or alleging violations of any Applicable Laws, including laws relating to discrimination, harassment, health and safety, family leave, wage payments or hours of work, employee status or whistleblowing that are existing, pending or, to the Knowledge of the Company, threatened against any of the Company or the Company Subsidiaries nor, to the Knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any such claim is reasonably likely to be asserted.

Section 4.13 Contracts; Debt Instruments.

(a) Except as disclosed in Section 4.13(a) of the Company Disclosure Letter, there are no Material Contracts or other significant agreements relating to the business of the Company or any of the Company Subsidiaries. None of the Company or any of the Company Subsidiaries is in violation of or in default under (nor, to the Knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or a Company Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by the Company or a Company Subsidiary or, to the Knowledge of the Company, any other party thereto under any Material Contract or result (other than due to consummation of the Merger) in a right of termination of any Material Contract.

(b) Set forth in Section 4.13(b) of the Company Disclosure Letter is a list of (i) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred, and (ii) the respective principal amounts outstanding thereunder, as of May 31, 2006.

(c) Except as set forth in Section 4.13(c) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is subject to the terms of any non-competition, exclusivity, right of first refusal, option or other agreement (including any area restrictions) that may restrict in any way the conduct or operations or future conduct or operations of the business of the Company or any of the Company Subsidiaries or the use of the Intellectual Property Rights of the Company or any Company Subsidiary.

Section 4.14 Guarantees. Except as otherwise noted in Section 4.14 of the Company Disclosure Letter, none of the material obligations or liabilities of the Company or any of the Company Subsidiaries is guaranteed by any Person. Section 4.14 of the Company Disclosure Letter sets forth a correct and complete list of all guarantees by, or other contingent obligations of, the Company or any Company Subsidiary showing the parties and amounts involved and the expiration dates thereof.

Section 4.15 Intellectual Property.

(a) The Company or the Company Subsidiaries own, or are validly licensed or otherwise have the enforceable right to use, all Intellectual Property Rights that are currently used in the conduct of the business of the Company and the Company Subsidiaries. Section 4.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of all patents, patent applications, registrations and applications for registration of trademarks, service marks, copyrights and domain names owned by the Company or the Company Subsidiaries. The Company or the Company Subsidiaries are the sole and exclusive owners of the Intellectual Property Rights free and clear of any Lien other than Permitted Liens and except as set forth on Section 4.15(a) of the Company Disclosure Letter, all such registrations and applications for registration of such Intellectual Property Rights are recorded in the name of the Company or the Company Subsidiaries and all such Intellectual Property Rights are fully transferable.

(b) Except as set forth on Section 4.15(b) of the Company Disclosure Letter: (i) to the Knowledge of the Company, neither (A) the use of the Intellectual Property Rights as currently used by the Company or any Company Subsidiary in the conduct of their businesses nor (B) the conduct of the business of the Company and the Company Subsidiaries, as presently conducted, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other Person; (ii) no Proceedings with respect to any Intellectual Property

Rights owned or used by the Company or any Company Subsidiary have been instituted or asserted against the Company or any Company Subsidiary and neither the Company nor a Company Subsidiary has received a written notice within the past three (3) years: (A) to the effect that the manufacture, sale, licensing or use or export or import of any of the products or services of the Company or any Company Subsidiary as now manufactured, sold or licensed or used or imported or exported or proposed for manufacture, use, sale, licensing or export or import by the Company or any Company Subsidiary infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of another Person; (B) that the use by the Company or any Company Subsidiary of any Intellectual Property Rights infringes, misappropriates, dilutes or otherwise violates the rights of another Person; or (C) challenging the ownership by the Company or any Company Subsidiary to the Intellectual Property Rights or the validity or enforceability of any of Intellectual Property Rights owned or used by the Company or any Company Subsidiary.

(c) To the Knowledge of the Company, the Intellectual Property Rights are valid and enforceable and all registered trademarks, service marks, domain name registrations, copyrights and issued patents owned by the Company or any Company Subsidiary are active and subsisting and all necessary registration, maintenance and renewal fees have been paid and all required documentation filed as required to maintain the Intellectual Property Rights.

(d) To the Knowledge of the Company, there is no unauthorized use, infringement, misappropriation, dilution or other violation of any of the Intellectual Property Rights owned or used by the Company or any Company Subsidiary by any Person, including any employee or former employee of the Company or any Company Subsidiary.

(e) No Intellectual Property Rights owned by the Company or any Company Subsidiary or product of the Company or any Company Subsidiary is subject to any outstanding Order restricting in any manner the licensing thereof by the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary relinquished or restricted in any manner the right to challenge, invalidate or oppose any third party Intellectual Property Rights.

(f) Except as disclosed on Section 4.15(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has permitted or licensed any Person to use any of the Intellectual Property Rights. All licenses referred to on Section 4.15(f) of the Company Disclosure Letter are in full force and effect and neither Company or any Company Subsidiary nor, to the Knowledge of the Company, the other party, is in default in any material respect of its obligations thereunder.

(g) Section 4.15(g) of the Company Disclosure Letter sets forth an accurate and complete list of all licenses, other than “off the shelf” commercially available software programs purchased or licensed for less than $250,000 in the aggregate, pursuant to which the Company or a Company Subsidiary licenses from any Person Intellectual Property Rights that are material to and used in the conduct of the business of the Company or any Company Subsidiary.

(h) All employees of the Company and any Company Subsidiary have entered into valid and binding written agreements with the Company or Company Subsidiary sufficient to vest title in the Company or Company Subsidiary of all technology and inventions, including all accompanying Intellectual Property Rights created by such employee in the scope of his or her employment with the Company or any Company Subsidiary.

(i) The Company and Company Subsidiaries have taken commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets, including confidential information or trade secrets provided by any other Person to the Company or Company Subsidiary that the Company or Company Subsidiary is obligated to keep confidential. Without limiting the foregoing, the Company and each Company Subsidiary has, and takes commercially reasonable steps to enforce, a policy requiring each employee to execute a confidentiality agreement.

Section 4.16 Takeover Laws; Anti-takeover Plan. The Company Board has taken all action necessary to ensure that neither the restrictions on “business combinations” set forth in Section 203 of the DGCL, nor any other “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other anti-takeover statute or regulation of any Governmental Entity (each, a “Takeover Statute”) will apply to this Agreement, the Principal Stockholders’ Agreement, the Merger or any of the other Transactions. Neither the Company nor any of the Company Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti–takeover plan,” or any similar plan, device or arrangement, and neither the Company Board nor the Board of Directors (or similar governing body) of any of its Subsidiaries has adopted or authorized the adoption of such a plan, device or arrangement.

Section 4.17 Affiliate Transactions. Except as set forth in Section 4.17 of the Company Disclosure Letter or as disclosed in the Filed Company SEC Documents, there are no loans, leases or other continuing transactions between the Company or any Company Subsidiary and any present or former holder of more than 5% of the Shares, director or executive officer thereof or any member of such executive officer’s, director’s or stockholder’s immediate family, or any Person controlled by such executive officer, director or stockholder or his or her immediate family, including any transaction that would be disclosable pursuant to Item 404 of SEC Regulation S-K. No director or executive officer of the Company or any Company Subsidiary nor any of their respective spouses or immediate family members, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any Company Subsidiary, or any organization that has a Contract or arrangement with the Company or any Company Subsidiary. Except as expressly disclosed in Section 4.17 of the Company Disclosure Letter, none of the Contracts between the Company or any of its Subsidiaries, on the one hand, and any Principal Company Stockholder or any of the Affiliates thereof, on the other hand, will continue in effect subsequent to the Closing, and all obligations of the Company or any of its Subsidiaries thereunder will have been satisfied.

Section 4.18 Environmental, Health, and Safety.

(a) Each of the Company, the Company Subsidiaries, and their respective predecessors and Affiliates has complied in all material respects with all Environmental, Health, and Safety Laws, and no Proceeding, charge, complaint, demand, or notice has been filed, commenced or to the Knowledge of the Company, threatened against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Company, the Company Subsidiaries and their respective predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all Permits, licenses, and other authorizations that are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws, except to the extent that the failure to so obtain and to be in such compliance has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in additional cost, expense or liability to the Company, Parent and their Affiliates of more than $100,000.

(b) Except as set forth in Section 4.18(b) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Company or any of the Company Subsidiaries has any liability (and none of the Company, the Company Subsidiaries or their respective predecessors and Affiliates has handled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in any manner that, could form the basis for any present or future Proceeding, charge, complaint or demand against the Company or any Company Subsidiary giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

(c) All properties and equipment used in the business of the Company, the Company Subsidiaries and their respective predecessors and Affiliates are and have been free from any Hazardous Substance, except to the extent that the failure to be free from any Hazardous Substance has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in additional cost, expense or liability to the Company, Parent and their Affiliates of more than $100,000.

Section 4.19 [Reserved]

Section 4.20 Real and Personal Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a complete list of all real properties that are owned by the Company or any of the Company Subsidiaries (the “Company Owned Real Property”). All of the real property leased by the Company or any of the Company Subsidiaries is identified in Section 4.20(a)(i) of the Company Disclosure Letter (the “Company Leased Real Property”). The Company and the Company Subsidiaries have good and marketable title to, or valid leasehold interests in, all real properties owned, used or occupied by them except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary and usual course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and are not reasonably expected to materially interfere with its ability to conduct its business as currently conducted. All such properties, other than properties in which the Company or any Company Subsidiary has leasehold interests, are free and clear of all Liens except for Permitted Liens. None of the Company or any of the Company Subsidiaries has an option to purchase any real property.

(i) All leases of the Company Leased Real Property are identified in Section 4.20(a)(i) of the Company Disclosure Letter, and true and complete copies thereof have been delivered to Parent. Each of such leases has been duly authorized and executed by the Company or the Company Subsidiary party thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, and is enforceable in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. The Company or the Company Subsidiary party thereto has not received notice of any default under any of said leases, nor, to the Knowledge of the Company, has any event occurred that, with notice or the passage of time, or both, would give rise to such a default. To the Knowledge of the Company, the other party to each of said leases is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

(ii) Except as set forth in Section 4.20(a)(ii) of the Company Disclosure Letter, all premises constituting a part of the Company Owned Real Property or the Company Leased Real Property are in good operating condition and repair and there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Company Owned Real Property or the Company Leased Real Property that, individually or in the aggregate, would materially impair the usefulness to the Company or any Company Subsidiary, as appropriate, of the Company Owned Real Property or the Company Leased Real Property for its current purposes.

(iii) None of the Company or any of the Company Subsidiaries has received any notice from any Governmental Entity of any violation of any Applicable Law, Order or Permit issued with respect to any Company Owned Real Property or Company Leased Real Property that has not been heretofore corrected and no such violation exists that could have a material adverse effect on the operation of any Company Owned Real Property or Company Leased Real Property. All improvements located on or constituting part of any Company Owned Real Property or Company Leased Real Property and the use and operation thereof by the Company or the Company Subsidiaries are in compliance in all material respects with all Applicable Laws or Permits. None of the Company or any of the Company Subsidiaries has received any notice of any real estate Tax deficiency or assessment and, to the Knowledge of the Company, there is no proposed deficiency, claim or assessment with respect to any of the Company Owned Real Property or the Company Leased Real Property, or any pending or threatened condemnation thereof.

(iv) None of the Company or any of the Company Subsidiaries leases or subleases any real or personal property as lessor or sublessor.

(b) The Financial Statements reflect all of the assets and properties, real and personal, used by the Company and the Company Subsidiaries in their respective businesses or otherwise held by the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have good and valid title to all assets and properties included in the Financial Statements or thereafter acquired, in each case free and clear of any Lien, except for Liens for Taxes not yet due and payable. The Company has provided to Parent a true and complete list of each of the assets or properties of the Company and the Company Subsidiaries consisting of personal property.

Section 4.21 Insurance. The physical properties, assets, business, operations, employees, officers and directors of the Company and the Company Subsidiaries are insured to the extent disclosed in Section 4.21 of the Company Disclosure Letter. There is no claim by the Company or any Company Subsidiary pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Such insurance policies and arrangements are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof are currently paid, and the Company and the Company Subsidiaries are in compliance with the terms thereof. Section 4.21 of the Company Disclosure Letter also sets forth a list of insurance policies to which other parties (including Affiliates of the Company) are a party or beneficiary that relate to the properties, assets or operations of the Company or the Company Subsidiaries and the names of such other parties. No notice of cancellation, termination or reservation of rights has been received by the Company or any Company Subsidiary with respect to any insurance policy described in Section 4.21 of the Company Disclosure Letter. None of the Company or any Company Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance since January 1, 2002. No claims have been asserted by the Company or any Company Subsidiary under any of the insurance policies of the Company or the Company Subsidiaries or relating to their properties, assets or operations. Each such insurance policy shall continue to be in full force and effect immediately following consummation of the Transactions.

Section 4.22 Compensation. Section 4.22 of the Company Disclosure Letter constitutes a full and complete list of each director, officer or employee of the Company or any Company Subsidiary whose total compensation from the Company or any of the Company Subsidiaries on an annualized basis exceeds $100,000 specifying their names and job designations, the total amount paid or payable, the basis of such compensation, whether fixed or commission or a combination thereof, and their current rate of pay. Except as otherwise disclosed in Section 4.22 of the Company Disclosure Letter, since December 31, 2005 there has been no material change in compensation, by means of wages, salaries, bonuses, gratuities or otherwise, to any such director, officer or employee of the Company or any Company Subsidiary or any change in compensation, either material in amount or other than in the ordinary and usual course of business, to any other director, officer or employee of the Company or any Company Subsidiary.

Section 4.23 Employment Matters. Except as set forth in Section 4.23 of the Company Disclosure Letter:

(a) To the Knowledge of the Company, no key employee and no officer or group of employees plans to terminate their employment with the Company or any Company Subsidiary as a result of the Transactions or otherwise. In the last five (5) years, none of the Company or any Company Subsidiary has experienced nor is there pending or, to the Knowledge of the Company, threatened any labor strikes, slowdowns, lockouts, grievances, unfair labor practice charges or complaints, arbitrations or other disputes arising out of any collective bargaining agreement. To the Knowledge of the Company, in the last five (5) years, there has been no organizational effort made or threatened by or on behalf of any labor union with respect to employees of the Company or any Company Subsidiary.

(b) There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which it is bound.

(c) There are no written personnel policies, rules or procedures applicable to employees of the Company and the Company Subsidiaries.

(d) None of the Company or any Company Subsidiary is a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to employees or employment practices.

(e) In the past five (5) years, (i) none of the Company or any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company’s or any Company Subsidiary’s business, and (iii) none of the Company or any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

(f) None of the Company or any Company Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof.

(g) None of the Company or any Company Subsidiary has made any representation or commitment to, or entered into any formal or informal understanding with, any employee of the Company or any Company Subsidiary with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries at or subsequent to the Effective Time.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) increase any compensation or amounts otherwise payable or due to any employee or independent contractor, or (ii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any compensation or amounts or result in any breach of or default under any agreement.

Section 4.24 Licenses and Permits. Except as set forth in Section 4.24 of the Company Disclosure Letter, the Company and the Company Subsidiaries have obtained, and are (and since January 1, 2002 have been) in compliance in all material aspects with, all necessary licenses, franchises, permits, consents, Orders, certificates, authorizations, declarations and filings (collectively, “Permits”) required by all Governmental Entities for the conduct of the business and operations of the Company and the Company Subsidiaries as now conducted. There are no Proceedings pending or, to the Knowledge of the Company, threatened which may result in the revocation, cancellation or suspension, or any adverse modification of any such Permits. There are no disciplinary actions under any such Permits pending or, to the Knowledge of the Company, threatened, against the Company, the Company Subsidiaries or any of their respective officers, directors or employees. No such prior Proceeding or disciplinary action has during the preceding two (2) years resulted in any materially adverse action against the Company or any of the Company Subsidiaries and, to the Knowledge of the Company, there are no facts which may give rise to such Proceedings or disciplinary actions. Section 4.24 of the Company Disclosure Letter contains a correct and complete list of all such required Permits.

Section 4.25 Copies of Certain Documents. The Company has heretofore made available to the Parent true and complete copies of: (i) all agreements entered into by the Company or any of the Company Subsidiaries, if any, providing for the acquisition or disposition of businesses or product or service lines; and (ii) a complete list of all investments of the Company and the Company Subsidiaries, if any, in marketable or other securities (whether debt or equity) for investments made in the twelve (12) months prior to the date hereof.

Section 4.26 Underlying Documents. Any underlying documents listed or described in the Company Disclosure Letter or referred to in this Agreement have heretofore been furnished or made available to Parent or its representatives. All such documents furnished to Parent are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Company Disclosure Letter in which such documents are listed or described. The minute books of the Company and each Company Subsidiary contain accurate records of all corporate actions taken by the directors and stockholders of the Company and each Company Subsidiary.

Section 4.27 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company’s own account, or for the account of any of the Company Subsidiaries or their customers (all of such material arrangements being listed on Section 4.27 of the Company Disclosure Letter), in effect as of the date of this Agreement were entered into (i) in accordance with prudent business practices and all Applicable Laws, rules, regulations and regulatory policies in all material respects and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or the Company Subsidiaries, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity), and are in full force and effect. None of the Company or any of the Company Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respects.

Section 4.28 Customers and Suppliers. Section 4.28 of the Company Disclosure Letter lists, by volume in dollars of purchases, the twenty (20) largest customers and the twenty (20) largest suppliers of the Company and its Subsidiaries (respectively, “Major Customers” and “Major Suppliers”) in each of fiscal years 2004 and 2005 and, with respect to Major Customers, the first quarter of 2006. To the Knowledge of the Company, (i) no Person listed in Section 4.28 of the Company Disclosure Letter intends to cancel or materially reduce the amount of business presently done with the Company or any Company Subsidiary or otherwise materially change its relationship with the Company or any Company Subsidiary, (ii) no Major Supplier intends significant price increases and (iii) no Major Customer has received or intends to seek significant price decreases from the Company or any Company Subsidiary.

Section 4.29 Inventory. Except as set forth in Section 4.29 of the Company Disclosure Letter, the inventory of the Company and its Subsidiaries (a) is usable or salable in the ordinary and usual course of business, except to the extent of reserves for obsolescence recorded in the March 31, 2006 consolidated balance sheet of the Company and the Company Subsidiaries; (b) is sufficient but not excessive in kind or amount for the conduct of the business of the Company and the Company Subsidiaries as it is presently being conducted; (c) meets the quality control standards of the Company; (d) is not held on consignment from third parties; (e) is not subject to any Lien; (f) is carried on the books of the Company at an amount that reflects valuations not in excess of the lower of cost or market determined in accordance with generally accepted accounting principles applied on a consistent basis and (g) has not been consigned to any third party.

Section 4.30 Accounts Receivable. The accounts receivable of the Company and the Company Subsidiaries reflected in the Financial Statements, to the extent uncollected, and the accounts receivable reflected, since the date of the last audited balance sheet included in the Financial Statements, on the books of each of the Company and the Company Subsidiaries, subject to the reserves for uncollectible accounts or similar reserves reflected in such Financial Statements or books of the Company and the Company Subsidiaries, (i) represent valid obligations arising from transactions actually made in the ordinary and usual course of business, and (ii) are subject to no refunds or other adjustments and, to the Knowledge of the Company, to no defenses or rights of setoff enforceable by third parties on or affecting any thereof.

Section 4.31 Brokers; Fees and Expenses.

(a) No broker, investment banker, financial advisor or other Person, other than Lincoln Partners, LLC (“Lincoln Partners”) and Houlihan Lokey, Howard & Zukin Capital, Inc. (“Houlihan Lokey”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or the Special Committee. The amount of the fees of each of Lincoln Partners and Houlihan Lokey payable in connection with the Transactions (including all fees for any fairness opinion prepared by Houlihan Lokey with respect to the Transactions) and the estimated amount of all other fees and expenses incurred and to be incurred by the Company in connection with the Transactions (including the fees of the Company’s legal counsel) are set forth and itemized in Section 4.31 of the Company Disclosure Letter. The Company has furnished to Parent true and complete copies of all agreements between the Company, on the one hand, and Lincoln Partners or Houlihan Lokey, on the other hand, relating to this Agreement or the Transactions.

(b) Except as set forth in Section 4.31(b) of the Company Disclosure Letter, no valid claim against the Company or the Surviving Corporation or, to the Knowledge of the Company, against Parent or Sub exists or will exist for payment of any “topping,” “break-up,” “bust-up” or “termination” fee or any similar compensation or payment arrangement as a result of the Transactions, including the Merger, except as provided by the Transaction Agreements.

Section 4.32 Opinion of Financial Advisor. The Special Committee and the Company Board have received the written opinion of Houlihan Lokey, dated the date of this Agreement, that, as of such date, the Merger Consideration to be received by the Company’s stockholders in the Merger is, in the opinion of such advisor, fair to the Company’s stockholders from a financial point of view, and a true and complete signed copy of such opinion has been delivered to Parent. The Company has been authorized by Houlihan Lokey to permit the inclusion of such fairness opinion in the Information Statement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all Permits necessary to enable it to conduct its businesses as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.02 Sub. Parent owns beneficially and of record all of the outstanding capital stock of Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Section 5.03 Financing. Parent has or has available to it, and will make available to Sub all funds necessary to consummate all the Transactions and pay the related fees and expenses of Parent and Sub.

Section 5.04 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has full corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and each agreement, document and instrument to be executed and delivered by or on behalf of Parent and/or Sub, as the case may be, pursuant to or in connection with or as contemplated by the Transaction Agreements and to consummate the Transactions. The Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Sub (the “Sub Board”) have each adopted a resolution approving this Agreement. The execution, delivery and performance by Parent and Sub of the Transaction Agreements to which either is a party and the consummation of the Transactions have been duly authorized by the Parent Board and the Sub Board and by Parent as the sole stockholder of Sub and no other corporate action on the part of Parent or Sub or any other Person is necessary to authorize the execution and delivery by Parent and Sub of this Agreement, any Transaction Agreement or the consummation of the Transactions. This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes, and when executed and delivered by the Parent and/or Sub, as the case may be, each other Transaction Agreement will constitute, legal, valid and binding obligations of each of Parent and Sub, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

Section 5.05 No Conflicts; Consents. The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or impose any penalty or fine under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Sub under, any provision of (a) the charter or organizational documents of Parent or Sub, (b) any material Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (c) subject to the filings and other matters referred to in the following sentence, any Order or Applicable Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any applicable Foreign Competition Laws, (ii) the filing with the SEC of (A) the Information Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the Taxes described in Section 7.08 and (v) Consents, registrations, declarations or filings required to be made solely by reason of the Company’s participation in the Transactions.

Section 5.06 Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Information Statement, or any amendment or supplement thereto will, at the time the Information Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to any information relating to the Company or any Affiliate thereof (other than Parent or Sub) that is included or incorporated by reference in the Information Statement.

Section 5.07 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01 Conduct of Business.

(a) Conduct of Business by the Company. Except for matters expressly permitted by the Transaction Agreements, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary and usual course of business and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers and employees, maintain its relationships with customers, suppliers, vendors, licensors, licensees, distributors and agents and others having business dealings with them and preserve the goodwill of the Company and the Company Subsidiaries. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement and except as set forth in Section 6.01 of the Company Disclosure Letter, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or other assets) in respect of, any of its capital stock, or other equity or voting interests, other than dividends and distributions by a direct or indirect wholly-owned Company Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock, or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any Company Subsidiary;

(ii) authorize for issuance, issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Company Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or (B) any assets outside the ordinary and usual course of business;

(v) (A) grant to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in compensation or fringe benefits, except for increases in salary for non-officer employees in the ordinary and usual course of business, (B) grant to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination benefits or pay, (C) other than entering into employment agreements with employees of the Company in the ordinary and usual course of business and in the standard form attached to Section 6.01 of the Company Disclosure Letter, enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Plan, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any collective bargaining agreement or Company Plan, (F) loan or advance money or other property to any present or former employee, officer or director of the Company or of any Company Subsidiary, other than travel and expense reimbursements in the ordinary and usual course of business, (G) grant any new, or amend any existing, Company Employee Stock Option or enter into any agreement under which any Company Employee Stock Option would be required to be issued, (H) take any action (or fail to take any action) which action (or failure to act) would impair the ability of the Company or any Company Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Plan, or (I) make any representation or commitment to, or enter into any formal or informal understanding, with any Person with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries at or subsequent to the Effective Time;

(vi) make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(vii) sell, lease, license or otherwise dispose of or permit to become subject to any Lien, other than a Permitted Lien, any properties or assets, tangible or intangible, except sales of inventory and excess or obsolete assets in the ordinary and usual course of business;

(viii) except with respect to borrowings and repayments in the ordinary and usual course of business under the Company’s revolving credit facility, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary and usual course of business, (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any Company Subsidiary or (C) repurchase or prepay any indebtedness or debt securities of the Company or any Company Subsidiary or of any third person;

(ix) make or agree to make new capital expenditure, except as set forth in the capital expenditure budget provided to Parent prior to the date hereof;

(x) make any Tax election or settle or compromise any Tax liability or refund;

(xi) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $10,000 individually or $50,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in the ordinary and usual course of business and in accordance with their terms of (1) any liabilities reflected on the most recent balance sheet included in the Filed Company SEC Documents and (2) any trade payables arising in the ordinary and usual course of business, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xii) modify, amend or terminate any Material Contract or Contract providing for payments or otherwise involving amounts in excess of $100,000 or, except in the ordinary and usual course of business, enter into any Material Contract;

(xiii) fail to maintain all insurance policies as currently in effect or allow any of such policies to lapse;

(xiv) transfer, license or grant a security interest to any Person or entity or otherwise extend, amend, allow to lapse or go abandoned, modify or encumber any Material Intellectual Property Rights;

(xv) terminate any employee of the Company or any Company Subsidiary, without cause; or

(xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. The Company shall not, and shall not permit the Company Subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in any Transaction Agreement becoming untrue or (ii) any condition to the Merger set forth in Article VIII not being satisfied.

(c) Advice of Changes.

(i) The Company shall promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Company Material Adverse Effect.

(ii) After the date hereof, the Company shall have the continuing obligation promptly to inform Parent in writing with respect to any matter hereafter arising or discovered which would have been required to be set forth or described in the Company Disclosure Letter or would have been required to be taken as an exception to any representation or warranty of the Company in order for the representations and warranties of the Company to be true and correct at and as of the times such representations and warranties are required to be true and correct in accordance with this Agreement; provided, however, that no such information supplied to Parent shall be deemed to amend or supplement the Company Disclosure Letter or to correct or cure any breach of or inaccuracy in any representation or warranty of the Company made in this Agreement.

Section 6.02 No Solicitation.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not (and the Company shall not permit any of the Company Subsidiaries or any of its or their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to) directly or indirectly (i) solicit, encourage, engage in discussions or negotiate with any Person with respect to (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate, any inquiry or effort of any Person (other than Parent) relating to any Alternative Acquisition, (ii) provide information with respect to the Company to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (iii) enter into an agreement with any Person, other than Parent, providing for a possible Alternative Acquisition or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent. Notwithstanding the foregoing, if (A) the Company has received an unsolicited written proposal for an Alternative Acquisition (“Alternative Acquisition Proposal”) that did not result from a breach of this Section 6.02(a) and (B) the Company Board (upon the recommendation of the Special Committee) concludes in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel) (1) that such Alternative Acquisition Proposal is reasonably likely to result in a Superior Company Proposal (as defined in Section 6.02(e)) and (2) that such actions are required by the fiduciary obligations of the Company Board under Delaware law, the Company may, subject to providing prior written notice to Parent of its decision to take such action, (x) furnish information with respect to the Company to the Person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms not materially more favorable to the Person making the Alternative Acquisition Proposal than those applicable to Parent under the Confidentiality Agreement (it being understood that such confidentiality agreement shall not prohibit disclosure to Parent of the terms and conditions of such Alternative Acquisition Proposal, including the identity of the Person making such Alternative Acquisition Proposal and any material changes thereto) and (y) participate in discussions and negotiations with such Person or group and its representatives. The Company shall, and shall cause its representatives to, cease immediately all discussions and negotiations that may have occurred prior to the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Acquisition Proposal. For purposes of this Section 6.02 and Section 9.02(b)(ii), the term “Person” shall include any “group” as defined in the Exchange Act. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.02 by any director, officer or employee of the Company or the Company Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or the Company Subsidiaries shall be deemed to be a breach of this Section by the Company.

(b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any Alternative Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iv) agree or resolve to take actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, if (A) the Company Board receives a Superior Company Proposal that was unsolicited and did not otherwise result from a breach of Section 6.02(a), and the Company Board (upon the recommendation of the Special Committee) determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations under Delaware law, the Company Board may, during such period, in response to a Superior Company Proposal, withdraw or modify its approval of the Merger and this Agreement and, in connection with a Superior Proposal as described in clause (A) of this Section 6.02(b), approve or recommend such Superior Company Proposal at any time after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Company Proposal and intends to withdraw or modify its approval, identifying the Person making such Superior Company Proposal and specifying the financial and other material terms and conditions of such Superior Company Proposal or (B) the Company Board (upon the recommendation of the Special Committee) otherwise determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with such fiduciary obligations, the Company Board may withdraw or modify its approval of the Merger and this Agreement (it being understood and agreed by the parties that in each case such withdrawal or modification of the Company Board’s approval shall not alter the Company Board’s approval of this Agreement and the Transactions (including for purposes of Section 203 of the DGCL)).

(c) The Company promptly, and in any event within 24 hours, shall advise Parent orally and in writing of any Alternative Acquisition Proposal or any inquiry with respect to or that could lead to any Alternative Acquisition Proposal, the identity of the Person or group making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry. The Company shall (i) keep Parent reasonably informed of the status, including any change to the details, of any such Alternative Acquisition Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within 48 hours) with copies of all material correspondence and other written material sent or provided to the Company from any third party in connection with any Alternative Acquisition Proposal or inquiry or sent or provided by the Company to any third party in connection with any Alternative Acquisition Proposal or inquiry.

(d) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board (upon the recommendation of the Special Committee), after consultation with outside counsel, failure so to disclose could be inconsistent with its obligations under Applicable Law; provided, however, that except as set forth in Section 6.02(b), in no event shall the Company Board or any committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend any Alternative Acquisition Proposal.

(e) For purposes of this Agreement, “Superior Company Proposal” means any written, bona fide proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, or other transaction for the acquisition of all or substantially all the equity securities or assets of the Company through a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale or a joint venture, that is on terms which the Company Board determines (upon the recommendation of the Special Committee) in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) to be superior for the holders of the Shares, from a financial point of view, to the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger) and taking into account the likelihood of consummation in light of all financial, regulatory, legal and other aspects of such proposal (including any financing conditions and antitrust or competition law approvals or non-objections).

(f) Immediately following a request by Parent, the Company shall request each person or entity that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person or entity by or on behalf of the Company. None of the Company or the Company Subsidiaries will waive any provision of any confidentiality or standstill agreement to which it is a party without the prior written consent of Parent.

Section 6.03 Certain Tax Matters.

(a) From the date hereof until the Effective Time, the Company will (a) timely file all Tax Returns (“Post-Signing Returns”) required to be filed by it (after taking into account any applicable extensions), (b) timely pay all Taxes due and payable with respect to such Post-Signing Returns that are so filed, (c) accrue a liability in its books and records and financial statements in accordance with past practice and GAAP for all Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time, (d) promptly notify Parent of any Proceeding pending against or with respect to the Company in respect of any Tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on the Company’s Tax liabilities or Tax attributes and will not settle or compromise any such Proceeding without Parent’s prior written consent, and (e) not make any material Tax election, settle or compromise any Tax liability or refund or file any amended Tax Return without Parent’s prior written consent.

(b) The Company shall provide the Parent, at least ten (10) days prior to the Closing Date, with a certificate pursuant to Treas. Reg. §§1.897-2(h) and 1.1445-2(c)(3) (in the form satisfactory to the Parent) to the effect that the Company is not, and has not been at any time during the previous five (5) years, a United States real property holding corporation within the meaning of Section 897 of the Code. The certificate shall be signed by a duly authorized officer of the Company under penalties of perjury and dated as of the Closing Date. In connection with such certification, the Company shall comply with the notification requirements of Treas. Reg. §1.897-2(h)(2). The Company shall provide such certification to the Buyer in order for the Buyer not to withhold tax from the sales proceeds under Section 897 and Section 1445 of the Code.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Preparation of Information Statement.

(a) The Company shall, as soon as practicable following the execution of this Agreement, prepare in accordance with the rules and regulations of the SEC and file with the SEC the Information Statement in preliminary form. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement. Prior to filing or mailing any Information Statement, or any amendment or supplement thereto, or responding to any comments of the SEC with respect thereto, the Company shall (A) provide Parent an opportunity to review and comment thereon, (B) include in such document or response all comments reasonably proposed by Parent and (C) not file or mail such document or response to the SEC prior to receiving the consent of Parent, which shall not be unreasonably withheld or delayed. The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.

(b) Immediately following the execution and delivery of this Agreement, this Agreement will be submitted to the Principal Company Stockholders for adoption and approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 7.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Alternative Acquisition Proposal.

(c) In addition to the actions specified in Sections 7.01(a) and (b), the Company, from time to time, shall promptly take, or shall cause its executive officers to promptly take, any action required under Section 228 of the DGCL necessary to give operative effect to the Principal Stockholder Consent.

Section 7.02 Access to Information; Confidentiality. The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws (to the extent such report, schedule, registration statement or other document is not available on the SEC’s website at www.sec.gov) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Without limiting the generality of the foregoing, the Company shall, within two (2) Business Days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Shares would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 7.02 shall be subject to the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 7.03 Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement each of the parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including under the HSR Act and any applicable Foreign Competition Laws, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (A) take all commercially reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, and (B) if any state Takeover Statute or similar statute or regulation becomes applicable to this Agreement or any other Transaction Agreement, take all commercially reasonable action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

(b) Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not, without Parent’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow any of its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company shall commit to, and shall use its commercially best efforts to effect (and shall cause each of its Subsidiaries to commit to and use its commercially reasonable efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Parent shall request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the Merger and (ii) neither Parent nor any of its Subsidiaries shall be required to agree (with respect to (A) Parent or its Subsidiaries or (B) the Company or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.

(c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Transaction Agreements, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiary, from any Governmental Entity with respect to the Transactions.

(d) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of, and such party shall use its commercially reasonable efforts to prevent, or promptly remedy (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under any other Transaction Agreement.

Section 7.04 Stock Options.

(a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Option Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Employee Stock Options heretofore granted under any Company Option Plan or otherwise, to provide that each Company Employee Stock Option outstanding immediately prior to the Effective Time shall be canceled on the date following the Effective Time in exchange for a cash payment by the Company to be made on such date of an amount equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised. In the event that the exercise price per share of any Company Employee Stock Option is equal to or greater than the Merger Consideration, such Company Employee Stock Option shall be cancelled without consideration and be of no further force or effect.

(b) All amounts payable pursuant to this Section 7.04 shall be subject to any required withholding of Taxes and shall be paid without interest. The Company shall use its reasonable best efforts to obtain all consents of the holders of the Company Employee Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent’s request, be withheld in respect of any Company Employee Stock Option until all necessary consents are obtained.

(c) The Company Board shall adopt such resolutions or take such other actions as are required so that the Company Option Plans shall terminate as of the Effective Time, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and to ensure that following the Effective Time no holder of a Company Employee Stock Option or any participant in any Company Option Plan or other Company Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

Section 7.05 Company Preferred Stock Option. Before the Effective Time, the Company Board shall adopt such resolutions and the Company and Roger F. Hruby shall take all such other actions as may be necessary to provide that the option to purchase 534 shares of the Company Preferred Stock at an exercise price of $500 per share held by Roger F. Hruby (the “Company Preferred Stock Option”), if unexercised and outstanding immediately prior to the Effective Time, shall be canceled as of the Effective Time. If the Company Preferred Stock Option is exercised by Roger F. Hruby prior to the Effective Time, at the Effective Time, all issued and outstanding shares of Company Preferred Stock shall be cancelled without additional consideration other than the return of any exercise price paid in connection therewith.

Section 7.06 Indemnification; D&O Insurance.

(a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries (each, an “Indemnified Party”) as provided in their respective certificates of incorporation or by-laws or in any indemnification Contract between the Company (or any Company Subsidiary) and any Indemnified Party as in effect on the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Time.

(b) Parent shall cause to be maintained for a period of six (6) years from the Effective Time the Company’s current D&O Insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (such amount, the “Maximum Premium”). Upon request by Parent, the Company shall use its reasonable best efforts to extend coverage under the Company’s D&O Insurance by obtaining a six-year “tail” policy (provided that the lump sum payment to purchase such coverage does not exceed three (3) times the Maximum Premium) and such “tail” policy shall satisfy Parent’s obligations under this Section 7.06(b). Parent’s obligations under this Section 7.06(b) shall also be satisfied if Parent’s D&O Insurance provides (or is amended to provide) substantially similar coverage for events occurring prior to the Effective Time for persons who are directors and officers of the Company on the date of this Agreement. If the Company’s existing D&O Insurance expires, is terminated or canceled during such six-year period or a “tail” policy cannot be purchased on the terms set forth above and Parent cannot or determines not to satisfy its obligations under this Section 7.06(b) pursuant to the preceding sentence, Parent shall use its reasonable best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the last annual premium paid prior to the date of this Agreement is not greater than $50,000.

(c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.06.

(d) The provisions of this Section 7.06 are intended to be for the benefit of, and shall be enforceable by, each identified party and his or her heirs and representatives.

Section 7.07 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange and then only with such advance notice to and consultation with the other as is practicable. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form agreed to by the parties.

Section 7.08 Transfer Taxes. Either Sub or the Surviving Corporation shall pay all Transfer Taxes, if any, and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger, and all Stock Transfer Taxes, if any, and any penalties or interest with respect to any such Stock Transfer Taxes. The Company acknowledges that the amount of the Transfer Taxes payable with respect to any Shares may be withheld by Sub from the amount to be paid pursuant to the Merger with respect to such shares, unless the date on which the beneficial owner of such shares acquired beneficial ownership thereof is certified to Sub.

Section 7.09 Potential Litigation. The Company shall promptly provide to Parent written notice and copies of all pleadings and correspondence in connection with any claim, suit, action, investigation or other proceeding before or by a Governmental Entity against the Company or its directors relating to (a) the Transactions or (b) any alleged violation by the Company of any air permitting or air compliance requirement regarding the Company’s Chicago Heights, Illinois facility (an “Environmental Violation”). The Company shall give Parent the opportunity to participate fully in (i) the conduct of the defense or the settlement of any litigation against the Company and its directors relating to any of the Transactions and (ii) any communications, meetings or proceedings involving any Governmental Entity and relating to any Environmental Violation. No settlement of any such litigation or any claim, suit, action, investigation or other proceeding relating to any Environmental Violation shall be agreed to without Parent’s prior written consent.

Section 7.10 Benefits and Employment. None of Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries shall have any obligation to continue any Company Benefit Plan as of or subsequent to the Effective Time; and each of Parent and the Surviving Corporation shall have the right to amend, modify, or terminate any Company Plan at or subsequent to the Effective Time. None of Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries shall be obligated to give credit to any employee for periods of service with the Company or any Company Subsidiary prior to the Effective Time for purposes of determining eligibility, vesting or benefit accruals under any plan, including but not limited to defined benefit pension plans and retiree health plans, maintained, established or contributed to by Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries at or subsequent to the Effective Time.

Section 7.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors of the Company, shall, if necessary, adopt a resolution consistent with the SEC’s interpretive guidance to approve the disposition by any executive officer or director of the Company who is a “covered person” of the Company for the purposes of Section 16 of the Exchange Act of securities of the Company (including derivative securities with respect to securities of the Company) resulting from the Transactions for the purposes of qualifying the disposition as an exempt transaction under Section 16 of the Exchange Act.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained Company Stockholder Approval and a period of at least twenty (20) calendar days shall have elapsed from the date the Information Statement was first mailed to the Company’s stockholders.

(b) Antitrust/Competition Laws. The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all other consents, filings and approvals required under Foreign Competition Laws in connection with the Transactions shall have been made or obtained.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or imposing any conditions or limitations on the consummation of any of the Transactions shall be in effect; provided, however, that each of the parties shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other order that may be entered.

(d) Illegality. There shall have been no action taken, or statute, rule, regulation or Order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any Governmental Entity that prohibits or makes illegal the consummation of the Transactions.

Section 8.02 Conditions to Parent’s and Sub’s Obligation to Effect the Transactions.

(a) Performance of Obligations. The Company shall have performed, or complied with, in all material respects each of its covenants and agreements contained in this Agreement required to be performed or complied with by it at or prior to the Effective Time.

(b) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 4.03, 4.04, 4.16, 4.26 or 4.32 shall be true and correct in all material respects on the date hereof and as of the Closing Date, as if made as of such date (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) all other representations and warranties of the Company contained in this Agreement (disregarding (A) all qualifications and exceptions therein relating to materiality and Company Material Adverse Effect and, (B) with respect to the representations and warranties contained in Section 4.18, all qualifications therein relating to dollar thresholds) shall be true and correct on the date hereof and as of the Closing Date, as if made as of such date (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event that has resulted, or which would reasonably be expected to result, in a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate of the Company duly executed by an executive officer thereof to the effect that the conditions set forth in Sections 8.02(a), (b) and (c) have been satisfied.

(e) Litigation. There shall not be pending or threatened in writing any Proceeding by a Governmental Entity (i) seeking to restrain or prohibit the making or consummation of the Transactions, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Transactions, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries, or (iv) that otherwise is reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

(f) Non-competition Agreement. Parent shall have received from Roger F. Hruby a duly executed copy of the Non-Competition Agreement.

(g) Dissenters’ Rights. The holders of not more than 5% of the outstanding shares of Company Common Stock shall have demanded appraisal of such shares in accordance with the DGCL.

Section 8.03 Conditions to the Company’s Obligation to Effect the Transactions.

(a) Performance of Obligations. Each of Parent and Sub shall have performed, or complied with, in all material respects each of its covenants and agreements contained in this Agreement required to be performed or complied with by it at or prior to the Effective Time.

(b) Representations and Warranties. The representations and warranties of Parent contained in this Agreement (disregarding all qualifications and exceptions therein relating to materiality and Parent Material Adverse Effect) shall be true and correct on the date hereof and as of the Closing Date, as if made as of such date (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Certificate. The Company shall have received a certificate of Parent duly executed by an executive officer thereof to the effect that the conditions set forth in Sections 8.03(a) and (b) have been satisfied.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger has not been consummated on or before October 15, 2006 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before the Outside Date; or

(ii) if any Governmental Entity issues an Order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger.

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or (b), and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by Parent:

(i) if the Company Board or any committee thereof withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Parent, its approval of the Merger or this Agreement, or the Company Board or any committee thereof resolves to take any of the foregoing actions; or

(ii) if the Company enters into any definitive agreement, letter of intent, agreement in principle or similar agreement with respect to any Alternative Acquisition Proposal or if the Company Board has approved or recommended or publicly proposed to approve or recommend an Alternative Acquisition Proposal.

(e) by the Company, on or prior to the 30th calendar day following the date of this Agreement, if the Company Board (upon the recommendation of the Special Committee) shall have finally determined to approve, endorse or recommend an Alternative Acquisition Proposal that constitutes a Superior Company Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(e) unless (i) the Company has complied with all of its obligations under Section 6.02 in accordance with the terms thereof, (ii) at least three (3) Business Days prior to terminating this Agreement pursuant to this Section 9.01(e) the Company has provided Parent with written notice advising Parent that the Company Board has received a

Superior Company Proposal that it intends to accept, specifying the material terms and conditions of such Superior Company Proposal, and identifying the Person making such Superior Company Proposal, (iii) the Company has caused its financial and legal advisors to negotiate in good faith with Parent to attempt to make such adjustments in the financial terms of an amendment to this Agreement that are equal or superior to the financial terms of such Superior Company Proposal, and the Company and Parent have not agreed upon such an amendment and (iv) the Company has paid to (or concurrently pays to) Parent the Termination Fee in accordance with Section 9.02; or

(f) by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or (b) and (ii) cannot be cured or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement).

Section 9.02 Effect of Termination; Fees and Expenses.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 4.31, Section 5.07, the last sentence of Section 7.02, this Section 9.02 and Article X and except to the extent that such termination results from the breach by a party of any representation, warranty or covenant set forth in this Agreement.

(b) The Company shall pay to Parent a fee in an amount equal to $3 million (the “Termination Fee”) if:

(i) Parent terminates this Agreement pursuant to Section 9.01(c) (but only with respect to a breach of Section 6.02) or Section 9.01(d) or the Company terminates this Agreement pursuant to Section 9.01(e); or

(ii) (A) after the date of this Agreement and prior to termination of this Agreement, any Person shall have made, proposed, communicated or disclosed an intention to make an Alternative Acquisition Proposal, and:

(B) this Agreement is terminated for any reason (other than termination pursuant to Section 9.01(a), 9.01(b)(ii) or 9.01(f); and

(C) within twelve (12) months of such termination the Company enters into a letter of intent or agreement in principle for an Alternative Acquisition Proposal or a definitive agreement to consummate an Alternative Acquisition Proposal, or the transactions contemplated by an Alternative Acquisition Proposal are consummated.

(c) (i) Any fee due under this Section 9.02 shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that, in the case of a payment pursuant to Section 9.02(b)(ii), such payment shall be made on the date of execution of such letter of intent, agreement in principle or definitive agreement or, if earlier, consummation of such transaction) and (ii) upon failure to pay any such fee on the date due pursuant to clause (i) of this Section 9.02(c), interest shall accrue on the amount of such fee from such date to the date of actual payment at a variable rate equal to the prime rate (as reported in the Wall Street Journal “Money Rates”) plus three percent (3%) per annum.

(d) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fees in connection with the HSR Act.

(e) In addition to the other provisions of this Section 9.02, in the event a Termination Fee is or becomes payable pursuant to Section 9.02(b), the Company agrees promptly, but in no event later than two (2) Business

Days following written notice thereof, to reimburse Parent and Sub for all out-of-pocket costs, fees and expenses (including the reasonable fees and disbursements of counsel and the expenses of litigation incurred in connection with collecting such amounts) reasonably incurred by Parent in connection with this Agreement and the Transactions, up to a maximum of $1 million. If a Termination Fee is or becomes payable pursuant to Section 9.02(b), such Termination Fee and the payment to Parent of other amounts pursuant to this Section 9.02 shall be the exclusive monetary remedy for any breach by the Company of any of the representations, warranties, covenants or other provisions of this Agreement.

Section 9.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of Company Stockholder Approval; provided, however, that after receipt of Company Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to Section 9.04 shall, in order to be effective, be in writing and require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations and Warranties. Except as provided in the Principal Stockholders’ Agreement, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement contained in any Transaction Agreement which by its terms contemplates performance after the Effective Time.

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent via an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, Illinois 60026

Attention: Philip M. Gresh

                 Executive Vice President

Fax: (847) 657-4399

and

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, Illinois 60026

Attention: James H. Wooten, Jr.

                 Vice President and General Counsel

Fax: (847) 657-4329

with a copy to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: James T. Lidbury

                 Jennifer L. Keating

Fax: (312) 701-7711

(b) if to the Company, to

CFC International, Inc.

500 State Street

Chicago Heights, IL 60411

Attention: Dennis Lakomy

                 Executive Vice President

Fax: (708) 758-3976

with a copy to:

Bell, Boyd & Lloyd LLC

70 West Madison Street

Chicago, Illinois 60602

Attention: Paul T. Metzger

Fax: (312) 827-8133

Bell, Boyd & Lloyd LLC

70 West Madison Street

Chicago, Illinois 60602

Attention: D. Mark McMillan

Fax: (312) 827-8001

Section 10.03 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by Applicable Law.

Section 10.06 Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, the Non-Competition Agreement, the Company Disclosure Letter and all exhibits and schedules hereto and the Confidentiality Agreement, taken together, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 7.06 and, from and after the Effective Time, Section 3.01(c)(i), are not intended to confer upon any Person other than the parties any rights or remedies.

Section 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in the courts of the state of Delaware and of the United States located in Wilmington, Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the state of Delaware and of the United States located in Wilmington, Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than the courts of the state of Delaware and of the United States located in Wilmington, Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.

[Intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

ILLINOIS TOOL WORKS INC.

By:	/s/ Philip M. Gresh
Name:	Philip M. Gresh
Title:	Executive Vice President

GEM ACQUISITION CORP.

By:	/s/ Philip M. Gresh
Name:	Philip M. Gresh
Title:	President

CFC INTERNATIONAL, INC.

By:	/s/ Roger F. Hruby
Name:	Roger F. Hruby
Title:	Chairman

Solely for the purposes of Section 7.05:

/s/ Roger F. Hruby
Roger F. Hruby

Annex B

PRINCIPAL STOCKHOLDERS’ AGREEMENT

This PRINCIPAL STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of June 19, 2006 between Illinois Tool Works Inc., a Delaware corporation (“Parent”), and GEM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), on the one hand, and the undersigned stockholders (each a “Stockholder” and collectively the “Stockholders”) of CFC International, Inc., a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of June 19, 2006 among Parent, Sub, and the Company (the “Merger Agreement”), Parent has agreed to acquire all of the issued and outstanding shares of Company Common Stock and Company Class B Stock pursuant to a statutory merger of Sub with and into the Company in which issued and outstanding shares of Company Common Stock and Company Class B Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement; and

WHEREAS, each Stockholder is the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A hereto (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2), being referred to herein as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Retain Subject Shares.

1.1. Prior to the Expiration Date (as defined below), each Stockholder agrees not to: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any shares of Company Class B Stock of which such Stockholder is the beneficial owner or any right or interest therein (“Transfer”); (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 herein); or (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the Effective Time or (y) termination of the Merger Agreement in accordance with the terms thereof.

1.2. “New Shares” means:

(a) any shares of capital stock or voting securities of the Company that Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of Company Common Stock or Company Preferred Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b) any shares of capital stock or voting securities of the Company that a Stockholder becomes the beneficial owner of as a result of any change in Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Company Common Stock.

2. Agreement to Vote Subject Shares and Take Certain Other Action.

2.1. Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall vote or give written consent with respect to the Subject Shares:

(a) in favor of the Merger and the adoption of the Merger Agreement and the transactions contemplated thereby;

(b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c) against any Alternative Acquisition Proposal from any party other than Parent or an affiliate of Parent as contemplated by the Merger Agreement;

(d) against any proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Sub’s obligations under the Merger Agreement not being fulfilled;

(e) against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, sale or transfer of a material amount of the assets or securities of the Company or any of the Company Subsidiaries (other than in connection with the Merger);

(f) against any amendment of the Company’s Certificate of Incorporation or By-laws; and

(g) against any dissolution, liquidation or winding up of the Company or any of the Company Subsidiaries.

2.2. Prior to the Expiration Date, each Stockholder, as the holder of the Subject Shares set forth opposite its name on Exhibit A hereto, shall be present, in person or by proxy, at all meetings of stockholders of the Company at which any of the matters referred to in Section 2.1 is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

2.3. Between the date of this Agreement and the Expiration Date, each Stockholder agrees not to, and will not permit any entity under such Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (f) of Section 2.1, along with any proposal or action which would, or would reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement.

2.4. Prior to the Expiration Date, each Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

2.5. Notwithstanding anything else to the contrary set forth in this Agreement, (a) Roger F. Hruby does not make any agreement or understanding herein in his capacity as a director or officer of the Company or any of the Company Subsidiaries and (b) nothing in this Agreement shall limit or restrict (i) Roger F. Hruby from taking any action in his capacity as a director or officer of the Company or (ii) any Stockholder from voting, in such Stockholder’s sole discretion, on any matter unrelated to the matters referred to in Section 2.1.

2.6. Each Stockholder agrees that, immediately following the execution and delivery of the Merger Agreement by the parties thereto, such Stockholder shall:

(a) consent in writing to the adoption of the Merger Agreement and the approval of the Merger and the other Transactions, without a meeting, without prior notice and without a vote by executing a Principal Stockholder Consent in the form of Exhibit B hereto covering all of such Stockholder’s Subject Shares, which written consent shall be irrevocable by the Stockholder except as set forth in Section 5 of this Agreement; and

(b) deliver such Principal Stockholder Consent to the Secretary of the Company.

3. Grant of Irrevocable Proxy Coupled with an Interest.

3.1. Solely in the event of a failure by a Stockholder to act in accordance with its obligations as to voting or executing a written consent pursuant to Section 2.1 of this Agreement, each such Stockholder hereby revokes any and all other proxies or powers of attorney in respect of any Subject Shares and agrees that during the period commencing on the date hereof and ending on the Expiration Date, such Stockholder hereby irrevocably appoints

Parent, Sub or any individual designated by Parent or Sub as such Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote (or cause to be voted) the Subject Shares held by such Stockholder, in the manner set forth in Section 2.1, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company.

3.2. Each Stockholder hereby affirms that the proxy set forth in this Section 3 is irrevocable (until the Expiration Date), is coupled with an interest, and is granted in consideration of Parent and Sub entering into the Merger Agreement.

3.3. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Stockholder’s Subject Shares and a vote by Stockholder of Stockholder’s Subject Shares.

4. Representations, Warranties and Covenants of Stockholder. Each Stockholder hereby represents, warrants and covenants to Parent as follows:

4.1. (a) Such Stockholder is the beneficial owner of the Subject Shares set forth opposite its name on Exhibit A hereto; (b) the Subject Shares set forth opposite its name on Exhibit A hereto constitute such Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (c) the Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances, except as otherwise noted on Exhibit A; (d) such Stockholder has voting power and (except as to shares with respect to which Roger F. Hruby holds an irrevocable proxy, as noted on Exhibit A) the power of disposition with respect to all of the Subject Shares set forth opposite its name on Exhibit A hereto outstanding on the date hereof, and will have voting power and (except as set forth on Exhibit A hereto) power of disposition with respect to all of the Subject Shares acquired by such Stockholder after the date hereof; and (e) such Stockholder’s principal residence or place of business is accurately set forth on Exhibit A hereto.

4.2. Such Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery of this Agreement by such Stockholder does not, and the performance of such Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.

4.3. Each Stockholder hereby unconditionally and irrevocably instructs the Company not to, (a) permit the Transfer of, or any grant of authority to vote with respect to, its Subject Shares, in violation of this Agreement on its books and records by such Stockholder, (b) issue a new certificate representing any such Subject Shares or (c) record such vote unless and until such Stockholder shall have complied with the terms of this Agreement.

4.4 Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance under this Agreement.

5. Termination. This Agreement and the proxy granted pursuant to Section 3.1 hereof and all obligations of each Stockholder hereunder and thereunder shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that any such termination shall not relieve any party of any liability arising as a result of the breach of this Agreement by such party prior to such termination. Upon the termination of the Merger Agreement, the written consent delivered hereunder pursuant to Section 2.6 shall be revoked by the Stockholders and shall be deemed null and void.

6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

7. Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, that Parent may, in its sole discretion, assign any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of each Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and each such Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to any Stockholder, to:

Roger F. Hruby

c/o CFC International, Inc.

500 State Street

Chicago Heights, IL 60411

with a copy (which shall not constitute notice) to:

Bell, Boyd & Lloyd LLC

70 West Madison Street

Chicago, IL 60602

Attention: Paul T. Metzger

Facsimile: (312) 827-8133

                  D. Mark McMillan

Facsimile: (312) 827-8001

(b)	if to Parent or Sub, to:

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, IL 60026

Attention: Philip M. Gresh, Executive Vice President

Facsimile: (847) 657-4399

and

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, IL 60026

Attention: James H. Wooten, Jr., Vice President and General Counsel

Facsimile: (847) 657-4329

with a copy (which shall not constitute notice) to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, IL 60606

Attention: James T. Lidbury

Facsimile: (312) 701-7711

or to such other address as any party hereto may designate for itself by notice given as herein provided.

11. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. Each of the parties hereto irrevocably and unconditionally (a) consents to submit himself or itself to the personal jurisdiction of the courts of the state of Delaware and of the United States located in Wilmington, Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees not to bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the courts of the state of Delaware and of the United States located in Wilmington, Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.

13. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

14. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the parties any rights or remedies.

15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by Applicable Law.

16. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

17. Waiver of Dissenter’s Rights. Each Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the DGCL or other applicable law in connection with the Merger.

18. Publication. Each Stockholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by this Agreement, the Merger Agreement or the Merger without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), except as may be required by Applicable Law.

19. Further Actions. Each of the parties hereto agrees that it will execute and deliver such other documents and instruments and to take such further actions as from time to time may be necessary or appropriate to effectuate this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

ILLINOIS TOOL WORKS INC.

/s/ Philip M. Gresh
By:	Philip M. Gresh
Its:	Executive Vice President

GEM ACQUISITION CORP.

/s/ Philip M. Gresh
By:	Philip M. Gresh
Its:	President

STOCKHOLDERS

/s/ Roger F. Hruby
Roger F. Hruby

RFH INVESTMENTS, LP

/s/ Roger F. Hruby
By:	Roger F. Hruby
Its:	Managing General Partner

ROGER F. HRUBY IRA

/s/ Roger F. Hruby
By:	Roger F. Hruby
Its:	Authorized Signatory

ROGER HRUBY TRUST u/a/d 9/17/85

/s/ Roger F. Hruby
By:	Roger F. Hruby
Its:	Authorized Signatory

EXHIBIT A

SUBJECT SHARES

Stockholder	Subject Shares Owned
Roger F. Hruby c/o CFC International, Inc. 500 State Street Chicago Heights, IL 60411	471,200	[1]

RFH Investments, LP c/o CFC International, Inc. 500 State Street Chicago Heights, IL 60411	1,137,958

Roger F. Hruby IRA c/o CFC International, Inc. 500 State Street Chicago Heights, IL 60411	5,328

Roger Hruby Trust u/a/d 9/17/85 c/o CFC International, Inc. 500 State Street Chicago Heights, IL 60411	749,863

[1]	Consists of shares held by Dennis W. Lakomy (314,133 shares) and the William Gardner Brown’s GST Trust (157,067 shares), in each case with respect to which Roger F. Hruby holds an irrevocable proxy.

Annex C

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of June 19, 2006 between Illinois Tool Works Inc., a Delaware corporation (“Parent”), and GEM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), on the one hand, and the undersigned stockholder (“Stockholder”) of CFC International, Inc., a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of June 19, 2006 among Parent, Sub, and the Company (the “Merger Agreement”), Parent has agreed to acquire all of the issued and outstanding shares of Company Common Stock and Company Class B Stock pursuant to a statutory merger of Sub with and into the Company in which issued and outstanding shares of Company Common Stock and Company Class B Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement; and

WHEREAS, Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A hereto (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2), being referred to herein as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Retain Subject Shares.

1.1. Prior to the Expiration Date (as defined below), Stockholder agrees not to: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares of which such Stockholder is the beneficial owner or any right or interest therein (“Transfer”) or (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the Effective Time or (y) termination of the Merger Agreement in accordance with the terms thereof.

1.2. “New Shares” means:

(a) any shares of capital stock or voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of Company Common Stock or Company Preferred Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b) any shares of capital stock or voting securities of the Company that Stockholder becomes the beneficial owner of as a result of any change in Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Company Common Stock.

2. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

2.1. (a) Stockholder is the beneficial owner of the Subject Shares set forth opposite his name on Exhibit A hereto; (b) the Subject Shares set forth opposite his name on Exhibit A hereto constitute Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (c) the Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances (except as to shares with respect to which Roger F. Hruby holds an irrevocable proxy, as noted on Exhibit A); (d) Stockholder has the power of disposition with respect to all of the Subject Shares set forth opposite his name on Exhibit A hereto outstanding on the date hereof and will have voting power and power of disposition with respect to all of the Subject Shares acquired by such Stockholder after the date hereof; and (e) Stockholder’s principal residence or place of business is accurately set forth on Exhibit A hereto.

2.2. Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.

2.3. Stockholder hereby unconditionally and irrevocably instructs the Company not to, (a) permit the Transfer of his Subject Shares, in violation of this Agreement, on its books and records by Stockholder or (b) issue a new certificate representing any such Subject Shares.

2.4 Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance under this Agreement.

3. Termination. This Agreement and all obligations of Stockholder hereunder and shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that any such termination shall not relieve any party of any liability arising as a result of the breach of this Agreement by such party prior to such termination.

4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5. Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, that Parent may, in its sole discretion, assign any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

6. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in his favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

8. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Stockholder, to:

Dennis W. Lakomy

c/o CFC International, Inc.

500 State Street

Chicago Heights, IL 60411

Facsimile: (708) 758-3976

with a copy (which shall not constitute notice) to:

Bell, Boyd & Lloyd LLC

70 West Madison Street

Chicago, IL 60602

Attention: Paul T. Metzger

Facsimile: (312) 827-8133

                  D. Mark McMillan

Facsimile: (312) 827-8001

(b)	if to Parent or Sub, to:

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, IL 60026

Facsimile: (847) 657-4399

Attention: Philip M. Gresh, Executive Vice President

and

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, IL 60026

Facsimile: (847) 657-4329

Attention: James H. Wooten, Jr., Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, IL 60606

Attention: James T. Lidbury

Facsimile: (312) 701-7711

or to such other address as any party hereto may designate for itself by notice given as herein provided.

9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. Each of the parties hereto irrevocably and unconditionally (a) consents to submit himself or itself to the personal jurisdiction of the courts of the state of Delaware and of the United States located in Wilmington, Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees not to bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the courts of the state of Delaware and of the United States located in Wilmington, Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.

11. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

12. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the parties any rights or remedies.

13. Counterpart. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by Applicable Law.

14. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

15. Publication. Each Stockholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by this Agreement, the Merger Agreement or the Merger without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), except as may be required by Applicable Law.

16. Further Actions. Each of the parties hereto agrees that it will execute and deliver such other documents and instruments and to take such further actions as from time to time may be necessary or appropriate to effectuate this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

ILLINOIS TOOL WORKS INC.

/s/ Philip M. Gresh
By:	Philip M. Gresh
Its:	Executive Vice President

GEM ACQUISITION CORP.

/s/ Philip M. Gresh
By:	Philip M. Gresh
Its:	President

STOCKHOLDER

/s/ Dennis W. Lakomy
Dennis W. Lakomy

EXHIBIT A

SUBJECT SHARES

Stockholder	Subject Shares Owned
Dennis Lakomy c/o CFC International, Inc. 500 State Street Chicago Heights, IL 60411	314,133

Annex D

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS OF

CFC INTERNATIONAL, INC.

Pursuant to the provisions of Section 228 and Section 251 of the General Corporation Law of the State of Delaware, the undersigned stockholders, each holding and having voting power over that number of shares of common stock, par value $0.01 per share (the “Common Stock”), of CFC International, Inc., a Delaware corporation (the “Company”), set forth adjacent to its name below, collectively constituting a majority of the voting power of the issued and outstanding Common Stock, do hereby consent to, approve and adopt the following resolution by written consent:

WHEREAS, contemporaneously with this resolution, the Board of Directors of the Company has determined that the merger (the “Merger”) of GEM Acquisition Corp., a Delaware corporation (“Sub”), with and into the Company is fair and advisable and in the best interest of the Company and its stockholders, has approved and adopted the Agreement and Plan of Merger, dated as of June 19, 2006, among Illinois Tool Works Inc., a Delaware corporation (“Parent”), Sub and the Company in the form attached to this consent (the “Merger Agreement”) and the Merger, and has submitted the Merger Agreement to the undersigned stockholders of the Company.

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL before the Company may effect the Merger.

WHEREAS, the undersigned stockholders are the beneficial owners of shares of the capital stock of the Company representing a majority of the votes entitled to be cast on the adoption of the Merger Agreement;

WHEREAS, Parent has requested that the undersigned stockholders, in their capacity as stockholders of the Company, adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.

NOW, THEREFORE, BE IT RESOLVED, that, the undersigned stockholders, in their capacity as stockholders of the Company, hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.

FURTHER RESOLVED, that the Merger Agreement and the Merger be, and they hereby are, consented to, approved and adopted in all respects.

IN WITNESS WHEREOF, the undersigned have executed this written consent as of the date first above written.

/s/ Roger F. Hruby		471,200 shares of Common Stock[2]
Roger F. Hruby

RFH INVESTMENTS, LP

/s/ Roger F. Hruby		1,137,958 shares of Common Stock
By:	Roger F. Hruby
Its:	Managing General Partner

D-1

ROGER F. HRUBY IRA

/s/ Roger F. Hruby		5,328 shares of Common Stock
By:	Roger F. Hruby
Its:	Authorized Signatory

ROGER HRUBY TRUST u/a/d 9/17/85

/s/ Roger F. Hruby		749,863 shares of Common Stock
By:	Roger F. Hruby
Its:	Authorized Signatory

[2]	Consists of shares held by Dennis W. Lakomy (314,133 shares) and the William Gardner Brown’s GST Trust (157,067 shares), in each case with respect to which Roger F. Hruby holds an irrevocable proxy.

D-2

Annex E

[Letterhead of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.]

June 14, 2006

The Board of Directors

CFC International, Inc.

500 State Street

Chicago Heights, IL 60411

Dear Members of the Board of Directors:

We understand that Illinois Tool Works, Inc. (the “Parent”), and a wholly owned subsidiary of the Parent (the “MergerSub” and, together with the Parent, the “Buyer”) and CFC International, Inc. (the “Company”) are considering entering into a transaction whereby the Buyer will acquire 100% of the issued and outstanding shares of the (i) common stock, par value $0.01 per share, of the Company (the “Common Shares”) and (ii) Class B common stock, par value $0.01 per share, of the Company (the “Class B Shares” and, together with the Common Shares, the “Shares”) through a merger (the “Merger”) of Merger Sub with and into the Company. As more fully described in the draft Agreement and Plan of Merger by and between Parent, MergerSub and the Company, the Shares will be converted into the right to receive $16.75 per share in cash, without interest.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. provide an opinion (the “Opinion”) to the Board of Directors of the Company as to whether, as of the date hereof, the consideration to be received by the public shareholders in the Merger is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	met with members of the Company’s Board of Directors and the members of the Special Committee of the Company’s Board of Directors to discuss the Merger;

2.	met with certain members of the senior management of the Company to discuss the Merger and the operations, financial condition, future prospects and projected operations and performance of the Company;

3.	met with representatives of the Company’s lead financial advisor on the Merger and the Company’s counsel to discuss certain matters;

4.	visited certain facilities and business offices of the Company;

5.	reviewed the Company’s annual reports to shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 2003 and December 31, 2004, December 31, 2005 and Quarterly Reports on Form 10-Q for the period ended March 31, 2006;

6.	reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the year ending December 31, 2006 (the “2006 Projections”);

7.	reviewed copies of the following agreements:

•	draft Agreement and Plan of Merger, dated June 12, 2006;

•	draft Principal Stockholders Agreement, dated June 12, 2006;

•	Restated Certificate of Incorporation of CFC International, Inc., dated August 16, 1995;

•	Restated Bylaws of CFC International, Inc., dated as of August 16, 1995;

•	Stock Repurchase Agreement between CFC International, Inc. and Royce & Associates, Inc., dated as of June 25, 2001;

The Board of Directors

CFC International, Inc.

June 14, 2006

•	Retention Agreement between Gregory M. Jehlik and the Company, dated September 9, 2004; and

•	a Company-prepared schedule summarizing the financial aspects of success bonuses and severance protection agreements between certain members of the Company’s management and the Company;

8.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

9.	reviewed certain other publicly available financial data for certain companies that we have deemed comparable to the Company; and

10.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the 2006 Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. No forecasts or projections other than the 2006 Projections were furnished or otherwise made available to us. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, other than as reflected in the 2006 Projections, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. We have also assumed that the Company is not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Merger).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 7 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto. We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or the expected benefits of the Merger. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft Merger Agreement and draft Principal Stockholders Agreement identified above will not differ in any material respect from the respective draft agreement.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Board of Directors with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

The Board of Directors

CFC International, Inc.

June 14, 2006

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person. This Opinion and a description thereof may be included in any proxy statement or information statement distributed by the Company to the holders of the Shares and filed with the Securities and Exchange Commission in connection with the Merger, but may not be otherwise disclosed, reproduced, disseminated, quoted, summarized or referred to at any time without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Merger.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, Buyer, their respective security holders or any other party to proceed with or effect the Merger, (ii) the fairness of any portion or aspect of the Merger not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, (v) the tax or legal consequences of the Merger to the Company, its security holders, or any other party, or (vi) the fairness of any portion or aspect of the Merger to any one class of the Company’s security holders vis-à-vis any other class of the Company’s security holders. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the public shareholders in the Merger is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Annex F

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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